Filed Pursuant to Rule 424(b)(1)

Registration No. 333-102940

Registration No. 333-102940-01

12,000,000 Series A Preferred Securities

Wachovia Preferred Funding Corp.

7.25% Non-cumulative Exchangeable

Perpetual Series A Preferred Securities

(Liquidation Preference $25.00 Per Security)

Automatically Exchangeable in Specified Circumstances into

Depositary Shares representing Preferred Stock of Wachovia Corporation

Terms of the Series A preferred securities include:

•	Dividends are:
•	payable quarterly only if declared, and
•	non-cumulative, which means that you will not receive them later if they are not declared in the applicable period.
•	Conditionally exchangeable, without your approval or any action on your part, for depositary shares with substantially equivalent terms as to dividends, liquidation preference and redemption of Wachovia Corporation, our indirect parent company, except that the depositary shares will:
•	not have any voting rights,
•	not have the right to elect independent directors,
•	not have the benefit of similar favorable covenants as the Series A preferred securities, and
•	not be listed on any securities exchange.
•	This exchange will be made only at the direction of the Office of the Comptroller of the Currency under the following specified circumstances:
•	Wachovia Bank, National Association, our indirect parent company, becomes undercapitalized under the OCC’s “prompt corrective action” regulations, or
•	the Bank is placed into conservatorship or receivership, or
•	the OCC, in its sole discretion, anticipates that the Bank may become undercapitalized in the near term, or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.
•	Redeemable at our option on or after December 31, 2022, with the prior consent of the OCC.
•	Senior to our common stock and our Series C preferred securities but on a parity with our Series B and D preferred securities.
•	Entitled to 1/10th of one vote per security on all matters submitted to holders of our common stock.

We are qualified as a real estate investment trust, or REIT, for Federal income tax purposes.

The Series A preferred securities are listed on the New York Stock Exchange under the symbol “WNA Pr”. As of June 3, 2003, the last sales price of the Series A preferred securities on the NYSE was $27.51.

See “Risk Factors” beginning on page 14 for a description of risk factors you should consider before you invest in these securities.

           The Series A preferred securities solely represent an interest in us and are not the obligation of, or guaranteed by, any other entity. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the OCC, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We, Wachovia and Wachovia Preferred Funding Holding Corp., the selling shareholder, will enter into an underwriting agreement with the underwriters for this offering. The underwriters will be obligated to purchase all 12,000,000 of the Series A preferred securities offered in this offering if they purchase any Series A preferred securities, resulting in aggregate proceeds to Wachovia Preferred Funding Holding Corp. (before deducting fees and expenses, all of which are payable by Wachovia Preferred Funding Holding Corp.) of $320,550,000. We will not receive any proceeds from this offering.

The underwriters propose to offer the Series A preferred securities from time to time for sale in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Series A preferred securities may be offered by the underwriters to purchasers directly or through agents, or through brokerage transactions on the NYSE, or to dealers in negotiated transactions.

We expect that the Series A preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 11, 2003.

Wachovia Securities

Sole Bookrunner

A.G. Edwards & Sons, Inc.	Banc of America Securities LLC	Citigroup
Merrill Lynch & Co.	Morgan Stanley	Prudential Securities
UBS Warburg

Prospectus dated June 4, 2003

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

“Wachovia Funding”, “we”, “our” and “us” refer to Wachovia Preferred Funding Corp. “Wachovia Preferred Holding” refers to Wachovia Preferred Funding Holding Corp., the “Bank” refers to Wachovia Bank, National Association, and “Wachovia” refers to Wachovia Corporation.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that are forward-looking statements. These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Wachovia Funding’s and Wachovia’s actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in this prospectus or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to Wachovia Funding’s and Wachovia’s periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

ii

PROSPECTUS SUMMARY

Before you decide to invest in the Series A preferred securities, conditionally exchangeable into the Wachovia depositary shares representing interests in Wachovia Series G, Class A preferred stock, you should carefully read the following summary, together with the more detailed information and financial statements and related notes contained elsewhere in this prospectus, especially the risks of investing in the Series A preferred securities discussed under “Risk Factors”.

You should refer to the Glossary for the definitions of certain capitalized and industry and proprietary terms used in this prospectus.

General

Wachovia Preferred Funding Corp.

We are a Delaware corporation, formed in July 2002 and the survivor of a merger with First Union Real Estate Asset Company of Connecticut, which was formed in 1996. Our principal business objective is to hold and manage mortgage assets and other authorized investments that will generate net income for distribution to our shareholders. We are qualified as a real estate investment trust, or REIT, for Federal income tax purposes. As a REIT, we generally will not be required to pay Federal income tax on distributed income if we distribute at least 90% of our earnings to our shareholders and continue to meet a number of other requirements as discussed below.

Upon the merger, we became a direct subsidiary of the Bank and an indirect subsidiary of Wachovia. In November 2002, the Bank transferred certain assets, including 99.85% of our common stock and 87.62% of our Series D preferred securities, to Wachovia Preferred Holding in exchange for additional shares of Wachovia Preferred Holding common stock, and as a result we became a direct subsidiary of Wachovia Preferred Holding.

Our principal executive offices are located at 1620 East Roseville Parkway, Roseville, California 95661, and our telephone number is (877) 867-7378.

Assets

At March 31, 2003, we had total assets of $12.6 billion, total liabilities of $838 million, and stockholders’ equity of $11.8 billion. As of such date,

•	$9.9 billion, or 78.4%, of our assets were comprised of participation interests in commercial real estate loans;

•	$797 million, or 6.3%, of our assets were comprised of participation interests in home equity loans;

•	$784 million, or 6.2%, of our assets were comprised of participation interests in commercial loans;

•	$583 million, or 4.6%, of our assets were comprised of interest rate swaps;

•	$552 million, or 4.4%, of our assets were comprised of cash and cash equivalents;

•	$94 million, or 0.7%, of our assets were comprised of residential mortgage loans; and

•	$22 million, or 0.2%, of our assets were comprised of net other assets;

each before the allowance for loan losses.

In the past, we have purchased or accepted as capital contributions, loans and participation interests in loans both secured and not secured by real property along with other assets. We anticipate that we will acquire, or receive as capital contributions, interests in additional real estate secured loans from the Bank or its affiliates and purchase loans or loan participation interests from unaffiliated third parties.

Dividends

We currently expect to pay an aggregate amount of dividends with respect to the outstanding shares of our capital stock equal to substantially all of our REIT taxable income, which excludes capital gains. In order to remain qualified as a REIT, we must distribute annually at least 90% of our REIT taxable income to stockholders. Dividends will be authorized and declared at the discretion of our board of directors after considering our distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, our continued qualification as a REIT, and other factors. Although there can be no assurances, we currently expect that both our cash available for distribution and our REIT taxable income will be in excess of amounts needed to pay dividends on the Series A preferred securities, at the dividend rate of 7.25% per annum of the $25.00 liquidation preference per security, in the foreseeable future because:

•	substantially all of our mortgage assets and other authorized investments are interest-earning;

•	we do not anticipate incurring any indebtedness, although we may incur indebtedness that in an aggregate amount does not exceed 20% of our shareholders’ equity;

•	we expect that our interest-earning assets will continue to exceed the liquidation preference of all of our series of preferred stock;

•	the amount of loan servicing costs and management fees paid to the Bank are expected to be less than 4% of our income per year; and

•	we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio.

Management

Our board of directors is currently composed of four members. One member of our board of directors is also a member of the board of directors of Wachovia and an executive officer of Wachovia. The three remaining members of our board of directors are not employees or directors of Wachovia and satisfy the definition of being “independent” as set forth in the corporate governance standards of the New York Stock Exchange. We refer to directors satisfying this NYSE independence definition as “Independent Directors”. We currently have two executive officers and approximately 15 additional officers. Our executive officers are also executive officers of Wachovia. All of our day-to-day activities and the servicing of the loans in our portfolio are administered, pursuant to participation and servicing agreements, by the Bank, which is our indirect parent company.

Risk Factors

A purchase of our Series A preferred securities is subject to a number of risks described in more detail under “Risk Factors”. These risks include, but are not limited to:

•	Dividends on the Series A preferred securities are not cumulative. Consequently, our board of directors may decide to declare less than a full dividend or no dividend on the Series A preferred securities for any quarterly period and you will not be entitled to receive that dividend whether or not funds are or subsequently become available.

•	The Series A preferred securities solely represent an interest in us and are not the obligation of, or guaranteed by, Wachovia, the Bank or any other entity. A decline in the performance and capital levels of the Bank or the placement by the Office of the Comptroller of the Currency, or the “OCC”, of the Bank into conservatorship or receivership could result in the automatic exchange of each Series A preferred security for one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock. Upon such an exchange, you would have an investment in Wachovia and not in us at a time when the Bank’s and, ultimately, Wachovia’s financial condition is deteriorating.

•	Based on our ownership immediately after the offering, the holders of our Series A preferred securities will have the right to vote less than 3% of all votes on matters on which all our shareholders are entitled to vote.

•	Due to, among other things, certain changes in legislation, regulations or our capital structure, we could fail to qualify as a REIT. As a result of such loss of qualification, we would suffer adverse tax consequences.

•	Our close relationship with Wachovia and the Bank may create potential conflicts of interest. Wachovia and the Bank are involved in virtually every aspect of our existence.

•	We have no control over changes in interest rates and such changes could negatively impact our financial condition, results of operations, and ability to pay dividends.

•	The loans in our portfolio are subject to economic conditions that could negatively affect the value of the collateral securing such loans and/or the results of our operations.

•	We cannot assure you that we paid the Bank fair value for our assets because we have not obtained any third party valuation of those assets. Nor can we assure you that we will acquire or dispose of assets in the future at their fair market value.

•	The exchange of our Series A preferred securities for depositary shares representing an interest in Wachovia Series G, Class A preferred stock would most likely be a taxable event to you under the Code, and you would incur a gain or loss.

•	A decline in Wachovia’s financial condition following an exchange may restrict its ability to pay dividends and could result in a loss on your investment.

•	The holders of the depositary shares representing Wachovia Series G, Class A preferred stock will:

•	not have voting rights;

•	not have the right to elect Independent Directors even if dividends are not authorized and declared by Wachovia’s board of directors; and

•	not have the benefit of similar favorable covenants as the Series A preferred securities.

•	The depositary shares will not be listed on any securities exchange.

Conflicts of Interest

Because our day-to-day business affairs are managed by the Bank, conflicts of interest will arise from time to time between us and the Bank. These conflicts of interest relate to, among other things:

•	the amount, type, and price of loan participation interests and other assets we acquire from or sell to the Bank;

•	the servicing of the underlying loans, particularly with respect to loans that are placed on non-accrual status;

•	the management of the cash collateral related to our interest rate swaps;

•	the amount of loan servicing costs and management fees paid to the Bank;

•	the treatment of new business opportunities identified by the Bank; and

•	the modification of the loan participation and servicing agreements.

We have adopted policies with a view to ensuring that all financial dealings between the Bank and us will be fair to both parties and consistent with market terms.

Wachovia Preferred Funding Holding Corp.

Wachovia Preferred Holding, the selling shareholder, is a California corporation which, in addition to the 12,000,000 of our Series A preferred securities offered for sale in this offering, owns:

•	99,851,752 (or 99.85%) of our common stock;

•	40,000,000 (or 100%) of our outstanding Series B preferred securities;

•	4,233,754 (or 100%) of our outstanding Series C preferred securities; and

•	800 (or approximately 88%) of our outstanding Series D preferred securities.

The Bank owns 99.95% of the outstanding shares of common stock of Wachovia Preferred Holding. In November 2002, the Bank contributed its ownership of us, consisting of 99.85% of our common stock and 87.62% of our Series D preferred securities, as well as commercial and commercial real estate loan participations to Wachovia Preferred Holding in exchange for Wachovia Preferred Holding common stock. Immediately thereafter, pursuant to an assignment of a participation agreement, Wachovia Preferred Holding acquired from us 30,000,000 Series A, 40,000,000 Series B and 4,233,754 Series C preferred securities, with liquidation preferences of $25.00, $25.00 and $1,000 per security, respectively, in exchange for participation interests in certain commercial and commercial real estate loans. In December 2002, Wachovia Preferred Holding sold 18,000,000 of our Series A preferred securities in a public offering.

Wachovia Preferred Holding’s principal executive offices are located at 1620 East Roseville Parkway, Roseville, California 95661, and its telephone number is (877) 867-7378.

Wachovia Corporation

Wachovia was incorporated under the laws of North Carolina in 1967. Wachovia is registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and is supervised and regulated by the Board of Governors of the Federal Reserve System. Wachovia’s banking and securities subsidiaries are supervised and regulated by various Federal and state banking and securities regulatory authorities. On September 1, 2001, the former Wachovia Corporation merged with and into First Union Corporation, and First Union Corporation changed its name to “Wachovia Corporation”.

Wachovia’s full-service banking subsidiaries provide a wide range of commercial and retail banking and trust services. Wachovia also provides a variety of other financial services through other subsidiaries, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services.

Wachovia is a separate and distinct legal entity from its banking and other subsidiaries. Dividends received by it from its subsidiaries are Wachovia’s principal source of funds to pay dividends on its common and preferred stock and to service its debt. Various Federal and state statutes and regulations limit the amount of dividends that Wachovia’s subsidiaries may pay to Wachovia without regulatory approval.

In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, Wachovia has concentrated its efforts on building a large regional banking organization in what it perceives to be some of the better banking markets in the eastern United States. Since November 1985, Wachovia has completed over 90 banking-related acquisitions.

Wachovia continually evaluates its business operations and organizational structures to ensure they are aligned closely with its goal of maximizing performance in its core business lines. Therefore, Wachovia routinely explores acquisition opportunities, particularly in areas that would complement its core business lines, and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected. When consistent with Wachovia’s overall business strategy, Wachovia also considers the potential disposition of certain of its assets, branches, subsidiaries or lines of business.

The principal executive offices of Wachovia are located at One Wachovia Center, Charlotte, North Carolina 28288, and its telephone number is (704) 374-6565.

Wachovia Bank, National Association

The Bank is a national banking association with its principal office in Charlotte, North Carolina, that offers a wide range of domestic and international retail and commercial banking and trust services. The Bank has offices in Connecticut, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Virginia and Washington, D.C., and in several foreign countries. On April 1, 2002, the former Wachovia Bank, National Association merged with and into First Union National Bank, and First Union National Bank changed its name to “Wachovia Bank, National Association”. The Bank’s business is subject to examination and regulation by United States Federal banking authorities. Based on deposits of $202 billion as of March 31, 2003, the Bank was the fifth largest bank in the United States. The Bank has numerous wholly-owned subsidiaries, none of which contributes over 30% of its consolidated net income. For more information see “Information Concerning the Bank”.

The principal executive offices of the Bank are located at One Wachovia Center, Charlotte, North Carolina 28288, and its telephone number is (704) 374-6565.

Our Organizational Structure

Upon the completion of this offering, our legal and organizational structure will be as follows:

(1)The remaining 12.38% of our Series D preferred securities is held by employees of Wachovia or its affiliates.

Conditional Exchange of Series A Preferred Securities

The Series A preferred securities will be exchanged automatically for depositary shares representing  Series G, Class A preferred stock of Wachovia at the direction of the OCC if any of the following events occurs:

•	the Bank becomes undercapitalized under the OCC’s “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•	the OCC, in its sole discretion, anticipates that the Bank may become “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

In such a Conditional Exchange, you would receive one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock with a liquidation preference of $25.00 per depositary share for each of our Series A preferred securities you own. The Wachovia Series G, Class A preferred stock will be non-cumulative, perpetual, non-voting preferred stock of Wachovia. If a Conditional Exchange occurs you would own an investment in Wachovia and not in us at a time when the Bank’s and, ultimately, Wachovia’s financial condition is deteriorating or the Bank may have been placed into conservatorship or receivership. Please see “Where You Can Find More Information about Wachovia”.

Reasons for the Offering

The Series A preferred securities are being offered for sale to increase the Bank’s and Wachovia’s regulatory capital. The proceeds from the sale of the Series A preferred securities will be included as Tier 1 capital of the Bank and Wachovia under relevant regulatory capital guidelines.

Additionally, the Series A preferred securities will be included in other liabilities on the consolidated balance sheet of Wachovia.

Selected Consolidated Financial Data

The following selected consolidated financial data for the three years ended December 31, 2002, are derived from our audited consolidated financial statements. The following selected consolidated financial data for the three months ended March 31, 2003 and 2002, are derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of our management, are necessary for a fair and consistent presentation of such data. Operating results for the three months ended March 31, 2003, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information beginning on page F-1 of this prospectus and Wachovia’s unaudited supplementary consolidating financial information as of and for the three months ended March 31, 2003 and 2002, and the three years ended December 31, 2002, which includes certain consolidated financial information for the Bank, beginning on Page F-24 of this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2003	2002	2002	2001	2000
Income Statement Data
Net interest income	$96,452	40,139	197,576	67,322	57,257
Provision for loan losses	2,530	46	15,215	5,262	3,602
Other income (loss)	6,547	(47)	76,130	(95,890)	395
Noninterest expense	2,695	1,203	9,869	2,394	2,207
Net income (loss)	$95,443	162,955	305,800	(23,545)	32,434

Balance Sheet Data
Cash and cash equivalents	$551,963	1,097,428	851,692	957,454	183,223
Loans, net of unearned income	11,584,736	4,387,575	10,947,583	4,378,961	558,756
Allowance for loan losses	(107,180)	(35,525)	(106,325)	(37,158)	(3,833)
Interest rate swaps	583,272	573,463	577,684	573,620	—
Total assets	12,642,604	6,038,490	12,459,057	5,889,666	746,803
Collateral held on interest rate swaps	580,000	573,600	575,820	570,340	—
Total liabilities	837,982	718,117	659,656	732,246	283
Total stockholders’ equity	$11,804,622	5,320,373	11,799,401	5,157,420	746,520

Selected Other Information
Nonperforming loans	$26,558	5,141	16,299	5,024	2,684
Nonperforming loans as a % of total loans	0.23%	0.12	0.15	0.11	0.48
Nonperforming loans as a % of total assets	0.21	0.09	0.13	0.09	0.36
Allowance for loan losses as a % of nonperforming loans	403.57	691.01	652.34	739.61	142.81
Allowance for loan losses as a % of total loans	0.93%	0.81	0.97	0.85	0.69

The Offering

Issuer	Wachovia Preferred Funding Corp., a Delaware corporation that is an indirect subsidiary of Wachovia and the Bank and operates as a REIT for Federal income tax purposes.

Securities Offered	12,000,000 7.25% Non-cumulative Exchangeable Perpetual Series A Preferred Securities.

Ranking

With respect to the payment of dividends and liquidation preference, the Series A preferred securities rank equal to our Series B and D preferred securities and senior to our common stock and Series C preferred securities. Additional preferred stock ranking senior to the Series A preferred securities, which we refer to as “Senior Stock”, may not be issued without the approval of holders of at least two-thirds of the Series A preferred securities. Additional preferred stock ranking on a parity with the Series A preferred securities, which we refer to as “Parity Stock”, may be issued without your approval, but that issuance requires the approval of a majority of our Independent Directors.

Dividends

Dividends on the Series A preferred securities are payable at the rate of 7.25% per annum of the liquidation preference of $25.00 per security, if, when, and as declared by our board of directors. If declared, dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if any such day is not a business day, on the next business day, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. A business day is any day other than a Saturday, Sunday or bank holiday.

Dividends accrue in each quarterly period from the first day of such period, whether or not dividends are paid with respect to the preceding period. Dividends on the Series A preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on the Series A preferred securities for a quarterly dividend period, holders of the Series A preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series A preferred securities, other series of preferred securities or our common stock. If the full dividend is not paid on the Series A preferred securities for a quarterly dividend period, the payment of dividends on our common stock (100% of which is owned collectively by Wachovia and Wachovia Preferred Holding) and other preferred securities ranking subordinate to the Series A preferred securities will be prohibited for that period and at least the following three quarterly dividend periods.

Liquidation Preference

The liquidation preference for each Series A preferred security is $25.00, plus an amount equal to any authorized, declared, but unpaid dividends. The Bank through Wachovia Preferred Holding may cause us to liquidate, dissolve or wind up at any time.

Redemption

The Series A preferred securities are not redeemable prior to December 31, 2022, except upon the occurrence of a Special Event which may be a Tax Event, an Investment Company Act Event or a Regulatory Capital Event. On and after December 31, 2022, the Series A preferred securities may be redeemed for cash at our option, with the prior approval of the OCC, in whole or in part, at any time and from time to time, at a redemption price of $25.00 per security, plus authorized, declared, but unpaid dividends, if any. Upon the occurrence of a Special Event, we will have the right prior to December 31, 2022, with the prior approval of the OCC, to redeem the Series A preferred securities in whole, but not in part, at a redemption price of $25.00 per security, plus authorized, declared, but unpaid dividends, if any. The Series A preferred securities are not subject to any sinking fund or mandatory redemption and are not convertible into any of our other securities.

Conditional Exchange

Each Series A preferred security will automatically be exchanged at the direction of the OCC upon the occurrence of a Supervisory Event for one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock. Each depositary share will represent a one-sixth interest in the Wachovia Series G, Class A preferred stock and will:

•	pay dividends at the rate of 7.25% per annum of the liquidation preference of $25.00 per depositary share, if, when, and as declared by Wachovia’s board of directors;

•	have a liquidation preference of $25.00 per depositary share;

•	be non-cumulative and non-voting;

•	be redeemable on the same terms as the Series A preferred securities; and

•	be evidenced by a depositary receipt.

Voting Rights

Holders of the Series A preferred securities are entitled to 1/10th of one vote per security on all matters submitted to a vote of the holders of our common stock. Without the consent of holders of two-thirds of the Series A preferred securities, voting as a separate class, we will not:

•	amend, alter or repeal our certificate of incorporation in a manner that materially and adversely affects the terms of the Series A preferred securities;

•	effect a consolidation or merger with or into another entity other than an entity controlled by, or under common control with, the Bank unless certain conditions have been met; or

•	issue any Senior Stock.

Holders of the Series A preferred securities, voting together as a class with the holders of any Parity Stock with the same voting rights, will also have the right to elect two directors in addition to the directors then in office if we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities for six quarters. The term of such additional directors will terminate when we pay for three consecutive quarters and pay or declare and set aside for payment for the fourth consecutive quarter dividends on the Series A preferred securities or, if earlier, upon the redemption of all Series A preferred securities or a Conditional Exchange.

Holders of depositary shares representing Wachovia Series G, Class A preferred stock will not have voting rights.

Covenants

Our certificate of incorporation provides certain covenants in favor of the holders of the Series A preferred securities. Specifically we will not, except with the consent or affirmative vote of the holders of at least two thirds of the Series A preferred securities, voting as a separate class:

•	make or permit to be made any payment to the Bank or its affiliates relating to our indebtedness or beneficial interests in us when we are precluded, as described under “Dividends” above, from making payments in respect of our common stock and all other stock ranking subordinate to our Series A preferred securities, which we refer to as “Junior Stock”, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution or winding up;

•	at any time incur indebtedness in an aggregate amount exceeding 20% of our shareholders’ equity;

•	pay dividends on our common stock or other Junior Stock unless our funds from operations, or FFO, for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•	make any payment of interest or principal with respect to our indebtedness to the Bank or its affiliates unless our FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•	amend or otherwise change our policy of reinvesting the proceeds of our assets in other interest-earning assets such that our FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•	issue any additional shares of common stock to anyone other than Wachovia, Wachovia Preferred Holding or their affiliates; or

•	remove “Wachovia” from our name unless the name of either the Bank or Wachovia changes and we need to make a change to our name to be consistent with the new group name.

Wachovia’s articles of incorporation do not contain similar covenants regarding the Series G, Class A preferred stock.

Transfer Restrictions

Our certificate of incorporation prohibits any transfer of shares or securities that would result in more than 50% in value of our outstanding shares of capital stock being owned by five or fewer individuals, under the applicable attribution rules of the Code, or that would cause our shares of capital stock to be beneficially owned by fewer than 100 persons. This prohibition is necessary to maintain our status as a REIT. Any transfer of Series A preferred securities that would violate this prohibition will be null and void and the purported transferee will acquire no rights or economic interest in such Series A preferred securities.

Listing

As of January 10, 2003, the Series A preferred securities commenced trading on the New York Stock Exchange under the symbol “WNA Pr”. As of June 3, 2003, the last sales price of the Series A preferred securities on the NYSE was $27.51. We do not anticipate that the depositary shares representing interests in Wachovia Series G, Class A preferred stock to be issued in the event of a Conditional Exchange will be listed on any securities exchange or quotation system. See “Description of the Series A Preferred Securities—Market Information” for additional market information regarding our Series A preferred securities.

Use of Proceeds

In November 2002, Wachovia Preferred Holding acquired from us 30,000,000 Series A, 40,000,000 Series B and 4,233,754 Series C preferred securities in exchange for participation interests, with an aggregate fair market value of $6.0 billion, in certain commercial and commercial real estate loans. In December 2002, Wachovia Preferred Holding sold 18,000,000 Series A preferred securities in a public offering for cash consideration of $25.00 per security before underwriting discounts and commissions. Wachovia Preferred Holding will receive all proceeds from this offering of 12,000,000 Series A preferred securities for cash consideration of $26.7125 per security, and will pay all fees and expenses associated with this offering.

Wachovia Preferred Holding intends to use the net proceeds from this offering for general corporate purposes.

Tax Consequences

As long as we qualify as a REIT, corporate holders of the Series A preferred securities will not be entitled to a dividends-received deduction for any income recognized from the Series A preferred securities.

Additionally, if the Series A preferred securities are exchanged for Wachovia Series G, Class A preferred stock, the exchange would most likely be a taxable event to holders of the Series A preferred securities.

Further, we expect that distributions paid on the Series A preferred securities will not qualify for taxation of dividends at preferential capital gain rates under recent changes to the tax law.

In addition, although the offering price of the Series A preferred securities may be greater than the liquidation preference of these securities, no amortization or other deduction will be permitted in respect of this difference for U.S. Federal income tax purposes while the holder owns the Series A preferred securities.

See “Federal Income Tax Considerations”.

Settlement	We expect that delivery of the Series A preferred securities will be made to investors through the facilities of The Depository Trust Company on or about June 11, 2003.

ERISA Considerations

If you are a fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, you should consider the requirements of ERISA and the Code in the context of the plan’s particular circumstances and ensure the availability of an applicable exemption before authorizing an investment in the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange). See “ERISA Considerations”.

RISK FACTORS

You should consider carefully the following risks before purchasing our Series A preferred securities, conditionally exchangeable into depositary shares representing interests in Wachovia’s Series G, Class A preferred stock.

Risks Relating to the Terms of the Series A Preferred Securities.

Dividends are not cumulative and you are not entitled to receive dividends unless authorized and declared by our board of directors.

Dividends on the Series A preferred securities are not cumulative. Consequently, if our board of directors does not declare a dividend on the Series A preferred securities for any quarterly period, you will not be entitled to receive that dividend whether or not funds are or subsequently become available. Our board of directors may determine that it would be in our best interests to pay less than the full amount of the stated dividends on the Series A preferred securities or no dividends for any quarter even though funds are available. Factors that would generally be considered by our board of directors in making this determination are the amount of our distributable funds, our financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and our continued qualification as a REIT. If we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities for six quarters, the holders of the Series A preferred securities, voting together as a class with the holders of other stock ranking on parity with our Series A preferred securities, which we refer to as “Parity Stock”, with the same voting rights, will have the right to elect two directors in addition to those already on the board.

The Series A preferred securities solely represent an interest in us and are not the obligation of, or guaranteed by, any other entity.

The Series A preferred securities do not constitute obligations or equity securities of Wachovia, the Bank, or any other entity, nor are our obligations with respect to the Series A preferred securities guaranteed by any other entity. In particular, none of Wachovia, the Bank, or any other entity guarantees that we will declare or pay any dividends nor are they obligated to provide additional capital or other support to us to enable us to pay dividends in the event our assets and results of operations are insufficient for such purpose. The Series A preferred securities are not exchangeable for Wachovia preferred stock except in connection with a Supervisory Event. No holder of Series A preferred securities will have the right to require us to exchange such holder’s Series A preferred securities for depositary shares of Wachovia.

A decline in the Bank’s capital levels may result in your Series A preferred securities being exchanged for depositary shares representing Wachovia preferred stock and such exchange is likely to occur at a time when the Bank’s and Wachovia’s financial condition has deteriorated.

The returns from your investment in the Series A preferred securities will be dependent to a significant extent on the performance and capital of the Bank. A decline in the performance and capital levels of the Bank or the placement by the OCC of the Bank into conservatorship or receivership could result in the automatic exchange of each Series A preferred security for one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock, which would represent an investment in Wachovia and not in us. Under these circumstances:

•	you would become a preferred shareholder of Wachovia at a time when the Bank’s and, ultimately, Wachovia’s financial condition has deteriorated or when the Bank may have been placed into conservatorship or receivership and, accordingly, it is unlikely that Wachovia would be in a financial position to make any dividend payments on Wachovia preferred stock;

•	in the event of a liquidation of Wachovia, the claims of depositors and creditors of Wachovia would be entitled to priority in payment over the claims of holders of equity interests such as the depositary shares representing Wachovia Series G, Class A preferred stock, and, therefore, you may receive substantially less than you would receive had the Series A preferred securities not been exchanged for the depositary shares;

•	the exchange of the Series A preferred securities for depositary shares representing Wachovia Series G, Class A preferred stock would most likely be a taxable event to you under the Code, and in that event you would incur a gain or loss, as the case may be, measured by the difference between your basis in the Series A preferred securities and the fair market value of depositary shares representing Wachovia Series G, Class A preferred stock received in the exchange; and

•	although the terms of the Wachovia Series G, Class A preferred stock are substantially similar to the terms of our Series A preferred securities, there are differences that you might deem to be important, such as the fact that holders of depositary shares representing Wachovia Series G, Class A preferred stock will not have any voting rights, any right to elect additional directors regardless of whether dividends are paid and will not benefit from any covenants. In addition, neither the Wachovia Series G, Class A preferred stock nor the depositary shares representing an interest in that stock will be listed on any securities exchange.

We may liquidate, dissolve or wind up at any time without your approval or consent.

Our certificate of incorporation provides that, subject to the terms of the capital stock we have outstanding at the time, we may liquidate, dissolve or wind up upon the affirmative vote of a majority of our Independent Directors. However, since the Series A preferred securities do not have voting rights as a separate class with respect to these matters, Wachovia Preferred Holding, which is the holder of substantially all of our common stock, has control over our liquidation, dissolution or winding up. Although Wachovia Preferred Holding has no present intention to cause such an event to occur, there can be no assurance that it will not cause us to liquidate, dissolve or wind up at any time or for any reason. If such an event were to occur, you may not be able to invest your liquidation proceeds in securities with a dividend yield comparable to that of the Series A preferred securities.

The holders of Series A preferred securities have limited voting rights.

Holders of Series A preferred securities are entitled to 1/10th of one vote per security on all matters to be voted on by all our shareholders. Upon completion of this offering, Wachovia and its affiliates will have the right to vote approximately 97% of all votes and the holders of Series A preferred securities will have the right to vote less than 3% of all votes on any matter to be voted on by all our shareholders. See “Description of the Series A Preferred Securities—Voting Rights”.

We may redeem the Series A preferred securities upon the occurrence of a Special Event.

At any time following the occurrence of a Special Event, even if such Special Event occurs prior to December 31, 2022, we will have the right to redeem the Series A preferred securities in whole, subject to the prior written approval of the OCC. The occurrence of such a Special Event will not, however, give a shareholder any right to request that the Series A preferred securities be redeemed. There are three types of Special Events: Tax Events, Investment Company Events and Regulatory Capital Events.

•	A Tax Event occurs when we receive an opinion of counsel to the effect that, as a result of a judicial decision or administrative pronouncement, ruling, or other action or as a result of certain changes in the tax laws, regulations, or related interpretations, there is a significant risk that dividends with respect to our capital stock will not be fully deductible by us or we will be subject to additional taxes or governmental charges.

•	An Investment Company Event occurs when we receive an opinion of counsel to the effect that, as a result of certain changes in the applicable laws, regulations, or related interpretations, there is a significant risk that we will be considered an investment company under the Investment Company Act of 1940 (the “Investment Company Act”).

•	A Regulatory Capital Event occurs when, as a result of certain changes in the applicable laws, regulations, or related interpretations, there is a significant risk that our Series A preferred securities will no longer constitute Tier 1 capital of the Bank or Wachovia.

If we redeem the Series A preferred securities, you may not be able to invest your redemption proceeds in securities with a dividend yield comparable to that of the Series A preferred securities.

The Series A preferred securities rank subordinate to claims of our creditors and on a parity with our Series B and D preferred securities and any other Parity Stock we may issue.

The Series A preferred securities rank subordinate to all claims of our creditors. The Series A, B and D preferred securities rank on parity with each other with respect to dividend rights and upon our liquidation, dissolution or winding up. In addition, we may issue additional Parity Stock at any time in the future without your consent or approval but upon the approval of a majority of our Independent Directors. Accordingly, if

•	we do not have funds legally available to pay full dividends on the Series A, B and D preferred securities and any other Parity Stock we may issue; or

•	in the event of our liquidation, dissolution or winding up, we do not have funds legally available to pay the full liquidation value of the Series A, B and D preferred securities and any other Parity Stock, any funds that are legally available to pay such amounts will be paid pro rata to the Series A, B and D preferred securities and any other Parity Stock outstanding. See “Description of Other Wachovia Funding Capital Stock—Preferred Securities—Series B Preferred Securities” and “—Series D Preferred Securities”.

An active and liquid trading market for the Series A preferred securities may not be sustained.

Although the Series A preferred securities are listed on the New York Stock Exchange, we cannot assure you that an active and liquid trading market for the Series A preferred securities will be sustained. In addition, the prices at which the Series A preferred securities trade will depend on many factors, including prevailing interest rates, our operating results, and the market for similar securities. You may not be able to resell your Series A preferred securities at or above the initial price to the public or at all.

Risks Relating to Our Status as a REIT.

We would suffer adverse tax consequences if we fail to qualify as a REIT.

Although we currently conduct our operations so as to qualify as a REIT under the Code, we may not be able to continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex tax law provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. No assurance can be given that new legislation or new regulations, administrative interpretations, or court decisions will not significantly change the tax laws in the future with respect to qualification as a REIT or the Federal income tax consequences of such qualification in a way that would materially and adversely affect our ability to operate. Any such new legislation, regulation, interpretation or decision could be the basis of a Tax Event that would permit us to redeem the Series A preferred securities. See “Description of the Series A Preferred Securities—Redemption”.

If we were to fail to qualify as a REIT, the dividends on our preferred stock, including the Series A preferred securities, would not be deductible by us for Federal income tax purposes, and we would likely become part of the consolidated group of which the Bank is a member. Consequently, the consolidated group would face a greater tax liability which could result in a reduction in the Bank’s net earnings after taxes. We would also become jointly and severally liable for the consolidated group’s United States Federal income tax liabilities. A reduction in the Bank’s net earnings after taxes could adversely affect the Bank’s ability to raise additional capital, as well as its ability to generate additional capital internally, and consequently its ability to add interest-earning assets to its portfolio.

If in any taxable year we fail to qualify as a REIT, unless we are entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year our qualification was lost. As a result, the amount of funds available for distribution to our shareholders would be reduced for the year or years involved.

As a REIT, we generally will be required each year to distribute as dividends to our shareholders at least 90% of our REIT taxable income, excluding capital gains. Failure to comply with this requirement would result in our earnings being subject to tax at regular corporate rates. In addition, we would be subject to a 4% non-deductible excise tax on the amount by which certain distributions considered as paid by us with respect to any calendar year are less than the sum of:

•	85% of our ordinary income for the calendar year;

•	95% of our capital gains net income for the calendar year; and

•	100% of undistributed taxable income from prior periods.

We currently intend to operate in a manner designed to qualify as a REIT. However, future economic, market, legal, tax, or other considerations may cause us to determine that it is in our best interests and the best interests of holders of our common stock and preferred stock to revoke our REIT election. As long as any Series A preferred securities are outstanding, any such determination by us may not be made without the approval of a majority of our Independent Directors.

If ownership of our capital stock becomes concentrated in a small number of individuals, we may fail to qualify as a REIT.

In order to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year, other than the first 12 months as a REIT). Therefore, our certificate of incorporation contains provisions restricting the ownership and transfer of our preferred securities.

Our certificate of incorporation provides that a transfer of shares that would otherwise result in more than 50% in value of our outstanding shares of capital stock being owned by five or fewer individuals, under the applicable attribution rules of the Code, or which would cause our shares of capital stock to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such shares.

These transfer restrictions imposed by us could impair the liquidity of the Series A preferred securities and thereby affect the secondary market for the Series A preferred securities.

Recent changes to federal tax law could make stock in non-REIT corporations more attractive to investors than stock in REITs and thereby negatively affect the value of and the market for your Series A preferred securities.

The Jobs and Growth Tax Relief and Reconciliation Act of 2003 which was signed into law by President Bush on May 28, 2003 provides favorable income tax rates for certain corporate dividends received by individuals through December 31, 2008. Under the Act, REIT dividends are not eligible for the preferential capital gain rates applicable to dividends unless the dividends are attributable to income that has been subject to corporate-level tax. As a result, substantially all of the distributions paid on the Series A preferred securities are not expected to qualify for such lower rates. This Act could cause stock in non-REIT corporations to be more attractive to investors than stock in REITs, which may negatively affect the value of and the market for your Series A preferred securities.

Risks Associated with Our Business.

We are effectively controlled by Wachovia and our relationship with Wachovia and/or the Bank may create potential conflicts of interest.

All of our officers and one of our directors are also either officers or directors of Wachovia or the Bank or their affiliates. After this offering, Wachovia, the Bank and Wachovia Preferred Holding will continue to control a substantial majority of our outstanding voting shares. In effect, Wachovia, the Bank and Wachovia Preferred Holding will have the right to elect all of our directors, including Independent Directors, except under limited circumstances if we fail to pay dividends.

The Bank may have interests that are not identical to our interests. Wachovia, the owner of the Bank’s common stock, may have investment goals and strategies that differ from those of the holders of the Series A preferred securities. Consequently, conflicts of interest between us, on one hand, and the Bank and/or Wachovia, on the other hand, may arise.

We are dependent on the officers and employees of Wachovia and the Bank for the selection, structuring and monitoring of the loans in our portfolio and our relationship with Wachovia and/or the Bank may create potential conflicts of interest.

Wachovia and the Bank are involved in virtually every aspect of our existence. The Bank administers our day-to-day activities under the terms of participation and servicing agreements between the Bank and us. We are dependent on the diligence and skill of the officers and employees of the Bank for the selection, structuring and monitoring of the loans in our portfolio and our other authorized investments.

This dependency and our close relationship with Wachovia and the Bank may create potential conflicts of interest. Specifically, such conflicts of interest may arise because the employees of Wachovia and the Bank (i) were directly involved in the decisions regarding the amount, type and price of loan participation interests and other assets acquired directly or indirectly from the Bank prior to this offering, and (ii) will make decisions on the amount, type and price of future acquisitions of loan participation interests and other assets from the Bank or third parties as well as future dispositions of loan participation interests to the Bank or third parties.

We are dependent on the officers and employees of the Bank for the servicing of the loans in our portfolio and our relationship with the Bank may create potential conflicts of interest.

We are dependent on the Bank and others for the servicing of the loans in our portfolio. The Bank administers our day-to-day activities under the terms of participation and servicing agreements relating to our assets. These agreements contain terms which we believe are consistent with those resulting from arm’s length negotiations and contain the following fees:

•    with respect to commercial and commercial real estate loans, an annual service fee of 0.03% multiplied by the total committed amount of each loan; and

•     with respect to home equity loans, an annual service fee of 0.50% multiplied by the total principal amount of each loan.

Additionally, we are subject to Wachovia’s management fee policy and thus reimburse Wachovia on a monthly basis for general overhead expenses.

Despite our belief that the terms of the loan participation and servicing agreements between the Bank and us reflect terms consistent with those negotiated on an arm’s-length basis, our dependency on the Bank’s officers and employees and our close relationship with the Bank may create potential conflicts of interest. Specifically, such conflicts of interest may arise because the employees of the Bank have the power to set the amount of the service fees paid to the Bank, modify the loan participation and servicing agreements, and make business decisions with respect to servicing of the underlying loans, particularly the loans that are placed on non-accrual status or are otherwise non-performing.

We are dependent on the officers and employees of the Bank for the management of the cash collateral related to the interest rate swaps and our relationship with the Bank may create potential conflicts of interest.

Wachovia and the Bank are involved in virtually every aspect of our existence. The Bank manages our cash collateral related to the interest rate swaps. We are dependent on the diligence, skill and discretion of the officers and employees of the Bank for the selection and monitoring of the investments made with our cash collateral. This dependency and our close relationship with Wachovia and the Bank may create potential conflicts of interest.

We are dependent on the officers and employees of the Bank for the identification and treatment of new business opportunities and our relationship with the Bank may create potential conflicts of interest.

Wachovia and the Bank are involved in virtually every aspect of our existence. The employees of the Bank identify any new business opportunities for us and the Bank decides whether such opportunities are directed to us or other affiliates. As a result, we are dependent on the diligence, skill and discretion of the officers and employees of the Bank for the identification and treatment of new business opportunities and this dependency and our close relationship with Wachovia and the Bank may create potential conflicts of interest.

Bank regulators may limit our ability to implement our business plan and may restrict our ability to pay dividends.

Because we are an indirect subsidiary of the Bank, bank regulatory authorities will have the right to examine us and our activities and, under certain circumstances, to impose restrictions on the Bank or us that could impact our ability to conduct business pursuant to our business plan and that could adversely effect our financial condition and results of operations.

•	If the OCC, which is the Bank’s primary regulator, determines that the Bank’s relationship with us results in an unsafe and unsound banking practice, the Bank’s regulators have the authority to:

•	restrict our ability to transfer assets;

•	restrict our ability to make distributions to our shareholders, including dividends to holders of the Series A preferred securities;

•	restrict our ability to redeem our preferred stock; or

•	require the Bank to sever its relationship with us or divest its ownership of us.

•	If the OCC determines that the Bank is operating with an insufficient level of capital, or that the payment of dividends by either the Bank or its subsidiaries is under the then present circumstances an unsafe and unsound banking practice, the OCC could restrict our ability to pay dividends.

Certain of these actions by the OCC would likely result in our failure to qualify as a REIT.

If we lose our exemption under the Investment Company Act it could have a material adverse effect on us and would likely result in a redemption of the Series A preferred securities.

We believe that we are not, and intend to conduct our operations so as not to become, regulated as an investment company under the Investment Company Act. Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the SEC and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate” (which we refer to as “Qualifying Interests”). Under current interpretations of the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that we may acquire therefore may be limited by the provisions of the Investment Company Act. We have established a policy of limiting authorized investments which are not Qualifying Interests to no more than 20% of the value of our total assets. The Investment Company Act does not treat cash and cash equivalents as either Qualifying Interests or other real estate-related assets.

Based on the criteria outlined above, we believe that, as of March 31, 2003, our Qualifying Interests comprised approximately 86% of the estimated fair market value of our total assets. As a result, we believe that we are not required to register as an investment company under the Investment Company Act. We do not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the SEC or its staff on this position. If the SEC or its staff were to take a different position with respect to whether our assets constitute Qualifying Interests, we could be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on us, the price of our securities and our ability to make payments in respect of the Series A preferred securities. Further, in order to ensure that we at all times continue to qualify for the above exemption from the Investment Company Act, we may be required at times to adopt less efficient methods of financing certain of our assets than would otherwise be the case and may be precluded from acquiring certain types of assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower at times our net interest income. Finally, if we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period we were determined to be an unregistered investment company. In the event we are ever considered an investment company under the Investment Company Act as a result of an Investment Company Act Event, we would likely redeem the Series A preferred securities. See above under “—Risks Relating to the Terms of the Series A Preferred Securities—We may redeem the Series A preferred securities upon the occurrence of a Special Event”.

We have no control over changes in interest rates and such changes could negatively impact our financial condition, results of operations, and ability to pay dividends.

Our income consists primarily of interest payments on the loans in our portfolio. At March 31, 2003, 11% of the loans in our portfolio, as measured by the aggregate outstanding principal amount, bore interest at fixed rates and the remainder bore interest at adjustable rates. Adjustable-rate loans decrease the risks to a lender associated with changes in interest rates but involve other risks. As interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, and the increased payment increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on the loans in our portfolio as the borrowers refinance their mortgages at lower interest rates. Under these circumstances, we may find it more difficult to purchase additional participation interests with rates sufficient to support the payment of the dividends on the Series A preferred securities. A declining interest rate environment would adversely affect our ability to pay full, or even partial, dividends on the Series A preferred securities.

The loans in our portfolio are subject to economic conditions that could negatively affect the value of the collateral securing such loans and/or the results of our operations.

The value of the collateral underlying our loans and/or the results of our operations could be affected by various conditions in the economy, such as:

•	local and other economic conditions affecting real estate and other collateral values;

•	sudden or unexpected changes in economic conditions, including changes that might result from terrorist attacks and the United States’ response to such attacks;

•	the continued financial stability of a borrower and the borrower’s ability to make loan principal and interest payments, which may be adversely affected by job loss, recession, divorce, illness or personal bankruptcy;

•	the ability of tenants to make lease payments;

•	the ability of a property to attract and retain tenants, which may be affected by conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, and the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs, and make other tenant concessions;

•	interest rate levels and the availability of credit to refinance loans at or prior to maturity; and

•	increased operating costs, including energy costs, real estate taxes, and costs of compliance with environmental controls and regulations.

The loans in our portfolio are concentrated in five states, and adverse conditions in those states, in particular, could negatively impact our operations.

At March 31, 2003, 79.9% (as a percentage of loan principal balances) of the assets in our portfolio were located in Florida, North Carolina, Pennsylvania, New Jersey and Virginia. Because of the concentration of our interests in those states, in the event of adverse economic conditions in those states, we would likely experience higher rates of loss and delinquency on our loan portfolio than if the underlying loans were more geographically diversified. Additionally, the loans in our portfolio may be subject to a greater risk of default than other comparable loans in the event of adverse economic, political, or business developments or natural hazards that may affect Florida, North Carolina, Pennsylvania, New Jersey or Virginia, and the ability of property owners or commercial borrowers in those states to make payments of principal and interest on the underlying loans. In the event of any adverse development or natural disaster, our ability to pay dividends on the Series A preferred securities could be adversely affected.

Our acquisitions of participation interests in commercial and commercial mortgage loans subjects us to risks that are not present in our portfolio of residential mortgage loans, including the fact that some commercial loans are unsecured.

As of March 31, 2003, 84.6% of our assets, as measured by aggregate outstanding principal amount, consisted of participation interests in commercial and commercial real estate loans. Commercial and commercial real estate loans generally tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance or “balloon” payment due on maturity. Commercial real estate properties tend to be unique and are more difficult to value than single-family residential real estate properties. They are also subject to relatively greater environmental risks and to the corresponding burdens and costs of compliance with environmental laws and regulations. In addition, some of our commercial loans are unsecured. Such unsecured loans are more likely than loans secured by real estate or personal property collateral to result in a loss upon a default.

We cannot assure you that we paid the Bank fair value for our assets because we have not obtained any third party valuation of those assets. Nor can we assure you that we will acquire or dispose of assets in the future at their fair market value.

We have adopted policies with a view to ensuring that all financial dealings between the Bank and us will be fair to both parties and consistent with market terms. However, there has not been a third party valuation of any of our assets acquired from affiliated parties or otherwise. In addition, it is not anticipated that third party valuations will be obtained in connection with future acquisitions or dispositions of assets even in circumstances where an affiliate of ours is selling the assets to us, or purchasing the assets from us. Accordingly, we cannot assure you that the purchase price we paid for our assets was equal to the fair value of those assets. Nor can we assure you that the consideration to be paid by us to, or received by us from, the Bank, any of our affiliates or third parties in connection with future acquisitions or dispositions of assets will be equal to the fair value of such assets.

We could incur losses as a result of environmental liabilities of properties underlying our assets through foreclosure action.

We may be forced to foreclose on an underlying commercial, commercial real estate or residential loan where the borrower has defaulted on its obligation to repay the loan. It is possible that we may be subject to environmental liabilities with respect to foreclosed property, particularly industrial and warehouse properties, which are generally subject to relatively greater environmental risks than non-commercial properties. The discovery of these liabilities and any associated costs for removal of hazardous substances, wastes, contaminants, or pollutants, could have a material adverse effect on the fair value of such loan and therefore we may not recover any or all of our investment in the underlying commercial, commercial real estate or residential loan.

We do not have insurance to cover our exposure to borrower defaults and bankruptcies and special hazard losses that are not covered by standard insurance.

Generally, neither we nor the Bank obtain credit enhancements such as borrower bankruptcy insurance or obtain special hazard insurance for the loans in our portfolio, other than standard hazard insurance typically required by the Bank, which relates only to individual loans. Without third party insurance, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance.

Delays in liquidating defaulted loans could occur which could cause our business to suffer.

Substantial delays could be encountered in connection with the liquidation of the collateral securing defaulted loans in our portfolio, with corresponding delays in our receipt of related proceeds. An action to foreclose on a mortgaged property or repossess and sell other collateral securing a loan is regulated by state statutes and rules. Any such action is subject to many of the delays and expenses of lawsuits, which may impede our ability to foreclose on or sell the collateral or to obtain proceeds sufficient to repay all amounts due on the related loan in our portfolio.

We may invest in assets which involve new risks and need not maintain the current asset coverage.

Although our portfolio currently consists primarily of commercial, commercial real estate and residential loan interests, and we presently intend to reinvest proceeds of such interests in similar assets, we are not required to limit our investments to assets of the types currently in our portfolio. Assets such as mortgage-backed securities, equipment loans or real estate may involve different risks not described in this prospectus. Nevertheless, we will not invest in assets that are not real estate assets (which includes residential mortgage loans and commercial mortgage loans, including participation interests in residential or commercial mortgage loans, mortgage-backed securities eligible to be held by REITs, cash, cash equivalents, including receivables and government securities, and other real estate assets) if such investments would cause us to violate the requirements for taxation as a REIT. Moreover, while our policies will call for maintaining specified levels of funds from operations coverage as to expected dividend distributions, we are not required to maintain the levels of asset coverage that currently exist.

Risk Factors Applicable Only to Wachovia Depositary Shares Representing the Wachovia Series G,  Class A Preferred Stock Issued upon the Occurrence of a Conditional Exchange.

You may have adverse tax consequences as a result of a Conditional Exchange.

The exchange of our Series A preferred securities for depositary shares representing an interest in Wachovia Series G, Class A preferred stock would most likely be a taxable event to you under the Code, and you would incur a gain or loss, as the case may be, measured by the difference between your basis in our Series A preferred securities and the fair market value of the depositary shares.

A decline in Wachovia’s financial condition may restrict its ability to pay dividends and could result in a loss on your investment.

If Wachovia’s financial condition were to deteriorate, the holders of the depositary shares representing the Wachovia Series G, Class A preferred stock could suffer direct and materially adverse consequences, including suspension of the payment of non-cumulative dividends on the Wachovia Series G, Class A preferred stock and, if a liquidation, dissolution or winding up of Wachovia were to occur, loss by holders of depositary shares of all or part of their investment. See “Description of Wachovia Series G, Class A Preferred Stock”.

A Conditional Exchange may be based on the Bank’s receivership, which could lead to Wachovia’s receivership and would mean that others may have liquidation claims senior to yours.

A Supervisory Event triggering a Conditional Exchange will occur if the Bank is placed into conservatorship or receivership. The Bank’s conservatorship or receivership could lead to Wachovia being placed into conservatorship or receivership. In the event of Wachovia’s receivership, the claims of Wachovia’s secured, senior, general and subordinated creditors would be entitled to a priority of payment over the claims of holders of equity interests such as the Wachovia Series G, Class A preferred stock. As a result of such subordination, either if Wachovia were to be placed into receivership after a Conditional Exchange or if a Conditional Exchange were to occur after Wachovia’s receivership, the holders of the depositary shares would likely receive, if anything, substantially less than they would have received had our Series A preferred securities not been exchanged.

Upon the occurrence of a Conditional Exchange, the holders of the depositary shares will not have any voting rights, the right to elect Independent Directors nor have the benefit of the same favorable covenants as the Series A preferred securities.

Upon the occurrence of a Conditional Exchange, the holders of the depositary shares representing Wachovia Series G, Class A preferred stock will not have voting rights, the right to elect Independent Directors if dividends are not authorized and declared by Wachovia’s board of directors nor have the benefit of the same favorable covenants as the Series A preferred securities. Therefore, Wachovia may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Series G, Class A preferred stock as to dividend rights and rights upon liquidation, winding up, or dissolution without the consent of the holders of the Series G, Class A preferred stock.

Wachovia is not obligated to pay, and is subject to certain limitations on the payment of, dividends on the Wachovia Series G, Class A preferred stock and dividends on these securities are not cumulative.

Dividends on the Wachovia Series G, Class A Preferred stock are not cumulative. Consequently, if Wachovia’s board of directors does not declare dividends on the Wachovia Series G, Class A preferred stock for any quarterly period, the holders of the Wachovia Series G, Class A preferred stock and the depositary shares represented thereby would not be entitled to any such dividend whether or not funds are or subsequently become available. Under an indenture between Wachovia and Wilmington Trust Company, as trustee, Wachovia has agreed not to pay any dividends on, or make a liquidation payment relating to, any of Wachovia’s common stock or preferred stock, including its Series G, Class A preferred stock, if, at that time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has delayed interest payments on trust preferred securities issued under the indenture. Currently, there are $3.0 billion aggregate principal amount of trust preferred securities outstanding under such indenture.

The Wachovia board of directors may determine that it would be in Wachovia’s best interests to pay less than the full amount of the stated dividends on the Wachovia Series G, Class A preferred stock or no dividends for any quarter even if funds are available. Factors that would be considered by the Wachovia board of directors in making this determination are Wachovia’s financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and such other factors as the board of directors may deem relevant. In addition, as a bank holding company, Wachovia is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Wachovia, that the payment of dividends would be an unsound and unsafe practice and to prohibit payment thereof. See “Description of Wachovia Series G, Class A Preferred Stock—Dividends”.

There is no active trading market for the Wachovia Series G, Class A preferred stock or the depositary shares representing that stock and no such trading market may develop.

The Wachovia Series G, Class A preferred stock and the depositary shares representing that stock will be new issues of securities. Prior to this offering, there has been no public market for the Wachovia Series G, Class A preferred stock or the depositary shares. Wachovia does not intend to cause the listing or quotation of the Wachovia Series G, Class A preferred stock or the depositary shares representing an interest in that stock on the New York Stock Exchange or on any other national securities exchange or quotation system. Consequently, it is unlikely that an active and liquid trading public market for the depositary shares or the underlying Wachovia Series G, Class A preferred stock will develop or be maintained. The lack of liquidity and an active trading market could adversely affect your ability to dispose of the depositary shares representing an interest in the Wachovia Series G, Class A preferred stock.

INFORMATION CONCERNING THE BANK

General

The Bank is a national banking association organized under the laws of the United States and with its principal office in Charlotte, North Carolina. The Bank offers a wide range of domestic and international , retail and commercial banking and trust services. At March 31, 2003, the Bank operated 2,702 branches in Connecticut, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Virginia and Washington, D.C., and in several foreign countries. At March 31, 2003, the Bank had total assets of $324 billion, total liabilities of $293 billion and total shareholders’ equity of $31 billion. On April 1, 2002, the former Wachovia Bank, National Association merged with and into First Union National Bank, and First Union National Bank changed its name to “Wachovia Bank, National Association”. Presentation of certain financial information in this prospectus for periods prior to April 1, 2002, is for First Union National Bank only.

The Series A preferred securities will be exchangeable, without your approval or any action on your part, for depositary shares representing interests in the Wachovia Series G, Class A preferred stock if the OCC so directs under the following circumstances, each of which is referred to as a Supervisory Event:

•	the Bank becomes undercapitalized under “prompt corrective action” regulations,

•	the Bank is placed into conservatorship or receivership, or

•	the OCC, in its sole discretion, anticipates that the Bank may become undercapitalized in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

The Series A preferred securities are exchangeable only for the depositary shares. Under no circumstances will you ever receive securities of the Bank upon the occurrence of a Supervisory Event or for any other reason.

Capital Adequacy

The OCC has issued regulations addressing the capital adequacy of national banks. Under these regulations, capital adequacy is measured by three different ratios: a ratio of total capital to risk-weighted assets; a ratio of Tier 1 capital to risk-weighted assets; and a “leverage” ratio of Tier 1 capital to balance sheet assets. For purposes of determining risk-weighted assets for the risk-based capital ratios, the book value of each of the bank’s on-balance sheet assets, and a portion of certain off-balance sheet items and exposures, are weighted from 0% to 100% based on broad categories. For instance, U.S. government debt obligations are generally risk weighted at 0%; residential real estate mortgage loans on one-to-four family dwellings are generally risk weighted at 50%; and commercial loans and most other assets are generally risk-weighted at 100%. Off-balance sheet items (including letters of credit, loan commitments, swaps and other derivatives) are converted into on-balance sheet “equivalent” amounts for risk-based capital purposes, then assigned a risk weight like other assets. Under amendments adopted in November 2001 and being phased in by year-end 2002, the capital risk weighting assigned to certain asset-backed securities may vary from 20% to 200% depending on credit rating. Subordinated residual interests retained in asset securitizations, credit enhancement and forms of “recourse” can result in higher capital charges. The sum of all risk-weighted assets are measured against “total capital” and “Tier 1 capital” to determine risk-based capital ratios. A bank’s leverage ratio represents Tier 1 capital divided by average total on-balance sheet assets, without recognizing off-balance sheet exposures or applying risk weights. As noted below, to be considered adequately capitalized, a national bank generally must maintain a total risk-based capital ratio of at least 8%, a Tier 1 risk-based ratio of at least 4%, and a Tier 1 leverage ratio of at least 4% (or 3% in exceptional cases).

For purposes of these regulations, total capital is defined as the sum of Tier 1 capital and Tier 2 capital. Tier 1 capital generally includes common shareholders’ equity; non-cumulative perpetual preferred stock and related surplus; and qualifying minority interests in the equity accounts of consolidated subsidiaries (which may include such instruments as qualifying REIT preferred stock and trust preferred stock). Tier 2 capital generally includes (subject to certain limits and sub-limits): cumulative perpetual preferred stock; limited-life preferred stock; Dutch auction and money market preferred stock; hybrid capital instruments (including certain mandatory convertible notes); term subordinated debt; the bank’s allowance for loan and lease losses (up to a maximum of 1.25% of total risk-weighted assets); and up to 45% of the pretax net unrealized gains of available-for-sale equity securities investments. Tier 2 capital is permitted to count towards only one-half of total capital. In addition, limited-life instruments generally can represent not more than one-half of Tier 2 capital and are phased out of capital over the last five years before maturity. Deductions from Tier 1 capital include goodwill, certain other intangible assets, and deferred tax assets in excess of certain limits.

For national banks with large trading portfolios, a different method known as the Market Risk Measure is applied to determine the risk-based capital requirements for items booked in the trading account and for foreign exchange and commodity positions, wherever booked. Under the Market Risk Measure, capital requirements for these portfolios are based on value-at-risk calculations and certain other factors, and the result is combined into the bank’s total risk-based capital ratio. For purposes of the Market Risk Measure only, a portion of a bank’s total capital can consist of certain “Tier 3” capital instruments—subordinated two-year notes with “lock-in” clauses restricting payment of principal or interest (even at maturity) if the bank falls below required capital ratios.

Under the OCC’s “prompt corrective action” regulations, issued pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, national banks are placed into one of five capital categories, as follows:

1.	“Well capitalized” banks:

•	have a total risk-based capital ratio of 10% or greater;

•	have a Tier 1 risk-based capital ratio of 6% or greater;

•	have a leverage ratio of 5% or greater; and

•	are not subject to any other OCC action directed at a specific level of capital.

2.	“Adequately capitalized” banks:

•	have a total risk-based capital ratio of 8% or greater;

•	have a Tier 1 risk-based capital ratio of 4% or greater;

•	have a leverage ratio of

(a)	4% or greater; or

(b)	3% or greater for certain exceptionally well managed and well run banks; and

•	do not meet the definition of well capitalized.

3.	“Undercapitalized” banks:

•	have a total risk-based capital that is less than 8%;

•	have a Tier 1 risk-based capital ratio that is less than 4%; or

•	have a leverage ratio of less than 4% or, if the bank is exceptionally well managed and well run, less than 3%.

4.	“Significantly undercapitalized” banks:

•	have a total risk-based capital ratio that is less than 6%;

•	have a Tier 1 risk-based capital that is less than 3%; or

•	have a leverage ratio that is less than 3%.

5.	“Critically undercapitalized” banks:

•	have a ratio of tangible equity capital (Tier 1 capital plus cumulative preferred stock less certain intangible capital) that is equal to or less than 2%.

Under prompt corrective action provisions, if a national bank becomes “undercapitalized”, “significantly undercapitalized” or “critically undercapitalized”, the OCC may undertake (and, in some cases, may be compelled by statute to undertake) a variety of actions of increasing severity. Among other things, an undercapitalized bank must submit an acceptable capital restoration plan and is generally restricted from paying dividends, redeeming stock or making other capital distributions. Failure to achieve the goals of a capital restoration plan could subject a bank to penalties and to being considered “significantly undercapitalized”. A significantly undercapitalized bank is subject to a broad range of restrictions, including restrictions on growth, limits on activities, divestiture requirements, limits on interest rates paid on deposits, restrictions on transactions with affiliates, limits on executive compensation, and mandated changes in directors or management. Critically undercapitalized banks face even stricter measures, including possible receivership.

In addition, the OCC from time to time may impose higher specific capital requirements on any national bank that is perceived to have risks, exposures, asset concentrations, rapid growth or other circumstances warranting special attention. Failure to satisfy such a capital directive could subject a bank to civil money penalties, judicial enforcement and administrative remedies available to the OCC, as well as a finding that the bank is “undercapitalized”.

A national bank’s capital ratios are monitored through the quarterly reports of condition submitted by each national bank pursuant to 12 U.S.C. §181 (frequently referred to as “call reports”). These call reports are filed with the Federal Deposit Insurance Corporation.

Whether the Bank would ever be determined by the OCC to be “undercapitalized”, or at risk of becoming “undercapitalized” in the near term—thereby triggering the exchange of the Series A preferred securities into depositary shares representing Wachovia Series G, Class A preferred stock—could be influenced not only by the OCC’s capital adequacy regulations, but also by the regulator’s interpretations and judgment on other matters. For example, the OCC’s views on asset credit quality could potentially affect a bank’s capital status. Among other things, the OCC typically evaluates asset quality, loan loss reserves and procedures during periodic regulatory examinations of each national bank. If, following such an examination or otherwise, the OCC in its discretion were to require the Bank to significantly increase its reserves against credit losses (i.e., the allowance for loan and lease losses), this could potentially reduce the Bank’s retained earnings and regulatory capital. As noted above, a bank’s allowance for loan and lease losses is includible within Tier 2 capital only up to a limit, and is not includible at all in Tier 1 capital.

A bank’s regulatory capital status, and the risk of being deemed “undercapitalized” also could be affected by other developments or by future changes in regulatory capital and other standards. The Banking Supervision Committee of the Bank for International Settlements (the “Basel Committee”) has proposed for comment, and is continuing to study and revise, substantial changes to its 1988 “Basel Accord” on international bank capital adequacy. We and the Bank are unable to predict whether or when the Basel Committee’s proposed new capital accord may be finalized, how the new accord might be interpreted and implemented by the OCC, or what impact any such new standards might have on the Bank and its capital status.

The following table presents the capital ratios reported to the OCC by the Bank, as well as those of Wachovia, the Bank’s parent company, compared to the standards for “adequately capitalized” and “well capitalized” status, as of the dates indicated.

			Regulatory Standards
	The Bank	Wachovia	Adequately Capitalized	Well Capitalized
March 31, 2003
Tier 1 capital	7.66%	8.27	4.00	6.00
Total capital	11.99	11.99	8.00	10.00
Leverage	6.30	6.71	4.00	5.00

December 31, 2002
Tier 1 capital	7.42	8.22	4.00	6.00
Total capital	11.81	12.01	8.00	10.00
Leverage	6.25	6.77	4.00	5.00

December 31, 2001
Tier 1 capital	7.55	7.04	4.00	6.00
Total capital	11.68	11.08	8.00	10.00
Leverage	6.29%	6.19	4.00	5.00

The Bank currently intends to maintain its capital ratios in excess of the “well capitalized” levels under the prompt corrective action regulations. However, there is no guarantee that the Bank’s capital ratios will be maintained in the future at their current or historical levels. Accordingly, there is no assurance that the Bank will not be deemed to be “undercapitalized” by the OCC in the future or that the Bank will not be placed in conservatorship or receivership in the future. Consequently, there can be no assurance that a Supervisory Event will not occur and that the Series A preferred securities will not be exchanged for depositary shares in the future. You should therefore carefully consider the description of the Wachovia Series G, Class A preferred stock set forth under the caption “Description of Wachovia Series G, Class A Preferred Stock” and the description of the depositary shares representing interests in that stock set forth under the caption “Description of Wachovia Depositary Shares” before investing in the Series A preferred securities.

Supplementary consolidating financial information for Wachovia, which includes certain financial information for the Bank as of and for the three months ended March 31, 2003 and 2002, and as of and for the three years ended December 31, 2002, is included in the prospectus beginning on page F-24. We will continue to provide annual unaudited financial information for the Bank on an ongoing basis in the reports we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will also continue to provide in those reports current unaudited capital and capital ratio information. Additional information regarding the Bank can be obtained on Wachovia’s website, www.wachovia.com, but that information is not incorporated by reference in this prospectus.

Benefits to the Bank and Wachovia

The Bank and Wachovia have received confirmation from the OCC that proceeds from the public sale of Series A preferred securities being offered will qualify as Tier 1 capital of the Bank and Wachovia under relevant regulatory capital guidelines. Those guidelines limit the inclusion of our Series A preferred securities, together with all other outstanding non-cumulative perpetual preferred securities, to 25% of the Bank’s Tier 1 capital, with the balance treated as Tier 2 capital of the Bank. The increase in the Bank’s Tier 1 risk-based capital level that will result from the treatment of the Series A preferred securities as Tier 1 capital will enable the Bank to retain a higher base of interest-earning assets, resulting in incrementally higher related earnings.

USE OF PROCEEDS

In November 2002, Wachovia Preferred Holding acquired from us 30,000,000 Series A, 40,000,000 Series B and 4,233,754 Series C preferred securities with liquidation preferences of $25.00, $25.00, and $1,000 per security, respectively. Wachovia Preferred Holding acquired these preferred securities in exchange for participation interests with an aggregate fair market value of $6.0 billion, calculated using a discounted cash-flow methodology, in certain commercial and commercial real estate loans originated by and acquired from the Bank. Wachovia Preferred Holding acquired these participation interests from the Bank in exchange for 2,400 newly issued shares of Wachovia Preferred Holding’s common stock valued at $6.0 billion. We intend to hold these participation interests as long-term investments.

In December 2002, Wachovia Preferred Holding sold 18,000,000 of the Series A preferred securities in a public offering for cash consideration of $25.00 per security.

We will not receive any of the proceeds from the sale of the 12,000,000 Series A preferred securities owned by Wachovia Preferred Holding and offered for sale in this offering. The proceeds, before fees and expenses, to be received by Wachovia Preferred Holding from the sale of the 12,000,000 Series A preferred securities are expected to be $26.7125 per security, or $320,550,000 in the aggregate. Wachovia Preferred Holding intends to use the net proceeds from this offering for general corporate purposes and will not use the proceeds to purchase additional assets for contribution to us.

The Series A preferred securities are being offered for sale to increase the Bank’s and Wachovia’s regulatory capital. The proceeds from the sale of the Series A preferred securities will be included as Tier 1 capital of the Bank and Wachovia under relevant regulatory capital guidelines.

Wachovia Preferred Holding will pay all fees and expenses incurred in connection with the offering to the public.

The depositary shares each representing a one-sixth interest in a share of Series G, Class A preferred stock of Wachovia will be made available, if ever, in connection with a Conditional Exchange of our Series A preferred securities at the direction of the OCC following a Supervisory Event. Wachovia will not receive any proceeds, directly or indirectly, from the subsequent exchange of the Series A preferred securities for the depositary shares.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2003.

March 31, 2003
(In thousands)
Long-term debt	$—

Stockholders’ equity
Preferred stock
Series A preferred securities, $0.01 par value per share, $750 million liquidation preference, non-cumulative and conditionally exchangeable, 30,000,000 shares authorized, issued and outstanding(1)	300
Series B preferred securities, $0.01 par value per share, $1.0 billion liquidation preference, non-cumulative and conditionally exchangeable, 40,000,000 shares authorized, issued and outstanding	400
Series C preferred securities, $0.01 par value per share, $4.2 billion liquidation preference, cumulative, 5,000,000 shares authorized, 4,233,754 shares issued and outstanding	43
Series D preferred securities, $0.01 par value per share, $913,000 liquidation preference, non-cumulative, 913 shares authorized, issued and outstanding	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 99,999,900 shares issued and outstanding	1,000
Paid-in capital	11,504,462
Retained earnings	298,417

Total stockholders’ equity	11,804,622

Total capitalization	$11,804,622

(1)	Our Series A preferred securities are exchangeable, without the approval or any action on the part of the holder, for depositary shares representing one-sixth of a share of Series G, Class A preferred stock of Wachovia if such an exchange is directed by the OCC upon the occurrence of a Supervisory Event.

The following table sets forth the capitalization of Wachovia at March 31, 2003.

March 31, 2003
(In millions)
Long-term debt	$39,204

Stockholders’ equity
Preferred stock	—
Common stock, authorized 3 billion shares, issued 1.345 billion shares	4,484
Paid-in capital	17,903
Retained earnings	7,778
Accumulated other comprehensive income, net	2,102

Total stockholders’ equity	32,267

Total capitalization	$71,471

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table provides our consolidated ratios of earnings to fixed charges and preferred stock dividends for the three months ended March 31, 2003, and for the years ended December 31, 2002 and 2001. Data for the three years ended December 31, 2000, is not meaningful due to the immaterial amount of fixed charges in each of the three years.

	Three Months Ended March 31, 2003	Years Ended December 31,
(In thousands)		2002	2001
EXCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$97,774	248,622	(36,224)
Fixed charges, excluding preferred stock dividends and capitalized interest	1,801	10,546	857

Earnings (loss) (A)	$99,575	259,168	(35,367)

Interest, excluding interest on deposits	$1,801	10,546	857
One-third of rents	—	—	—
Preferred stock dividends	45,222	18,350	—
Capitalized interest	—	—	—

Fixed charges (B)	$47,023	28,896	857

Consolidated ratios of earnings to fixed charges and preferred stock dividends, excluding interest on deposits (A)/(B)	2.12x	8.97	n/m

INCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$97,774	248,622	(36,224)
Fixed charges, excluding preferred stock dividends and capitalized interest	1,801	10,546	857

Earnings (loss) (C)	$99,575	259,168	(35,367)

Interest, including interest on deposits	$1,801	10,546	857
One-third of rents	—	—	—
Preferred stock dividends	45,222	18,350	—
Capitalized interest	—	—	—

Fixed charges (D)	$47,023	28,896	857

Consolidated ratios of earnings to fixed charges and preferred stock dividends, including interest on deposits (C)/(D)	2.12x	8.97	n/m

n/m—not	meaningful due to the immaterial amount of fixed charges in 2001.

For purposes of computing the ratio in the table above, earnings represent income from continuing operations and fixed charges represent interest.

The following table provides Wachovia’s consolidated ratios of earnings to fixed charges and preferred stock dividends.

	Three Months Ended March 31, 2003	Years Ended December 31,
		2002	2001	2000	1999	1998
Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	3.40x	2.85	1.61	1.13	2.29	2.13
Including interest on deposits	2.17x	1.78	1.27	1.06	1.62	1.51

For purposes of computing the ratios in the table above:

•	earnings represent income from continuing operations before extraordinary items and cumulative effect of a change in accounting principle, plus income taxes and fixed charges (excluding capitalized interest);

•	fixed charges, excluding interest on deposits, represent interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs; and

•	fixed charges, including interest on deposits, represent all interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs.

One-third of rents is used because it is the proportion deemed representative of the interest factor.

BUSINESS

General

We are a Delaware corporation, formed in July 2002 and the survivor of a merger with First Union Real Estate Asset Company of Connecticut, which was formed in 1996. We are a direct subsidiary of Wachovia Preferred Holding and Wachovia and an indirect subsidiary of the Bank. Wachovia Preferred Holding owns 99.85% of our common stock and Wachovia owns the remaining 0.15%. The Bank owns 99.95% of the common stock of Wachovia Preferred Holding and Wachovia owns the remaining 0.05%. Wachovia Preferred Holding owns 100% of our Series B and C preferred securities and 87.62% of our Series D preferred securities, while the remaining 12.38% of our Series D preferred securities is owned by 113 employees of Wachovia or its affiliates. Wachovia Preferred Holding also owns our Series A preferred securities being offered hereby. The remaining 60% of our Series A preferred securities was sold to the public by Wachovia Preferred Holding in December 2002.

After our merger with First Union Real Estate Asset Company of Connecticut, we issued and sold 913 shares of our Series D preferred securities to Wachovia Realty Management Corporation, an affiliate of Wachovia. In a series of related corporate reorganization transactions that occurred in July 2002, Wachovia Realty Management Corporation merged with and into its parent, Wachovia Realty Management Holding Company, Inc., a Delaware corporation, with the then holders of its preferred securities (113 employees of Wachovia or its affiliates ) receiving Series D preferred securities as merger consideration. Wachovia Realty Management Holding Company, Inc. in turn merged with and into its parent, Wachovia Management Company, Inc., a Delaware corporation. Wachovia Management Company, Inc. then liquidated and distributed all of its assets, including the Series D preferred securities, to the Bank. As a result of this series of related corporate reorganization transactions, 87.62% of our Series D preferred securities are now owned by the Bank and the remaining 12.38% by 113 employees of Wachovia or its affiliates. Upon our merger with First Union Real Estate Asset Company of Connecticut, we became a direct subsidiary of the Bank and an indirect subsidiary of Wachovia. In November 2002, the Bank transferred certain interests in mortgage assets and other authorized investments through a loan participation agreement, 99.85% of our common stock and 87.62% of our Series D preferred securities to Wachovia Preferred Holding in exchange for additional shares of Wachovia Preferred Holding common stock, and as a result we became a direct subsidiary of Wachovia Preferred Holding.

One of our subsidiaries, Wachovia Real Estate Investment Corp., was formed as a Delaware corporation in 1996 and has operated as a REIT since its formation. Of the 645 shares of Wachovia Real Estate Investment Corp. common stock outstanding, we own 644 shares or 99.84% and the remaining 1 share is owned by Wachovia. Of the 667 shares of preferred stock outstanding, we own 529.3 shares, 131 shares are owned by employees of Wachovia or its affiliates and 6.7 shares are owned by Wachovia.

Our other subsidiary, Wachovia Preferred Realty, LLC (“WPR”), was formed as a Delaware limited liability company in October 2002. Under the REIT Modernization Act, which became effective on January 1, 2001, a REIT is permitted to own “taxable REIT subsidiaries” which are subject to taxation similar to corporations that do not qualify as REITs or for other special tax rules. We own 98.2% of the outstanding membership interests in WPR and the remaining 1.8% is owned by FFBIC, Inc., another subsidiary of the Bank. Our majority ownership of WPR provides us with additional flexibility by allowing us to hold assets which earn non-qualifying REIT income while maintaining our REIT status. Following formation of WPR, we transferred our interest-rate swaps and related cash collateral, including those described below, to WPR.

In December 2001, the Bank contributed received-fixed interest rate swaps, commercial loans and commercial real estate loans to us in exchange for shares of our common stock. The swaps had a notional amount of $4.25 billion and a fair value of $673 million. The commercial and commercial real estate loans had a book value of $4.0 billion. Prior to this transaction, our consolidated assets primarily consisted of home equity loans and residential mortgage loans.

Our principal business objective is to acquire, hold, and manage mortgage assets and other authorized investments that will generate net income for distribution to our stockholders. At March 31, 2003, we had total assets of $12.6 billion, total liabilities of $838 million, and stockholders’ equity of $11.8 billion. As of such date,

•	$9.9 billion, or 78.4%, of our assets were comprised of participation interests in commercial real estate loans;

•	$797 million, or 6.3%, of our assets were comprised of participation interests in home equity loans;

•	$784 million, or 6.2%, of our assets were comprised of participation interests in commercial loans;

•	$583 million, or 4.6%, of our assets were comprised of interest rate swaps;

•	$552 million, or 4.4%, of our assets were comprised of cash and cash equivalents;

•	$94 million, or 0.7%, of our assets were comprised of residential mortgage loans; and

•	$22 million, or 0.2%, of our assets were comprised of net other assets;

each before the allowance for loan losses.

Additionally, unfunded commitments at March 31, 2003, were $1.6 billion.

The weighted average yield earned on total interest-earning assets for the three months ended March 31, 2003, was 3.36%.

Although we have the authority to acquire interests in an unlimited number of mortgage and other assets from unaffiliated third parties, the majority of our interests in mortgage and other assets acquired prior to this offering have been acquired from the Bank or an affiliate pursuant to loan participation agreements between the Bank or an affiliate and us. The remainder of our assets were acquired directly from the Bank. The Bank either originated the mortgage assets or acquired them as part of the acquisition of other financial institutions. We may also acquire from time to time mortgage-backed securities and a limited amount of additional non-mortgage related securities. We may also acquire from time to time mortgage assets or other assets from unaffiliated third parties.

The loans in our portfolio are serviced by the Bank pursuant to the terms of participation and servicing agreements between the Bank and us. The Bank has delegated servicing responsibility of the residential mortgage loans to third parties which are not affiliated with us or the Bank.

General Description of Mortgage Assets and Other Authorized Investments; Investment Policy

            The Code requires us to invest at least 75% of the total value of our assets in real estate assets, which includes residential mortgage loans and commercial mortgage loans, including participation interests in residential or commercial mortgage loans, mortgage-backed securities eligible to be held by REITs, cash, cash equivalents, including receivables and government securities, and other real estate assets. We refer to these types of assets as “REIT Qualified Assets”. We may invest up to 25% of the value of our total assets in non-mortgage-related securities as defined in the Investment Company Act. Under the Investment Company Act, the term “security” is defined broadly to include, among other things, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities. The Code also requires that the value of any one issuer’s securities, other than those securities included in the 75% test and securities of taxable REIT subsidiaries, may not exceed 5% by value of the total assets of the REIT. In addition, under the Code, the REIT may not own more than 10% of the voting securities or more than 10% of the value of the outstanding securities of any one issuer, other than those securities included in the 75% test, securities of taxable REIT subsidiaries and the securities of wholly-owned, qualified REIT subsidiaries. Further, the Code requires that not more than 20% of the value of a REIT’s assets be invested in securities issued by taxable REIT subsidiaries. Generally, the Code designation for REIT Qualified Assets is less stringent than the Investment Company Act designation for Qualifying Interests, due to the ability under the Code to treat cash and cash equivalents as REIT Qualified Assets and a lower required ratio of REIT Qualified Assets to total assets.

Under the Code, as of March 31, 2003, approximately 89.0% of our assets was invested in REIT Qualified Assets and approximately 11.0% was invested in commercial loans and other assets that are not REIT Qualified Assets. We do not hold any securities nor do we intend to hold securities in any one issuer that exceed 5% of our total assets or more than 10% of the voting securities of any one issuer. Our assets consisted of the following as of March 31, 2003:

(Dollars in thousands)	Amount	Percentage of Assets
REIT Qualified Assets
Cash and cash equivalents	$551,963	4.4%
Participation interests
Commercial real estate loans	9,917,577	78.4
Home equity loans	796,882	6.3
Residential mortgage loans	93,574	0.7
Allowance for loan losses	(107,180)	(0.8)

Total REIT Qualified Assets	11,252,816	89.0

Other Non-Qualified Assets
Commercial loans	784,391	6.2
Interest rate swaps	583,272	4.6
Other assets and unearned income	22,125	0.2

Total other non-qualified assets	1,389,788	11.0

Total assets	$12,642,604	100.0%

REITs generally are subject to tax at the maximum corporate rate on income from foreclosure property less deductible expenses directly connected with the production of that income. Income from foreclosure property includes gain from the sale of foreclosure property and income from operating foreclosure property, but income that would be qualifying income for purposes of the 75% gross income test is not treated as income from foreclosure property. Qualifying income for purposes of the 75% gross income test includes, generally, rental income and gain from the sale of property not held as inventory or for sale in the ordinary course of a trade or business. In accordance with the terms of the commercial, commercial mortgage and residential mortgage participation and servicing agreements, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

Commercial and Commercial Real Estate Loans

We own participation interests in commercial loans secured by non-real property such as industrial equipment, aircraft, livestock, furniture and fixtures, and inventory. Participation interests acquired in commercial real estate loans are secured by real property such as office buildings, multi-family properties of five units or more, industrial, warehouse and self-storage properties, office and industrial condominiums, retail space, strip shopping centers, mixed use commercial properties, mobile home parks, nursing homes, hotels and motels, churches, and farms. In addition, some of our commercial loans are unsecured. Such unsecured loans are more likely than loans secured by real estate or personal property collateral to result in a loss upon default. Commercial and commercial real estate loans also may not be fully amortizing. This means that the loans may have a significant principal balance or “balloon” payment due on maturity. Additionally, there is no requirement regarding the percentage of any commercial or commercial real estate property that must be leased at the time we acquire a participation interest in a commercial or commercial real estate loan secured by such property nor are commercial loans required to have third party guarantees.

Commercial properties, particularly industrial and warehouse properties, generally are subject to relatively greater environmental risks than non-commercial properties. This gives rise to increased costs of compliance with environmental laws and regulations. We may be affected by environmental liabilities related to the underlying real property which could exceed the value of the real property. Although the Bank has exercised and will continue to exercise due diligence to discover potential environmental liabilities prior to our acquisition of any participation in loans secured by such property, hazardous substances or wastes, contaminants, pollutants, or their sources may be discovered on properties during our ownership of the participation interests. To the extent that we acquire any participation in loans secured by such real property directly from unaffiliated third parties, we intend to exercise due diligence to discover any such potential environmental liabilities prior to our acquisition of such participation. Nevertheless there can be no assurance that we would not incur full recourse liability for the entire cost of any removal and clean-up on a property, that the cost of removal and clean-up would not exceed the value of the property, or that we could recoup any of the costs from any third party.

The credit quality of a commercial or commercial real estate loan may depend on, among other factors:

•	the existence and structure of underlying leases;

•	the physical condition of the property, including whether any maintenance has been deferred;

•	the creditworthiness of tenants;

•	the historical and anticipated level of vacancies;

•	rents on the property and on other comparable properties located in the same region;

•	potential or existing environmental risks;

•	the availability of credit to refinance the loan at or prior to maturity; and

•	the local and regional economic climate in general.

Foreclosures of defaulted commercial or commercial real estate loans generally are subject to a number of complicating factors, including environmental considerations, which are not generally present in foreclosures of residential mortgage loans.

The following table sets forth certain information at March 31, 2003, with respect to the types of loans underlying the commercial and commercial real estate loan participations.

Type of Commercial Loans

(Dollars in thousands)	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Type
Commercial loans	$784,392	7.3%
Commercial mortgage loans	9,917,576	92.7

Total	$10,701,968	100.0%

The following table shows data with respect to the collateral, if any, securing the loans underlying the commercial and commercial real estate loan participations and the weighted average maturity by primary collateral, if any, of the loans underlying the commercial and commercial real estate loan participations at March 31, 2003.

Commercial and Commercial Real Estate Loans by Primary Collateral and Maturity

(Dollars in thousands)	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Weighted Average Months to Maturity
Collateral, if any
Real estate	$9,917,576	92.7%	72
Receivables	43,625	0.4	14
Equipment/inventory	72,392	0.7	40
Assignments	36,393	0.3	31
Securities	12,155	0.1	17
Miscellaneous	20,106	0.2	39
Unsecured	599,721	5.6	24

Total	$10,701,968	100.0%	69

The following table shows data with respect to the geographic distribution of the loans underlying the commercial and commercial real estate loan participations at March 31, 2003.

Geographic Distribution of Commercial and Commercial Real Estate Loans

(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
State
Connecticut	141	$273,914	2.6%
Florida	1,014	2,161,355	20.2
Georgia	603	775,411	7.2
Maryland	96	176,532	1.6
New Jersey	870	2,340,581	21.9
North Carolina	1,154	2,602,962	24.3
Pennsylvania	130	409,671	3.9
South Carolina	404	652,159	6.1
Virginia	545	1,179,939	11.0
Other states, each less than 1% of aggregate principal balance	71	129,444	1.2

Total	5,028	$10,701,968	100.0%

The following table shows data with respect to the principal balance of the loans underlying the commercial and commercial real estate loan participations at March 31, 2003.

Principal Balances of Commercial and Commercial Real Estate Loans

	Number of Loans	Aggregate Principal Balance (In thousands)	Percentage by Aggregate Principal Balance
Principal Balance
Less than $50,000	352	$1,035	—%
$50,000 to $99,999	77	6,325	0.1
$100,000 to $249,999	609	95,531	0.1
$250,000 to $499,999	432	166,866	1.6
$500,000 to $999,999	1,192	867,615	8.1
$1,000,000 to $1,999,999	1,046	1,505,118	14.1
$2,000,000 to $2,999,999	390	960,438	8.9
$3,000,000 to $3,999,999	266	928,315	8.7
$4,000,000 to $4,999,999	186	842,162	7.9
$5,000,000 to $9,999,999	299	2,045,113	19.1
$10,000,000 and greater	179	3,283,450	31.4

Total	5,028	$10,701,968	100.0%

Some of the loans underlying our commercial and commercial real estate loan participations bear interest at fixed rates and some bear interest at variable rates based on indices such as LIBOR and the prime rate. The following tables show data with respect to interest rates of the loans underlying our commercial and commercial real estate loan participations at March 31, 2003.

Fixed and Variable Rate Commercial and Commercial Real Estate Loans

(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Weighted Average Interest Rate
Type
Fixed rate	606	$336,951	3.1%	5.75%
Variable rate	4,422	10,365,017	96.9	3.08

Total	5,028	$10,701,968	100.0%	3.14%

Interest Rate Distribution—Commercial and Commercial Real Estate Loans

	Fixed Rate			Variable Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Interest Rate
Less than 2.00%	—	$—	—%	118	$592,957	5.5%
2.00% to 2.99%	26	19,677	0.2	1,437	5,236,359	48.9
3.00% to 3.99%	—	—	—	1,992	3,778,236	35.3
4.00% to 4.99%	16	25,427	0.2	583	582,611	5.4
5.00% to 5.99%	45	26,814	0.3	106	87,742	0.8
6.00% to 6.99%	187	76,519	0.7	65	35,531	0.3
7.00% to 7.99%	254	135,124	1.2	71	33,490	0.3
8.00% to 8.99%	65	42,630	0.4	30	12,199	0.1
9.00% and greater	13	10,760	0.1	20	5,892	0.3

Total	606	$336,951	3.1%	4,422	$10,365,017	96.9%

The following table provides delinquency information for the underlying loans in the commercial and commercial real estate loan participations at March 31, 2003.

Commercial and Commercial Real Estate Loan Delinquencies

	Fixed Rate			Variable Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percent of Total	Number of Loans	Aggregate Principal Balance	Percent of Total
Delinquencies
Current	606	$336,951	3.1%	4,195	$9,718,830	90.8%
1 to 30 days delinquent	—	—	—	208	611,254	5.7
31 to 60 days delinquent	—	—	—	12	15,200	0.2
61 to 90 days delinquent	—	—	—	—	—	—
Over 90 days delinquent	—	—	—	7	19,733	0.2

Total	606	$336,951	3.1%	4,422	$10,365,017	96.9%

Home Equity Loans

We own participation interests in home equity loans secured by a first, second or third mortgage which primarily is on the borrowers’ residence. These loans typically are made for reasons such as home improvements, acquisition of furniture and fixtures, purchases of automobiles, and debt consolidation. Generally, second and third liens are repaid on an installment basis and income is accrued based on the outstanding balance of the loan. First liens are repaid on an amortizing basis. All of the loans currently underlying the home equity loan participations bear interest at fixed rates.

The following table shows data with respect to the geographic distribution of the loans underlying the home equity loan participations at March 31, 2003.

Geographic Distribution of Home Equity Loans

(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
State
Connecticut	594	$26,026	3.3%
Delaware	266	8,341	1.0
Florida	2,447	77,986	9.8
Georgia	808	26,084	3.3
Illinois	185	8,714	1.1
Maryland	620	22,099	2.8
Missouri	194	8,966	1.1
New Jersey	3,281	145,431	18.3
New York	945	39,874	5.0
North Carolina	2,274	92,105	11.6
Ohio	379	16,088	2.0
Pennsylvania	5,177	168,973	21.2
South Carolina	496	18,337	2.3
Tennessee	228	10,964	1.4
Virginia	1,886	65,186	8.2
Other states, each less than 1% of aggregate principal balance	1,643	61,708	7.6

Total	21,423	$796,882	100.0%

The home equity loans have a weighted average of 150 months to maturity and a weighted average coupon interest rate of 8.50%. The following table contains additional data with respect to the interest of such home equity loans as of March 31, 2003.

Interest Rate Distribution—Home Equity Loans

	Fixed Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Interest Rate
Less than 2.00%	109	$2,239	0.3%
5.00% to 5.99%	3	235	—
6.00% to 6.99%	479	26,019	3.3
7.00% to 7.99%	7,159	297,301	37.3
8.00% to 8.99%	7,683	262,489	32.9
9.00% to 9.99%	2,186	76,205	9.6
10.00% to 10.99%	2,918	92,593	11.6
11.00% to 11.99%	377	23,118	2.9
12.00% to 12.99%	352	11,991	1.5
13.00% to 13.99%	100	3,221	0.4
14.00% to 14.99%	57	1,471	0.2

Total	21,423	$796,882	100.0%

The following table provides delinquency information for the underlying loans in the home equity loan participations at March 31, 2003.

Home Equity Loan Delinquencies

	Fixed Rate
(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percent of Total
Delinquencies
Current	19,887	$724,257	90.9%
1 to 30 days delinquent	1,190	52,967	6.6
31 to 60 days delinquent	125	6,591	0.8
61 to 90 days delinquent	58	2,723	0.3
Over 90 days delinquent	163	10,344	1.4

Total	21,423	$796,882	100.0%

Residential Mortgage Loans

We have acquired both conforming and non-conforming residential mortgage loans from the Bank. Conforming residential mortgage loans comply with the requirements for inclusion in a loan guarantee or purchase program sponsored by either the Federal Home Loan Mortgage Corporation (“FHLMC”) or the Federal National Mortgage Association (“FNMA”). Under current regulations, the maximum principal balance allowed on conforming residential mortgage loans ranges from $300,700 for one-unit residential loans to $578,150 for four-unit residential loans. Nonconforming residential mortgage loans are residential mortgage loans that do not qualify in one or more respects for purchase by FHLMC or FNMA under their standard programs. A majority of the non-conforming residential mortgage loans acquired by us to date are non-conforming because they have original principal balances which exceeded the requirements for FHLMC or FNMA programs, the original terms are shorter than the minimum requirements for FHLMC or FNMA programs at the time of origination, the original balances are less than the minimum requirements for FHLMC or FNMA programs, or generally because they vary in certain other respects from the requirements of such programs other than the requirements relating to creditworthiness of the mortgagors. A substantial portion of our non-conforming residential mortgage loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market. However, we have no intent to sell any of our residential mortgage loans.

Each residential mortgage loan is evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on one-to-four family residential property. Residential real estate properties underlying residential mortgage loans consist of single-family detached units, individual condominium units, two-to-four-family dwelling units, and townhouses.

Our portfolio of residential mortgage loans currently consists of both adjustable and fixed rate mortgage loans and we may purchase additional interests in both types of residential mortgage loans in the future, although the mix of variable and fixed rate mortgage loans may change. Fixed rate mortgage loans currently consist of the following fixed rate product types:

Fixed Rate Mortgage Loans:    A mortgage loan that bears interest at a fixed rate for the term of the loan. Such loans generally mature in 15, 20, 25 or 30 years.

Government Fixed Rate Loans:    A fixed rate mortgage loan originated under a specific governmental agency program, for example, the Federal Housing Authority or the Veterans

Administration. Such loans generally mature in 15 or 30 years and may be guaranteed by a government agency.

Balloon Mortgage Loans:    A fixed rate mortgage loan having original or modified terms to maturity for a specified period, which is typically 5, 7, 10 or 15 years, at which time the full outstanding principal balance on the loan will be due and payable. Such loans provide for level monthly payments of principal and interest based on a longer amortization schedule, generally 30 years. Some of these loans may have a conditional refinancing option at the balloon maturity, which provides that, in lieu of repayment in full, the loan may be modified to a then-current market interest rate for the remaining unamortized term. None of the residential balloon mortgage loans in the portfolio have yet reached the balloon maturity.

Adjustable rate mortgage loans, or ARMs, currently consist of the following adjustable rate product types:

Conventional:

One-year Adjustable Rate Loans:    A loan with interest adjustments in 12-month intervals. Payment frequencies may include biweekly, semimonthly, or monthly. Such loans may have yearly and lifetime caps on the amount the interest rate may change at an interval. The interest rate change calculation is typically tied to a Treasury index rate. Typically, the interest rate is based on the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year plus the margin stated in the note, subject to rounding and any caps.

3/1 Adjustable Rate Loans:    A one-year ARM that is fixed for the first three years of the loan. After the initial three-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

5/1 Adjustable Rate Loans:    A one-year ARM that is fixed for the first five years of the loan. After the initial five-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

7/1 Adjustable Rate Loans:    A one-year ARM that is fixed for the first seven years of the loan. After the initial seven-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

10/1 Adjustable Rate Loans:    A one-year ARM that is fixed for the first ten years of the loan. After the initial 10-year period, the interest adjusts in 12-month intervals with caps on the initial change and each subsequent annual change and may be subject to a maximum cap on lifetime changes. Typically, the interest is based on the same Treasury security as the one-year ARM and is calculated using the margin and caps stated in the note.

Government:    An adjustable rate loan originated under a specific government agency program. Generally, the interest rate adjusts in 12-month intervals, and is based on specific requirements for date of index and calculations.

The following table sets forth certain information with respect to the residential mortgage loans in our portfolio at March 31, 2003.

Type of Residential Mortgage Loans

(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance	Weighted Average Months to Maturity	Weighted Average Interest Rate
Type
Conventional
Fixed rate
First lien	262	$34,433	36.8%	203	7.17%
Adjustable rate
First lien	393	59,141	63.2	195	5.11

Total	655	$93,574	100.0%	198	5.87%

The following table sets forth data with respect to the geographic distribution of the residential mortgage loans in our portfolio at March 31, 2003.

Geographic Distribution of Residential Mortgage Loans

(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
State
California	65	$6,393	6.8%
Colorado	1	48	0.1
Connecticut	396	49,567	52.9
Florida	7	5,007	5.4
Georgia	148	9,946	10.6
Illinois	1	144	0.2
Maryland	2	597	0.6
Massachusetts	3	374	0.4
New Jersey	5	4,420	4.7
New Mexico	1	430	0.5
New York	8	7,061	7.5
North Carolina	6	4,966	5.3
Oklahoma	1	506	0.5
Pennsylvania	1	220	0.2
South Carolina	4	2,389	2.6
Texas	3	677	0.7
Vermont	1	161	0.2
Virginia	1	296	0.3
Washington	1	372	0.5

Total	655	$93,574	100.0%

The following table shows data with respect to the principal balance of the loans in our residential mortgage loan portfolio at March 31, 2003.

Principal Balances of Residential Mortgage Loans

	Number of Loans	Aggregate Principal Balance (In thousands)	Percentage by Aggregate Principal Balance

Principal Balance
Less than $50,000	246	$4,339	4.6%
$50,000 to $99,999	151	11,144	11.9
$100,000 to $249,999	177	27,432	29.3
$250,000 to $499,999	54	17,847	19.1
$500,000 to $999,999	17	11,964	12.8
$1,000,000 to $1,999,999	8	12,053	12.9
$2,000,000 to $2,999,999	1	2,325	2.5
$3,000,000 and greater	1	6,470	6.9

Total	655	$93,574	100.0%

Of the residential mortgage loans in our portfolio, approximately 36.8% by principal balance bear interest at fixed rates and 63.2% at variable rates. The following table contains additional data with respect to the interest rates of such fixed rate residential mortgage loans at March 31, 2003.

Interest Rate Distribution—Residential Mortgage Loans

(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Principal Balance
Under 6.00%	31	$2,791	2.9%
6.00% to 6.99%	82	12,862	13.7
7.00% to 7.99%	64	12,421	13.2
8.00% to 8.99%	53	4,962	5.3
9.00% to 9.99%	23	1,137	1.2
10.00% to 10.99%	6	211	0.2
11.00% to 11.99%	2	44	0.2
12.00% to 12.99%	—	—	—
13.00% to 13.99%	1	5	0.1

Total	262	$34,433	36.8%

“Gross Margin” with respect to a residential mortgage loan that is an adjustable rate residential mortgage loan means the applicable fixed rate that, when added to the applicable index, results in the current interest rate paid by the borrower of such residential mortgage loan without taking into account any interest rate caps or minimum interest rates. The following table sets forth certain additional data with respect to the gross margin on residential mortgage loans at March 31, 2003.

Gross Margin of Adjustable Rate Residential Mortgage Loans

(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percentage by Aggregate Principal Balance
Gross Margin
Greater than 3.00%	236	$50,899	54.3%

The following table provides certain delinquency and other information for the loans in our residential mortgage portfolio at March 31, 2003.

Residential Mortgage Loan Delinquencies

(Dollars in thousands)	Number of Loans	Aggregate Principal Balance	Percent of Total
Delinquencies
Current	613	$88,117	94.2%
1 to 30 days delinquent	34	4,796	5.1
31 to 60 days delinquent	5	376	0.4
61 to 90 days delinquent	1	103	0.1
Over 90 days delinquent	2	182	0.2

Total	655	$93,574	100.0%

Interest Rate Swaps

In December 2001, the Bank contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673 million to us in exchange for 89 shares of our common stock. After the contribution, we entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an off-setting economic hedge of the contributed swaps. All interest rate swaps are entered into with the same unaffiliated third party. The receive-fixed swaps are financial derivatives contracts under which we have agreed to receive specified fixed rates on the notional amounts of the contracts in exchange for payment of floating rates on the notional amounts of the contracts to the counterparty. The pay-fixed swaps are financial derivatives contracts under which we have agreed to pay specified fixed rates on the notional amounts of the contracts in exchange for the receipt of floating rates on the notional amounts of the contracts from the counterparty. Although the pay-fixed interest rate swaps are considered an economic hedge, we expect volatility of unrealized gains and losses as a result of certain interest rate fluctuations due to a difference in fixed rates between the receive-fixed and pay-fixed interest rate swaps. Realized and unrealized gains and losses are recorded immediately in earnings as a net gain or loss on interest rate swaps. At any point in time, the fair value of the interest rate swaps is based on then-prevailing interest rates on that day compared to the fixed interest rates associated with the interest rate swaps. As a result of the difference in the fixed rates of the receive-fixed and pay-fixed interest rate swaps of 7.41% and 5.69%, respectively, our net position will always be reflected as an asset on our consolidated balance sheet.

Because the $4.25 billion of receive-fixed interest rate swaps reprice using the same index as the $4.25 billion of pay-fixed interest rate swaps, we have no index basis risk related to the swaps.

At March 31, 2003, our total credit risk, as represented by the fair value of all derivatives in a gain position, amounted to $1.2 billion. Credit risk is reduced significantly by entering into master netting agreements. The net fair value is the most relevant measure of credit risk when there is a master netting agreement. As our swap transactions are with one counterparty and there is a legally enforceable master netting agreement between the parties, the exposure to our counterparty represents the net of the gain and loss positions with that counterparty, which was $583 million as of March 31, 2003, all of which is substantially collateralized by cash.

None of the swaps are used for the purpose of hedging, but the swaps introduce no interest rate risk to us because the floating rate components of the swaps offset each other. The net effect of the swaps is to lock in a gain on which we will receive cash over the duration of the instruments.

We use collateral arrangements, credit approvals, limits and monitoring procedures to manage credit risk for derivatives. Collateral for dealer transactions is delivered by either party when the credit risk associated with a particular transaction, or group of transactions to the extent netting exists, exceeds defined thresholds of credit risk. Thresholds are determined based on the strength of the individual counterparty.

At March 31, 2003, our receive-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.0 years, weighted average receive rate of 7.41% and weighted average pay rate of 1.26%. Our pay-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.0 years, weighted average receive rate of 1.26% and weighted average pay rate of 5.69% at March 31, 2003. All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at March 31, 2003.

Dividend Policy

We expect to distribute annually an aggregate amount of dividends with respect to our outstanding capital stock equal to approximately 100% of our REIT taxable income, which excludes capital gains. In order to remain qualified as a REIT, we are required to distribute annually at least 90% of our REIT taxable income to our shareholders.

Dividends will be authorized and declared at the discretion of our board of directors. Factors that would generally be considered by our board of directors in making this determination are our distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and our continued qualification as a REIT. We currently expect that both our cash available for distribution and our REIT taxable income will be in excess of the amounts needed to pay dividends on all of our outstanding preferred securities, even in the event of a significant drop in interest rate levels because:

•	substantially all of our mortgage assets and other authorized investments are interest-bearing;

•	we do not anticipate incurring any indebtedness, although we may incur indebtedness that in an aggregate amount does not exceed 20% of our shareholders’ equity;

•	we expect that our interest-earning assets will continue to exceed the liquidation preference of our preferred stock;

•	the amount of loan servicing costs and management fees paid to the Bank are expected to be less than 4% of our income per year; and

•	we anticipate that, in addition to cash flows from operations, additional cash will be available from principal payments on our loan portfolio.

Accordingly, we expect that we will, after paying the dividends on all classes of preferred securities, pay dividends to holders of shares of our common stock in an amount sufficient to comply with applicable requirements regarding qualification as a REIT. There are, however, certain limitations that restrict our ability to pay dividends on our common stock which are more fully described in this prospectus under the heading “Description of Other Wachovia Funding Capital Stock—Preferred Securities”.

Under certain circumstances, including any determination that the Bank’s relationship to us results in an unsafe and unsound banking practice, the OCC will have the authority to issue an order that restricts our ability to make dividend payments to our shareholders, including holders of the Series A preferred securities. Banking capital adequacy rules limit the total dividend payments made by a consolidated banking entity to be the sum of earnings for the current year and prior two years less dividends paid during the same periods. Any dividends paid in excess of this amount can only be made with the approval of the Bank’s regulator. This could have a material adverse effect on the financial condition of the Bank due to our size and the Bank’s reliance on our payment of dividends on our common stock.

Conflicts of Interest and Related Management Policies and Programs

General

In administering our loan portfolio and other authorized investments pursuant to the participation and servicing agreements, the Bank has a high degree of autonomy. The Bank has, however, adopted certain policies to guide our administration with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management, and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of our board of directors and, in certain circumstances subject to the approval of a majority of our Independent Directors, but without a vote of our shareholders, including holders of the Series A preferred securities.

Underwriting Standards

Described below are underwriting standards used by the Bank or its affiliates, as applicable, to originate loans that have been or may be transferred to us from the Bank or its affiliates. We do not have lending operations. The Bank or its applicable affiliates perform all of these lending and underwriting operations.

Commercial and Commercial Real Estate Loans.     “Real estate loans” are loans secured by real estate and for which the primary source of repayment is based on the quality and sufficiency of a stream of rental income from the property. The income stream from a real estate loan either amortizes the loan or permits the property’s sale or refinance. The Bank makes the following types of real estate loans:

•	office (including multi-tenant, single tenant and condominiums);

•	retail;

•	apartments;

•	commercial development;

•	warehouse/industrial (including self-storage facilities);

•	continuing care retirement communities;

•	senior living facilities;

•	lodging;

•	loans to residential builders for the purpose of developing residential home sites or construction; and

•	commercial and industrial real estate loans (where the primary source of repayment is based on the financial strength of the business operations or the borrower instead of the income stream from the real estate).

The Bank analyzes the borrower’s creditworthiness, repayment capacity, and adequacy of the real property provided as collateral. For each product type listed above, the Bank utilizes underwriting guidelines for loan-to-value, debt service coverage and amortization. These guidelines are adjusted based upon the overall market conditions or local market-specific requirements. The Bank also takes into account the following factors when underwriting real estate loans:

•	preference to lend to existing customers;

•	the risk and return to the Bank on the use of its capital;

•	preference to lend within its existing market in its franchise;

•	secondary sources of repayment, including guarantees;

•	the amount of borrower equity;

•	preference for loan terms of three years or less;

•	exposure limits per customer and project;

•	knowledge of the repayment sources, including permanent loan conditions, interest rate sensitivity and property values;

•	need for property type diversification in its portfolio; and

•	preference against financing projects with speculative market risk.

Home Equity Loans.     The Bank and Wachovia Bank of Delaware, National Association (a subsidiary of Wachovia and our affiliate, which we refer to as “Wachovia Delaware”), originate and underwrite, or purchase and re-underwrite, home equity loans secured by a first, second or third mortgage primarily on the borrower’s residence. The underwriting process is intended to assess both the prospective borrower’s ability to repay and the adequacy of the real property security as collateral for the loan. Factors analyzed in determining the borrower’s ability to repay the loan include:

•	income;

•	credit history (including credit scores and credit bureau information); and

•	debt-to-income ratio.

Factors analyzed in determining the adequacy of the real property security include:

•	Loan-to-Value Ratio;

•	appraisals; and

•	homeowners insurance.

Residential Mortgage Loans.     Wachovia Mortgage Corporation, a subsidiary of Wachovia and an affiliate of the Bank and us, which we refer to as “Wachovia Mortgage”, originates and underwrites, or purchases and re-underwrites, consumer first mortgage loans. These loans typically are used to acquire or re-finance customers’ primary residences. Wachovia Mortgage’s underwriting criteria are focused primarily on secondary market guidelines. The underwriting process is intended to assess both the prospective borrower’s ability to repay and the adequacy of the real property security as collateral for the loan. Factors analyzed in determining the borrower’s ability to repay the loan include:

•	stability of income;

•	credit history (including credit scores and credit bureau information); and

•	debt-to-income ratio.

Factors analyzed in determining the adequacy of the real property security include:

•	Loan-to-Value Ratio;

•	appraisals; and

•	homeowners and title insurance.

Asset Acquisition and Disposition Policies

It is our policy to purchase, or accept as capital contributions, loans or participation interests in loans from the Bank or its affiliates that generally are:

•	performing, meaning they have no more than two payments past due, if any;

•	in accrual status; and

•	secured by real property such that they are REIT Qualified Assets.

Our policy also allows for investment in loans or assets which are not REIT Qualified Assets up to but not exceeding the statutory limitations imposed on organizations that qualify as a REIT under the Code. In the past, we have purchased or accepted as capital contributions loans and participation interests in loans both secured and not secured by real property along with other assets. We anticipate that we will acquire, or receive as capital contributions, interests in additional real estate secured loans from the Bank or its affiliates. We may from time to time acquire loans or loan participation interests from unaffiliated third parties. We may use any proceeds received in connection with the repayment or disposition of loan participation interests in our portfolio to acquire additional loans. Although we are not precluded from purchasing additional types of loans, loan participation interests or other assets, we anticipate that participation interests in additional loans acquired by us will be of the types described above under the heading “—General Description of Mortgage Assets and Other Authorized Investments; Investment Policy”. In addition, we will not invest in assets that are not REIT Qualified Assets if such investments would cause us to violate the requirements for taxation as a REIT under the Code.

We may from time to time acquire a limited amount of other authorized investments. Although we currently do not intend to acquire any mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans that are secured by single-family residential, multi-family or commercial real estate properties located throughout the United States, we are not restricted from doing so. We do not intend to acquire any interest-only or principal-only mortgage-backed securities. At March 31, 2003, we did not hold any mortgage-backed securities.

We currently anticipate that the Bank or its affiliates will continue to act as servicer of any additional loans that we acquire through purchase or participation interests from the Bank or its affiliates. We anticipate that any servicing arrangement that we enter into in the future with the Bank or its affiliates will contain fees and other terms that most likely will be substantially equivalent to but may be more favorable to us than those that would be contained in servicing arrangements entered into with unaffiliated third parties. To the extent we acquire additional loans or participation interests directly from unaffiliated third parties, we anticipate that such loans or participation interests may be serviced by entities other than the Bank or its affiliates. It is our policy that any servicing arrangements with unaffiliated third parties will be consistent with standard industry practices.

In accordance with the terms of the commercial, commercial real estate and residential loan participation and servicing agreements, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

Credit Risk Management Policies

For a description of our credit risk management policies, see below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance and Administration”.

Conflict of Interest Policies

Because of the nature of our relationship with the Bank or its affiliates, it is likely that conflicts of interest will arise with respect to certain transactions, including, without limitation, our acquisition of participation interests in loans from, or disposition of participation interests in loans to, the Bank, foreclosure on defaulted loans, management of the cash collateral related to the interest rate swaps and the modification of either the participation or servicing agreements. It is our policy that the terms of any financial dealings with the Bank will be consistent with those available from third parties in the lending industry.

Conflicts of interest among us and the Bank or its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or its affiliates may have with a borrower under a loan. Conflicts also could arise in connection with actions taken by us or the Bank or its affiliates. It is our intention that any agreements and transactions between us on the one hand, and the Bank or its affiliates on the other hand, including, without limitation, any loan participation agreements, be fair to all parties and consistent with market terms for such types of transactions. The requirement in our certificate of incorporation that certain of our actions be approved by a majority of our Independent Directors also is intended to ensure fair dealings among us and the Bank or its affiliates. There can be no assurance, however, that any such agreement or transaction will be on terms as favorable to us as could have been obtained from unaffiliated third parties.

There are no provisions in our certificate of incorporation limiting any of our officers, directors, shareholders, or affiliates from having any direct or indirect pecuniary interest in any asset to be acquired or disposed of by us or in any transaction in which we have an interest or from engaging in acquiring, holding, and managing our assets. As described in this prospectus, it is expected that the Bank will have direct interests in transactions with us including, without limitation, the sale of assets to us; however, except as borrowers under home equity or residential mortgage loans, none of our officers or directors will have any interests in such mortgage assets.

Other Policies

We intend to operate in a manner that will not subject us to regulation under the Investment Company Act. Therefore, we do not intend to:

•	invest in the securities of other issuers for the purpose of exercising control over such issuers;

•	underwrite securities of other issuers;

•	actively trade in loans or other investments;

•	offer securities in exchange for property; or

•	make loans to third parties, including our officers, directors or other affiliates.

The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate”. We refer to these interests as “Qualifying Interests”. Under current interpretations by the staff of the SEC, in order to qualify for this exemption, we, among other things, must maintain at least 55% of our assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that we may acquire therefore may be limited by the provisions of the Investment Company Act. We have established a policy of limiting authorized investments which are not Qualifying Interests to no more than 20% of the value of our total assets.

We may, under certain circumstances, purchase the Series A preferred securities and other shares of capital stock in the open market or otherwise. We have no present intention of repurchasing any of our shares of capital stock, and any such action would be taken only in conformity with applicable Federal and state laws and regulations and the requirements for qualifying as a REIT.

We intend to distribute to our shareholders, in accordance with the Exchange Act, annual reports containing consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America and certified by our independent auditors. Our certificate of incorporation provides that we will maintain our status as a reporting company under the Exchange Act for so long as any of the Series A preferred securities are outstanding and held by unaffiliated shareholders.

We currently make investments and operate our business in such a manner consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax, or other considerations may cause our board of directors, subject to approval by a majority of our Independent Directors, to determine that it is in our best interest and the best interest of our shareholders to revoke our REIT status. The Code prohibits us from electing REIT status for the four taxable years following the year of such revocation.

Servicing

The loans in our portfolio are serviced by the Bank or its affiliates pursuant to the terms of participation and servicing agreements between the Bank and its affiliates and us. The Bank has delegated servicing responsibility of the residential mortgage loans to third parties that are not affiliated with us or the Bank or its affiliates.

We pay the Bank a monthly loan servicing fee for its services under the terms of the loan participation and servicing agreements. The amount and terms of the fee are determined by mutual agreement of the Bank and us from time to time during the terms of the participation and servicing agreements.

We paid the Bank total servicing fees of $1.7 million in the first three months of 2003 and $0.9 million, $0.4 million and $1.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. For 2003, the annual servicing fee with respect to the commercial real estate and commercial loans is equal to the total committed amount of each loan multiplied by a fee of 0.03% and the annual servicing fee with respect to home equity loans is equal to the principal amount of each loan multiplied by a fee of 0.50%.

The participation and servicing agreements currently in place require the Bank to service the loans in our portfolio in a manner substantially the same as for similar work performed by the Bank for transactions on its own behalf. The Bank or its affiliates collect and remit principal and interest payments, maintain perfected collateral positions, and submit and pursue insurance claims. The Bank and its affiliates also provide accounting and reporting services required by us for our participation interests and loans. We also may direct the Bank to dispose of any loans that become classified as non-performing, placed in a non-performing status, or are renegotiated due to the financial deterioration of the borrower. The Bank is required to pay all expenses related to the performance of its duties under the participation and servicing agreements, including any payment to its affiliates or third parties for servicing the loans.

In accordance with the terms of the commercial, commercial real estate and residential loan participation and servicing agreements, we maintain the authority to decide whether to foreclose on collateral that secures a loan. In the event we determine a foreclosure proceeding is appropriate, we may direct the Bank to prosecute the foreclosure on our behalf. Upon sale or other disposition of foreclosure property, the Bank will remit to us the proceeds less the cost of holding and selling the foreclosure property.

To the extent we acquire loans or participation interests directly from unaffiliated third parties in the future, we may also enter into servicing agreements with such unaffiliated third parties or their affiliates.

Competition

In order to qualify as a REIT under the Code, we can only be a passive investor in real estate loans and certain other assets. Thus, we do not originate loans. We anticipate that we will continue to possess interests in mortgage and other loans in addition to those in the current portfolio and that substantially all of these loans will be owned by the Bank, although we may also purchase loans from unaffiliated third parties. The Bank competes with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, or insurance companies in acquiring and originating loans. To the extent we acquire additional loans or participation interests directly from unaffiliated third parties in the future, we will face similar competition as the Bank in acquiring such loans or participation interests.

Regulatory Considerations

On July 30, 2002, President Bush signed the Sarbanes-Oxley Act of 2002 into law. The intent of this law is to reform specific matters pertaining to public accounting oversight, auditor independence and corporate responsibility. Requirements in the act will affect certain of Wachovia’s corporate governance policies and certain of Wachovia’s business lines, such as securities analysis. We do not believe we will need to make material modifications to our corporate governance policies in response to the act nor do we believe the act will negatively affect our financial condition or results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Governance and Administration—Financial Disclosure” for a more complete description of certain of our and Wachovia’s financial disclosure policies.

Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations, and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our financial condition or results of operations.

As a REIT, we are subject to regulation under the Code. The Code requires us to invest at least 75% of the total value of our assets in REIT Qualified Assets. See “Business—General Description of Mortgage Assets and Other Authorized Investments; Investment Policy” for more detailed descriptions of the requirements of the Code applicable to us. In addition, we intend to operate in a manner that will not subject us to regulation under the Investment Company Act. See “Business—Conflicts of Interest and Related Management Policies and Programs—Other Policies” for a more detailed description of the requirements we have to follow in order not to be subject to regulation under the Investment Company Act.

Under certain circumstances, including any determination that the Bank’s relationship to us results in unsafe and unsound banking practices, the OCC has the authority to restrict our ability to make dividend payments to our shareholders. See “Business—Dividend Policy” for a more detailed description of such restrictions.

Moreover, our Series A preferred securities are automatically exchangeable for depositary shares representing Series G, Class A preferred stock of Wachovia at the direction of the OCC if any of the following events occurs:

•	the Bank becomes undercapitalized under the OCC’s “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•	the OCC, in its sole discretion, anticipates that the Bank may become “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

In an exchange, holders of our Series A preferred securities would receive one depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock for each of our

Series A preferred securities. The Wachovia Series G, Class A preferred stock will be non-cumulative, perpetual, non-voting preferred stock of Wachovia. If such an exchange occurs, holders of our Series A preferred securities would own an investment in Wachovia and not in us at a time when the Bank’s and, ultimately, Wachovia’s financial condition is deteriorating or the Bank may have been placed into conservatorship or receivership.

As a financial holding company and a bank holding company under the Bank Holding Company Act, Wachovia is regulated, supervised and examined by the Federal Reserve Board. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Wachovia, please refer to Wachovia’s annual report on Form 10-K for the fiscal year ended December 31, 2002, and any subsequent reports Wachovia files with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Wachovia’s earnings are affected by actions of the Federal Reserve Board, the OCC, which regulates its banking subsidiaries such as the Bank, the Federal Deposit Insurance Corporation, which insures the deposits of Wachovia’s banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

Wachovia’s earnings are also affected by general economic conditions, its management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect Wachovia’s business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Wachovia’s business.

Depository institutions, like Wachovia’s bank subsidiaries, are also affected by various Federal laws, including those relating to consumer protection and similar matters. Wachovia also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and Federal regulatory agencies and self-regulatory organizations. Wachovia’s non-bank subsidiaries may be subject to other laws and regulations of the Federal government or the various states in which they are authorized to do business.

Legal Proceedings

Neither we nor our subsidiaries are the subject of any litigation. We, Wachovia and the Bank are not currently involved in nor, to our knowledge, currently threatened with any material litigation with respect to the assets included in our portfolio, other than routine litigation arising in the ordinary course of business. Based on information currently available, advice of counsel, available insurance coverage and established reserves, we believe that the eventual outcome of the actions with respect to the assets included in our portfolio will not, in the aggregate, have a material adverse effect on our consolidated financial position or results of operations. However, in the event of unexpected future developments, it is possible that the ultimate resolution of those matters, if unfavorable, may be material to our results of operations for any particular period.

Employees

We have 2 executive officers, each of whom is described further below under “Management,” and approximately 15 additional non-executive officers. Our executive officers are also executive officers of Wachovia. We do not anticipate that we will require any additional employees because employees of the Bank and its affiliates are servicing the loans under the participation and servicing agreements. All of our officers are also officers or employees of Wachovia and/or the Bank. We maintain corporate records and audited financial statements that are separate from those of the Bank. Except as borrowers under home equity or residential mortgage loans, none of our officers, employees or directors will have any direct or indirect pecuniary interest in any mortgage asset to be acquired or disposed of by us or in any transaction in which we have an interest or will engage in acquiring, holding, and managing mortgage assets. However, 113 employees of Wachovia or its affiliates, including certain of the non-executive officers discussed above, own one Series D preferred security each.

Executive Offices

Our principal executive offices are located at 1620 East Roseville Parkway, Roseville, California 95661 (telephone number (877) 867-7378).

Web Site Access to SEC Filings

Although Wachovia Funding does not maintain its own website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are accessible at no cost on Wachovia’s website, www.wachovia.com, as soon as reasonably practicable after those reports have been electronically filed or submitted to the SEC. These filings are also accessible on the SEC’s website, www.sec.gov.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the four years ended December 31, 2002, are derived from our audited consolidated financial statements. The following selected consolidated financial data for the three months ended March 31, 2003 and 2002, and for the year ended December 31, 1998, are derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of our management, are necessary for a fair and consistent presentation of such data. Operating results for the three months ended March 31, 2003, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information beginning on page F-1 of this prospectus and Wachovia’s unaudited supplementary consolidating financial information as of and for the three months ended March 31, 2003 and 2002, and for the three years ended December 31, 2002, which includes certain consolidated financial information for the Bank, beginning on page F-24 of this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2003	2002	2002	2001	2000	1999	1998
Income Statement Data
Net interest income	$96,452	40,139	197,576	67,322	57,257	47,005	47,520
Provision for loan losses	2,530	46	15,215	5,262	3,602	1,034	1,099
Other income (loss)	6,547	(47)	76,130	(95,890)	395	96	(172)
Noninterest expense	2,695	1,203	9,869	2,394	2,207	3,078	3,083
Net income (loss)	$95,443	162,955	305,800	(23,545)	32,434	27,951	28,057

Balance Sheet Data
Cash and cash equivalents	$551,963	1,097,428	851,692	957,454	183,223	196,397	97,978
Loans, net of unearned income	11,584,736	4,387,575	10,947,583	4,378,961	558,756	512,858	586,616
Allowance for loan losses	(107,180)	(35,525)	(106,325)	(37,158)	(3,833)	(1,285)	(849)
Interest rate swaps	583,272	573,463	577,684	573,620	—	—	—
Total assets	12,642,604	6,038,490	12,459,057	5,889,666	746,803	714,097	686,269
Collateral held on interest rate swaps	580,000	573,600	575,820	570,340	—	—	—
Total liabilities	837,982	718,117	659,656	732,246	283	—	115
Total stockholders’ equity	$11,804,622	5,320,373	11,799,401	5,157,420	746,520	714,097	686,154

Selected Other Information
Nonperforming loans	$26,558	5,141	16,299	5,024	2,684	3,733	2,910
Nonperforming loans as a % of total loans	0.23%	0.12	0.15	0.11	0.48	0.73	0.50
Nonperforming loans as a % of total assets	0.21	0.09	0.13	0.09	0.36	0.52	0.42
Allowance for loan losses as a % of nonperforming loans	403.57	691.01	652.34	739.61	142.81	34.42	29.18
Allowance for loan losses as a % of total loans	0.93%	0.81	0.97	0.85	0.69	0.25	0.14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under “Risk Factors” and elsewhere in this prospectus. See also “Forward-Looking Statements”.

For the tax year ended December 31, 2002, we were taxed as a REIT, and we intend to comply with the relevant provisions of the Code to be taxed as a REIT. Accordingly, with the exception of the income of our taxable REIT subsidiary, WPR, we will not be subject to Federal income tax on net income to the extent we meet these provisions, including distributing the majority of our earnings to shareholders and satisfying certain asset, income and stock ownership tests. As a result of our change in tax status from a taxable corporation to a REIT, our net deferred tax liability as of December 31, 2001, was written off as a benefit to income tax expense in January 2002. Upon the formation of WPR in October 2002, a deferred tax expense was recorded to establish the initial deferred tax liability on the book versus tax basis differences of the assets contributed to WPR. In addition, WPR incurs Federal and state income tax on its net income.

Critical Accounting Policies

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America, and they conform to general practices within the applicable industries. The application of certain of these principles involves a significant amount of judgment and the use of estimates based on assumptions that involve significant uncertainty at the time of evaluation. We have identified the allowance for loan losses policy as being particularly sensitive in terms of judgments and the extent to which estimates are used.

The sensitivity analyses provided below are hypothetical scenarios and generally cannot be extrapolated because the relationship of a change in assumptions to the change in fair value may not be linear. Additionally, the effect of a variation in a particular assumption on fair value is calculated without changing any other assumptions, when in reality, changes in any one assumption may result in changes in other factors.

Allowance for Loan Losses

We believe we have developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses that reflect our evaluation of credit risk after careful consideration of all information available to us. In developing this assessment, we must necessarily rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

The allowance for loan losses is maintained at a level we believe is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. As a subsidiary of Wachovia, our loans are included in Wachovia’s analysis of the adequacy of the allowance for loan losses. Wachovia employs a variety of statistical modeling and estimation tools in assessing the adequacy of the allowance. Our allowance consists of the same components that Wachovia uses. Certain components are a pro-rata portion of Wachovia’s allowance and other components are calculations specific to our portfolio. The following is a discussion of Wachovia’s methodology, our portion of each component and those components that are specific to us. The allowance consists of formula-based components for both commercial and consumer loans, specific allowance for impaired commercial loans, and allowance related to additional factors that are indicative of loss. Each of these components of the allowance and the techniques used and the estimates and judgments inherent therein is described in the following narrative. In certain cases, we have noted the effect of a change in an assumption or estimate, but we believe that those changes are captured in other model components.

The formula-based component for the commercial loan portfolio is calculated by stratifying the portfolio by credit grade and applying loss rates specific for each credit grade to each strata. The processes and controls over assignment and review of credit grades are discussed under “–Risk Governance and Administration–Credit Risk Management”. Historical loss rates are calculated using three years of actual credit losses. At December 31, 2002, the formula-based component of the allowance for commercial loans was $48.3 million.

Due to the variable nature of large-balance commercial loans, actual losses for a year may be higher or lower than the average implied by the historical loss rates. To address this risk, Wachovia uses a simulation model to develop a range of additional allowance, which enables Wachovia to mitigate a specific degree of uncertainty in the formula-based component for commercial loans. At December 31, 2002, our portion of this position in this range added $22.1 million to the allowance. Increasing the confidence level by 5% mitigates more uncertainty and would increase our portion of this component of the allowance by $8.2 million.

Impaired loans consist of commercial loans on nonaccrual status. Impaired loans over a certain size are individually reviewed and the allowance is determined based on the difference between the loan’s carrying value compared with the loan’s fair value. Fair value is measured on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. No other allowance is provided for impaired loans. At December 31, 2002, this component of the allowance was less than $1.0 million.

For consumer loans, the formula-based component of the allowance is a function of the delinquency profile of pools of homogenous loans and the loss rates for each delinquency category. The loss rates are based on historical delinquency migration, vintage analyses, credit score-based forecasting methods and loss data. An additional amount is calculated to ensure that we are adequately reserved for product-specific trends that are not accounted for in the normal analysis. For example, a collateral devaluation from a real estate downturn increases losses in the consumer portfolio. Our portion of the allowance for consumer loans amounted to $2.0 million at December 31, 2002.

The final component of the allowance represents the impact of factors that are not fully captured elsewhere in the model, and includes amounts for deteriorating industries, macroeconomic factors and imprecision in the models to develop the allowance.

The commercial portfolio is affected by industry trends and events. In an economic downturn, some industries deteriorate more than others. Deteriorating industries are evaluated by obtaining current, external information on default probabilities. For those industries with a median default probability above a certain threshold, an additional factor is applied to the allowance for borrowers in those industries. The factor used varies depending on the estimate of the degree of deterioration in that industry. At December 31, 2002, our portion of this factor totaled $9.8 million. If this factor were increased by 25%, we would recognize an additional $2.5 million for this component of the allowance.

Macroeconomic factors are also considered in estimating the impact of certain events on borrowers’ ability to repay their loans including adverse trends in macroeconomic variables, such as unemployment rates, income growth, inflation and political events. To gain insight on these qualitative factors, Wachovia consults with their chief economist and reviews risk assessment reports. At December 31, 2002, our portion of this component of the allowance was $13.6 million.

In addition, a certain level of imprecision will always exist in any model. Model imprecision is accounted for in the allowance by calculating a percentage of the formula-based component of the allowance, which is typically between 10% and 25%. At December 31, 2002, this component of the allowance was $9.6 million. If we were to increase the percentages used by 25%, we would recognize an additional $2.4 million in allowance.

We continuously monitor qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, criticized and nonperforming loans. The distribution of the allowance as described above does not diminish the fact that the entire allowance is available to absorb credit losses in the loan portfolio. Our principal focus is, therefore, on the adequacy of the total allowance for loan losses.

Results of Operations

For purposes of this discussion, the term “loans” includes loans and loan participation interests, the term “residential loans” includes home equity loans and residential mortgages and the term “commercial loans” includes commercial and commercial real estate loans. See Table 1 at the end of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for certain performance and dividend payout ratios for the three months ended March 31, 2003 and 2002, and the years ended December 31, 2002, 2001 and 2000.

Although we have the authority to acquire interests in an unlimited number of mortgage and other assets from unaffiliated third parties, the majority of our interests in mortgage and other assets that we have acquired have been acquired from the Bank or an affiliate pursuant to loan participation agreements between the Bank or an affiliate and us. Our remaining assets were acquired directly from the Bank. The Bank either originated the mortgage assets or acquired them as part of the acquisition of other financial institutions.

In December 2001, the Bank contributed commercial loans with a carrying amount of $4.0 billion and a fair market value of $3.7 billion to us in exchange for the issuance of common stock with a fair value of $3.7 billion and a related increase in paid-in capital of $300 million. Since we and the Bank are under common control of Wachovia, the contributed commercial loans were recorded at their carrying value of $4.0 billion. The excess of the carrying value of the loans over the fair market value of the loans was recorded as an increase in paid-in capital.

In October 2002, we paid the Bank $896 million in cash for home equity loans, which reflected a fair value purchase price.

In November 2002, the Bank contributed commercial loans with a carrying value of $6.4 billion and a fair market value of $6.0 billion to Wachovia Preferred Holding. Wachovia Preferred Holding then contributed this portfolio to us in exchange for the issuance of our Series A, B and C preferred securities with a fair value of $6.0 billion and a related increase to paid-in capital of $400 million. Since we, Wachovia Preferred Holding and the Bank are under common control of Wachovia, the contributed commercial loans were recorded at their carrying value of $6.4 billion. The excess of the book value of the loans over the fair market value of the loans was recorded as an increase in paid-in capital.

In December 2002 and February 2003, we paid the Bank $230 million and $484 million, respectively, in cash for commercial loans, which reflected a fair value purchase price.

In December 2001, the Bank contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673 million to us in exchange for common stock. After the contribution of the receive-fixed interest rate swaps, but prior to December 31, 2001, we entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with the same unaffiliated third party. Between the time that we received the receive-fixed interest rate swaps, and the time that we entered into the pay-fixed interest rate swaps, we realized a decrease in fair value of $95.6 million in the receive-fixed interest rate swaps as a result of changes in the then-prevailing interest rates.

March 31, 2003 to March 31, 2002 Three Month Comparison

Interest Income.    Interest income increased $55.6 million from the first quarter of 2002, or 130%, to $98.3 million in the first quarter of 2003. Interest on all commercial loans increased to $80.8 million in the first quarter of 2003 from $30.7 million in the first quarter of 2002 representing three months of interest in 2003 on commercial loans contributed in November 2002 in addition to interest on loans purchased in 2002 and 2003. Interest on residential loans increased $5.7 million, or 67%, to $14.2 million in the first quarter of 2003 from $8.5 million in the first quarter of 2002 as a result of home equity loans purchased in 2002. Interest income on cash invested in overnight eurodollar deposit investments decreased $191,000, or 5%, in the first quarter of 2003 to $3.3 million.

The average balances, interest income and rates related to interest-earning assets for the three months ended March 31, 2003 and 2002, are presented below.

	Three Months Ended March 31, 2003			Three Months Ended March 31, 2002
(In thousands)	Average Balance	Interest Income	Rate	Average Balance	Interest Income	Rate
Loan participations
Commercial loans	$3,312,761	27,228	3.33%	$2,965,866	21,139	2.89%
Commercial real estate loans	6,697,148	53,567	3.24	1,084,480	9,535	3.57
Home equity loans	684,414	12,948	7.67	272,361	6,632	9.88

Total loan participations	10,694,323	93,743	3.56	4,322,707	37,306	3.50
Residential mortgages	95,604	1,208	5.05	109,198	1,844	6.75
Interest-bearing deposits in banks and other earning assets	1,059,428	3,302	1.26	875,203	3,493	1.62

Total interest-earning assets	$11,849,355	98,253	3.36%	$5,307,108	42,643	3.26%

Interest Expense.    Interest expense decreased to $1.8 million in the first quarter of 2003 from $2.5 million in the first quarter of 2002 due to the decline in short-term market rates paid on the collateral held on the interest rate swaps.

Provision for Loan Losses.    The provision for loan losses increased to $2.5 million in the first quarter of 2003 from $46,000 in the first quarter of 2002, as a result of average loans increasing $6.4 billion in the first quarter of 2003 compared with the same period in 2002.

Gain on Interest Rate Swaps.    The gain on interest rate swaps was $6.5 million in the first quarter of 2003 compared with a loss of $99,000 in the first quarter of 2002. The gain is the result of changes in the interest rate environment that increased the fair value of our net investment in the interest rate swaps.

Loan Servicing Costs.    Loan servicing costs increased $1.4 million to $1.7 million in the first quarter of 2003 from $352,000 in the first quarter of 2002 due to higher average loans from the loan contributions and purchases in 2002 and 2003. The loans are serviced by the Bank pursuant to our participation and servicing agreements. For commercial loans, the fee is equal to the total committed amount of each loan multiplied by 0.03%.

Management Fees. Management fees were $618,000 in the first quarter of 2003 compared with $518,000 in the first quarter of 2002. Management fees represent reimbursements to Wachovia for general overhead expenses paid on our behalf. Wachovia charges the management fee to affiliates that have over $10 million in assets and over $2 million in estimated annual noninterest expense. Such affiliates are assessed management fees based on their relative percentage of total consolidated assets and noninterest expense plus a 10% markup.

Other Expense.    Other expense increased $22,000, or 7%, to $355,000 in the first quarter of 2003. This increase was due largely to franchise fees and other miscellaneous expenses.

Income Tax (Expense) Benefit.    Income tax expense was $2.3 million in the first quarter of 2003, based on the net income of our taxable REIT subsidiary WPR. An income tax benefit of $124 million in the first quarter of 2002 reflected the write off of our net deferred tax liability as of December 2001, resulting from the change in tax status from a taxable corporation to a REIT.

2002 to 2001 Twelve Month Comparison

Interest Income.    Interest income increased $140 million from 2001, or 205%, to $208 million in 2002. Interest on commercial loans increased to $154 million in 2002 from $12.5 million in 2001 representing twelve months of interest in 2002 on commercial loans contributed to us in December 2001 in addition to interest on loans contributed in November 2002. Interest on residential loans decreased $7.8 million, or 17%, to $37.0 million in 2002 from $44.8 million in 2001 as a result of reinvestment in lower yielding loans in a declining interest rate environment. Interest income on cash invested in overnight eurodollar deposit investments increased $6.6 million, or 60%, in 2002 to $17.5 million from 2001 due to cash investment balances increasing from loan collections and cash received in December 2001 as collateral for interest rate swaps.

The average balances, interest income and rates related to interest-earning assets for the two years ended December 31, 2002, are presented below.

	Year Ended December 31, 2002			Year Ended December 31, 2001
(In thousands)	Average Balance	Interest Income	Rate	Average Balance	Interest Income	Rate
Loan participations
Commercial loans	$1,880,664	57,872	3.08%	$338,233	12,456	3.68%
Commercial real estate loans	2,785,618	95,727	3.44	—	—	—
Home equity loans	438,694	30,636	6.98	352,778	35,098	9.95

Total loan participations	5,104,976	184,235	3.61	691,011	47,554	6.88
Residential mortgages	97,972	6,342	6.47	130,023	9,669	7.44
Interest-bearing deposits in banks and other earning assets	1,080,237	17,545	1.62	271,421	10,956	4.04

Total interest-earning assets	$6,283,185	208,122	3.31%	$1,092,455	68,179	6.24%

The dollar amount of change in interest income related to our interest-earning assets for the two years ended December 31, 2002, is presented below.

	2002 Compared to 2001			2001 Compared to 2000
	Interest Income Variance	Variance Attributable to (a)		Interest Income Variance	Variance Attributable to (a)
(In thousands)		Rate	Volume		Rate	Volume
EARNING ASSETS
Commercial loans	$45,416	(6,717)	52,133	12,456	—	12,456
Commercial real estate loans	95,727	—	95,727	—	—	—
Home equity loans	(4,462)	(11,736)	7,274	14,439	(4,940)	19,379
Residential mortgages	(3,327)	(1,098)	(2,229)	(9,890)	693	(10,583)
Interest-bearing deposits in banks and other earning assets	6,589	(16,303)	22,892	(6,083)	(5,945)	(138)

Total earning assets	$139,943	(35,854)	175,797	10,922	(10,192)	21,114

(a)    Changes that are not directly attributable to rate or volume are allocated to both rate and volume on an equal basis.

Interest Expense.    Interest expense increased to $10.5 million in 2002 from $857,000 in 2001 representing twelve months of interest accrued in 2002 compared with one month of interest accrued in 2001 on cash collateral received related to interest rate swaps that were contributed to us in December 2001. Interest is paid based on a short-term market rate.

Provision for Loan Losses.    The provision for loan losses increased $9.9 million to $15.2 million in 2002 from $5.3 million in 2001 primarily as a result of average loans increasing to $5.2 billion in 2002 from $821 million in 2001. Average loans increased primarily from the contribution of $4.0 billion of commercial loans in December 2001, as well as contributions or acquisitions of loans in late 2002. The allowance for loan losses was 0.97% and 0.85% of loans net of unearned income as of December 31, 2002 and 2001, respectively.

Gain on Interest Rate Swaps.    The gain on interest rate swaps was $76.1 million in 2002 compared with a loss of $95.9 million in 2001. The gain is the result of changes in the interest rate environment that increased the fair value of our net investment in interest rate swaps. We recognized a loss of $95.9 million in 2001 as a result of a decrease in fair value of our receive-fixed interest rate swaps prior to entering into the pay-fixed interest rate swaps that serve as an economic hedge of the receive-fixed interest rate swaps.

Loan Servicing Costs.    Loan servicing costs increased $673,000 or 112%, to $1.3 million in 2002 from $602,000 in 2001 due to higher average loans from the loan contributions and purchases in 2001 and 2002. The loans are serviced by the Bank pursuant to our participation and servicing agreements. For commercial loans, the fee is equal to the total committed amount of each loan multiplied by 0.03%.

Management Fees.    Management fees were $7.2 million in 2002 compared with zero in 2001. Management fees represent reimbursements to Wachovia for general overhead expenses paid on our behalf. The management fee is charged by Wachovia to affiliates that have over $10 million in assets and over $2 million in estimated annual noninterest expense. If the affiliate qualifies for an allocation, the affiliate is assessed management fees based on its relative percentage of total consolidated assets and noninterest expense plus a 10% markup. In 2001, we did not meet the second of those criteria and were not charged a management fee. We anticipate that we will meet both of these criteria in the future, and accordingly, we will continue to incur management fee expense.

Other Expense.    Other expense decreased $360,000, or 20%, to $1.4 million in 2002. In 2001, $975,000 was paid to the Bank in consideration for the Bank providing a guaranty of our obligations under the receive-fixed interest rate swaps before we entered into the pay-fixed interest rate swaps, and zero was paid in 2002. Additionally, losses on loan sales were $358,000 in 2001 and zero in 2002. Foreclosure expense increased $807,000 in 2002, due to an increase in foreclosure activity associated with a larger, more seasoned, loan portfolio.

Income Tax Benefit.    Income tax benefit increased $44.5 million to $57.2 million in 2002 from 2001 as a result of a change in our tax status from a taxable corporation to a REIT in 2002. The 2002 tax benefit is net of deferred tax expense related to the formation of WPR during 2002.

2001 to 2000 Twelve Month Comparison

        Interest Income.    Interest income increased $10.9 million from 2000, or 19%, to $68.2 million in 2001. Interest income on commercial loans increased to $12.5 million in 2001 from zero in 2000 representing one month of interest in 2001 on commercial loans that were contributed by the Bank in December 2001. Interest income on residential loans increased $4.5 million, or 11%, from 2000 to $44.8 million in 2001 as a result of a full year of interest on $400 million in higher yielding home equity loans purchased from the Bank in August 2000. Interest income on cash invested in overnight eurodollar deposit investments decreased $6.1 million, or 36%, from 2000 to $10.9 million in 2001 due to the lower interest rate environment.

The average balances, interest income and rates related to interest-earning assets for the two years ended December 31, 2001, are presented below.

	Year Ended December 31, 2001			Year Ended December 31, 2000
(In thousands)	Average Balance	Interest Income	Rate	Average Balance	Interest Income	Rate
Loan participations
Commercial loans	$338,233	12,456	3.68%	$—	—	—%
Home equity loans	352,778	35,098	9.95	174,750	20,659	11.82

Total loan participations	691,011	47,554	6.88	174,750	20,659	11.82
Residential mortgages	130,023	9,669	7.44	275,680	19,559	7.09
Interest-bearing deposits in banks and other earning assets	271,421	10,956	4.04	274,105	17,039	6.22

Total interest-earning assets	$1,092,455	68,179	6.24%	$724,535	57,257	7.90%

The dollar amount of change in interest income related to our interest-earning assets for the two years ended December 31, 2001, is presented below.

	2001 Compared to 2000			2000 Compared to 1999
	Interest Income Variance	Variance Attributable to (a)		Interest Income Variance	Variance Attributable to (a)
(In thousands)		Rate	Volume		Rate	Volume
EARNING ASSETS
Commercial loans	$12,456	—	12,456	—	—	—
Home equity loans	14,439	(4,940)	19,379	15,822	3,576	12,246
Residential mortgages	(9,890)	693	(10,583)	(13,662)	(202)	(13,460)
Interest-bearing deposits in banks and other earning assets	(6,083)	(5,945)	(138)	8,037	2,918	5,119

Total earning assets	$10,922	(10,192)	21,114	10,197	6,292	3,905

(a)    Changes that are not directly attributable to rate or volume are allocated to both rate and volume on an equal basis.

Interest Expense.    Interest expense increased to $857,000 in 2001 from zero in 2000 representing approximately one month of interest paid on cash collateral received related to interest rate swaps that were contributed in December 2001. Interest is paid based on a short-term market rate.

Provision for Loan Losses.    The provision for loan losses increased $1.7 million to $5.3 million in 2001 from $3.6 million in 2000 primarily as a result of average loans increasing to $821 million in 2001 from $450 million in 2000. Average loans increased primarily from the purchase of residential loans in August 2000.

Loss on Interest Rate Swaps.    The loss on interest rate swaps was $95.9 million in 2001 representing the decrease in fair value of the receive-fixed interest rate swaps contributed to us by the Bank in December 2001 between the time the contribution was made and the time we entered into pay-fixed interest rate swaps that serve as an economic hedge of the contributed receive-fixed interest rate swaps.

Loan Servicing Costs.    Loan servicing costs decreased $781,000, or 56%, to $602,000 in 2001 from $1.4 million in 2000 due to the Bank entering into a lower cost sub-servicing agreement in February 2001. The loans are serviced by the Bank pursuant to our participation and servicing agreements. For commercial loans, the fee is equal to the total committed amount of each loan multiplied by 0.03%.

Management Fees.    Management fees were zero in 2001 compared with $824,000 in 2000. As described above, in 2001 we did not meet the second of Wachovia’s criteria for assessment of a management fee.

Other Income.    Other income decreased to zero in 2001 from $395,000 in 2000 due to 2000 including $522,000 in net gains on loan sales of which there were none in 2001.

Other Expense.    Other expense increased to $1.8 million in 2001 from zero in 2000 primarily due to $399,000 in increased foreclosure expense, $358,000 in losses on loan sales, and $975,000 paid to the Bank in consideration for the Bank providing a guaranty of our obligations under the receive-fixed interest rate swaps before we entered into the pay-fixed interest rate swaps. The guaranty fee is equal to 0.03% multiplied by the absolute value of the net notional amount of the interest rate swaps.

Balance Sheet Analysis

March 31, 2003 to December 31, 2002

At March 31, 2003, total assets were $12.6 billion compared with $12.5 billion at December 31, 2002. As of March 31, 2003, $10.7 billion, or 85%, of our assets consisted of a 100% participation interest in commercial loans, and $797 million, or 6%, of our assets consisted of a 100% participation interest in home equity loans, before the allowance for loan losses.

Loans.    Net loans increased $636 million to $11.5 billion at March 31, 2003, compared to December 31, 2002, primarily due to an increase in commercial loans as a result of loan advances or purchases in 2003. See Table 2 at the end of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Allowance for Loan Losses.    The allowance for loan losses increased $855,000 from December 31, 2002, to $107 million at March 31, 2003, primarily as a result of our purchase of new loans in February 2003. See Table 3 at the end of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Interest Rate Swaps.    Interest rate swaps increased to $583 million at March 31, 2003, from $578 million at December 31, 2002, which represents the fair value of our net position in interest rate swaps.

Accounts Receivable/Payable-Affiliates, Net.    Net accounts receivable/payable from affiliates was a net payable position of $172 million at March 31, 2003, compared with a net accounts receivable position of $159 million at December 31, 2002, as a result of intercompany cash transactions related to net loan paydowns, interest receipts and funding.

Other Assets.    Other assets increased $50,000 to $29.8 million at March 31, 2003.

Collateral Held on Interest Rate Swaps.    Collateral held on interest rate swaps increased to $580 million at March 31, 2003, from $576 million at December 31, 2002, reflecting additional cash received to collateralize the increased fair value of the interest rate swaps.

December 31, 2002 to December 31, 2001

At December 31, 2002, total assets were $12.5 billion compared with $5.9 billion at December 31, 2001. As of December 31, 2002, $9.9 billion, or 80%, of our assets consisted of a 100% participation interest in commercial loans, and $946 million, or 8%, of our assets consisted of a 100% participation interest in home equity loans, before the allowance for loan losses.

Loans.    Net loans increased $6.5 billion to $10.8 billion at December 31, 2002, compared with December 31, 2001, primarily due to a $5.9 billion increase in commercial loans as a result of loan purchases or contributions during 2002.

Commercial loan maturities on a historical basis for the years ended December 31, 2002 and 2001 are presented below.

	December 31,
	Commercial and Commercial Real Estate
(In thousands)	2002	2001
FIXED RATE
1 year or less	$11,006	—
1-5 years	30,728	37,833
After 5 years	144,283	30,570

Total fixed rate	186,017	68,403

ADJUSTABLE RATE
1 year or less	617,150	401,889
1-5 years	4,564,022	2,575,536
After 5 years	4,546,961	944,528

Total adjustable rate	9,728,133	3,921,953

Total	$9,914,150	3,990,356

Allowance for Loan Losses.    The allowance for loan losses increased $69.2 million from December 31, 2001, to $106 million at December 31, 2002, as a result of allowance transferred with the commercial loans contributed to or purchased by us from the Bank in 2002. The allowance was 0.97% of loans, net of unearned income at December 31, 2002, and 0.85% at December 31, 2001. See Table 3 at the end of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Interest Rate Swaps.    Interest rate swaps increased to $578 million at December 31, 2002, from $574 million at December 31, 2001, which represents fair value of our net position in interest rate swaps.

Accounts Receivable-Affiliates, Net.    Net accounts receivable from affiliates increased to $159 million at December 31, 2002, from a net accounts payable position of $9.4 million at December 31, 2001, as a result of intercompany cash transactions.

Other Assets.    Other assets increased $13.0 million, or 77%, to $29.8 million at December 31, 2002, from $16.8 million at December 31, 2001, due to an increase in accrued interest receivable.

Collateral Held on Interest Rate Swaps.    Collateral held on interest rate swaps increased to $576 million at December 31, 2002, from $570 million at December 31, 2001. As part of the receive-fixed interest rate swaps contributed to us by the Bank in December 2001, the unaffiliated counterparty to the swaps provided collateral that we hold.

Other Liabilities.    Other liabilities increased to $16.8 million at December 31, 2002, from $7.7 million at December 31, 2001, due to the increase in minority interests after the sale of a 2% interest in one of our subsidiary’s membership units to an affiliate of the Bank in exchange for cash in December 2002.

December 31, 2001 to December 31, 2000

At December 31, 2001, total assets were $5.9 billion compared with $747 million at December 31, 2000. As of December 31, 2001, $4.6 billion, or 68% of our assets, consisted of a 100% participation interest in commercial loans and $286 million, or 5% of our assets, consisted of a 100% participation interest in home equity loans, before the allowance for loan losses.

Loans.    Net loans were $4.3 billion at December 31, 2001, up $3.8 billion from December 31, 2000, due to the December 2001 contribution to us of $4.0 billion of commercial loans by the Bank offset by a $162 million decrease in residential loans.

Allowance for Loan Losses.    The allowance for loan losses increased $33.3 million from December 31, 2000 to $37.2 million at December 31, 2001, as a result of the allowance transferred with the commercial loans contributed to us by the Bank in December 2001. The allowance was 0.85% of loans net of unearned income at December 31, 2001, and 0.69% at December 31, 2000. See Table 3 at the end of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Interest Rate Swaps.    Interest rate swaps increased to $574 million at December 31, 2001, from zero at December 31, 2000, from the contribution of the receive-fixed interest rate swaps to us by the Bank in December 2001. Interest rate swaps are recorded at fair value. Subsequent to the contribution, we entered into pay-fixed interest rate swaps that serve as an economic hedge to the receive-fixed interest rate swaps.

Other Assets.    Other assets increased $9.3 million to $16.8 million at December 31, 2001, from $7.5 million at December 31, 2000, due to a $9.6 million increase in interest receivable, primarily related to the contribution of commercial loans in December 2001, offset by a $660,000 decrease in consumer interest receivables due to lower consumer loan balances.

Collateral Held on Interest Rate Swaps.    Collateral held on interest rate swaps increased to $570 million at December 31, 2001, from zero at December 31, 2000. As part of the receive-fixed interest rate swaps contributed to us by the Bank in December 2001, the unaffiliated counterparty to the swaps provided collateral that we hold. The cash collateral is recorded at fair value.

Other Liabilities.    Other liabilities increased $7.5 million at December 31, 2001, from $107,000 at December 31, 2000, due to the increase in minority interests after the sale of a 1% interest in one of our subsidiary’s common stock to Wachovia in exchange for cash in December 2001.

Commitments

Our commercial loan portfolio includes unfunded loan commitments that are provided in the normal course of business. For commercial borrowers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For lending commitments, the contractual amount of a commitment represents the maximum potential credit risk if the entire commitment is funded and the borrower does not perform according to the terms of the contract. A large majority of these commitments expire without being funded, and accordingly, total contractual amounts are not representative of our actual future credit exposure or liquidity requirements. The “—Risk Governance and Administration—Credit Risk Management” section describes how Wachovia, as owner of the Bank which originates and services the loans, manages credit risk when extending credit.

Loan commitments create credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement. This risk is incorporated into an overall evaluation of credit risk and to the extent necessary, reserves are recorded on these commitments. Uncertainties around the timing and amount of funding under these commitments may create liquidity risk. The “—Risk Governance and Administration—Liquidity Risk Management” section describes the way we manage liquidity and fund these commitments, to the extent funding is required. At March 31, 2003, December 31, 2002 and December 31, 2001, commitments to extend credit were $1.6 billion, $1.5 billion and $1.2 billion, respectively.

Liquidity and Capital Resources

Our internal sources of liquidity generally include cash generated from our operations and principal repaid on loans. In addition, any necessary liquidity could be obtained by drawing on the line of credit that we have with the Bank. Under the terms of that facility, we can borrow up to $2.0 billion under a revolving demand note at a rate of interest equal to the Federal funds rate. Further, we could issue additional common or preferred stock, subject to any pre-approval rights of our shareholders. We believe that our existing sources of liquidity are sufficient to meet our funding needs.

Risk Governance and Administration

Credit Risk Management

Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms. We incur credit risk by investing in lending and lending-related assets. The nature and amount of credit risk depends on the types of transactions, the structure of those transactions and the parties involved. Credit risk is central to the profit strategy in lending. Since our assets are currently primarily loans originated by the Bank, which is a subsidiary of Wachovia, the following is a discussion of Wachovia’s credit risk management strategies.

Credit risk is managed through a combination of policies and procedures and risk-taking or commitment authorities that are tracked and regularly updated in a centralized database. All credit authorities are delegated through the independent risk management organization. Most officers who are authorized to incur credit exposure are in the risk management organization and are independent of the officers who are responsible for generating new business.

The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines. These guidelines are based on the default probabilities associated with the credit facilities extended to each borrower or related group of borrowers. Concentration risk is managed through geographic and industry diversification, country limits and loan quality factors.

Commercial Credit.    All commercial loans are assigned internal risk ratings reflecting the probability of the borrower defaulting on any obligation, the probability of a default on any particular Wachovia credit facility and the probable loss in the event of a default.

Commercial credit extensions are also evaluated using a Risk Adjusted Return on Capital model that considers pricing, internal risk ratings, loan structure and tenor, among other variables. This produces a risk/return analysis, enabling the efficient use of economic capital attributable to credit risk. The same credit processes and checks and balances are used for unfunded commitments as well as for funded exposures.

Economic capital for all credit risk assets is calculated by the portfolio management group within the risk management organization. As part of their annual capital level review, this group analyzes factors that are used to determine the amount of economic capital needed to support credit risk in the loan portfolio.

Credit Risk Review is an independent unit that performs risk process reviews and evaluates a representative sample of credit extensions after the fact. Credit Risk Review has the authority to change internal risk ratings and is responsible for assessing the adequacy of credit underwriting and servicing practices. This unit reports directly to the Credit and Finance Committee of the Wachovia board of directors.

Credit approvals are based, among other factors, on the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, the type of exposure, the transaction structure and the general economic outlook. There are two processes for approving credit risk exposures. The first involves standard approval structures for use in retail, certain small business lending and most trading activities. The second, and more prevalent approach, involves individual approval of exposures consistent with the authority delegated to officers experienced in the industries and loan structures over which they have responsibility.

In commercial lending, servicing of credit exposure may be as often as weekly for certain types of asset-based lending, to annually for certain term loans. Some term loans having characteristics similar to retail loans are monitored for delinquencies only. In general, quarterly servicing is normal for all significant exposures. The internal risk ratings are confirmed with each major servicing event. In addition, portfolio modeling is employed to verify default probabilities and to estimate losses.

Borrower exposures may be designated as “watch list” accounts when warranted by either environmental factors or individual company performance. Such accounts are subjected to additional quarterly reviews by the business line management, risk management and credit risk review staff and our chief risk management officer in order to adequately assess the borrower’s credit status and to take appropriate action. In addition, projections of both nonperforming assets and losses for future quarters are performed monthly.

Wachovia has also established special teams composed of skilled and experienced lenders to manage problem credits. These teams handle commercial recoveries, workouts and problem loan sales.

Commercial credit checks and balances, the independence of risk management functions and specialized processes are all designed to avoid problems where possible and to recognize and address problems early in the cycle when they do occur.

Consumer Credit.    In retail lending, Wachovia manages credit risk from a portfolio view rather than by specific borrower as in commercial lending. The risk management division, working with the line of business, determines the appropriate risk/return profile for each portfolio, utilizing a variety of tools including quantitative models and scorecards tailored to meet Wachovia’s specific needs.

By incorporating these models and policies into computer programs or “decisioning engines,” much of the underwriting is automated. Once a line of credit or other retail loan is extended, it is included in the overall portfolio, which is continuously monitored for changes in delinquency trends and other asset quality indicators. Delinquency action on individual credits is taken monthly or as needed if collection efforts are necessary. The independent credit risk review unit also has a retail component to ensure adequacy and timeliness of retail credit processes.

To the extent that we acquire loans or participation interests in loans from unaffiliated third parties in the future, we intend to follow substantially similar credit risk management strategies as Wachovia.

Concentration of Credit Risk.    Concentration of credit risk generally arises with respect to our loans when a significant number of underlying loans have borrowers that engage in similar business activities or activities in the same geographical region. Concentration of credit risk indicates the relative sensitivity of performance to both positive and negative developments affecting a particular industry.

Interest Rate Risk Management

Interest rate risk is the sensitivity of earnings to changes in interest rates. Our income consists primarily of interest income on our variable rate loans. If there is a further decline in market interest rates, we may experience a reduction in interest income on our loan portfolio and a corresponding decrease in funds available to be distributed to our stockholders. The reduction in interest income may result from downward adjustments of the indices upon which the interest rates on loans are based and from prepayments of loans with fixed interest rates, resulting in reinvestment of the proceeds in lower yielding assets. In December 2001, the Bank contributed receive-fixed interest rate swaps to us in exchange for common stock. Subsequent to the contribution, we entered into pay-fixed interest rate swaps that serve as an economic hedge to the receive-fixed interest rate swaps. Currently, we do not expect to enter into additional derivative transactions.

At March 31, 2003, approximately 11% of the loans in our portfolio had fixed interest rates. Such loans tend to increase our interest rate risk. We monitor the rate sensitivity of assets acquired. Our methods for evaluating interest rate risk include an analysis of interest-rate sensitivity “gap”, which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of interest-rate-sensitive liabilities. A gap is considered negative when the amount of interest-rate-sensitive liabilities exceeds interest-rate-sensitive assets.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution is perfectly matched in each maturity category.

As of March 31, 2003, $10.3 billion, or 82%, of our assets had variable interest rates and could be expected to reprice with changes in interest rates. As of March 31, 2003, our liabilities were $838 million, or 7% of our assets, while stockholders’ equity was $11.8 billion, or 93% of our assets. This positive gap between our assets and liabilities indicates that an increase in interest rates would result in an increase in net interest income and a decrease in interest rates would result in a decrease in net interest income.

Our rate-sensitive assets and liabilities at December 31, 2002, are presented below. Assets that immediately reprice are placed in the overnight column. The allowance for loan losses is not included in loans. The fair value of the $1.2 billion of fixed rate loans and loan participations approximated their book value at December 31, 2002. The fair value of the $9.8 billion of variable rate loans and loan participations was approximately $9.1 billion at December 31, 2002.

(In thousands)	Overnight	Within One Year	One to Three Years	Three to Five Years	Over Five Years	Total
RATE-SENSITIVE ASSETS
Interest-bearing deposits in banks	$845,006	—	—	—	—	845,006
Loans and loan participations
Fixed rate	315	44,687	46,219	49,300	1,056,166	1,196,687
Variable rate	10,677	606,152	2,412,134	2,160,468	4,561,465	9,750,896

Total rate-sensitive assets	$855,998	650,839	2,458,353	2,209,768	5,617,631	11,792,589

Total rate-sensitive liabilities	$575,820	—	—	—	—	575,820

The aggregate fair value of the $1.3 billion of fixed rate loans and loan participations and the $10.3 billion of variable rate loans and loan participations was approximately $10.9 billion at March 31, 2003.

We account for derivative financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137 and SFAS 138, which establishes accounting and reporting standards for derivatives and hedging activities. Under SFAS 133, all or our derivatives (currently consisting of interest rate swaps) are recorded at fair value in the balance sheets. When we have more than one transaction with a counterparty and there is a legally enforceable master netting agreement between the parties, the net of the gain and loss positions are recorded as an asset or a liability on our consolidated balance sheets. Realized and unrealized gains and losses are recorded as a net gain or loss on interest rate swaps on our consolidated statements of operations.

At March 31, 2003, our position in interest rate swaps was an asset of $1.2 billion and a liability of $590 million, which is recorded net on our consolidated balance sheet at fair value. The following table presents interest rate swap maturities as of March 31, 2003.

(In thousands)	2 Years or Less	2-5 Years	5-10 Years	After 10 Years	Total
Interest Rate Swap Assets
Notional amount	$—	150,000	4,100,000	—	4,250,000
Weighted average receive rate (a)	—%	6.10	7.45	—	7.41
Weighted average pay rate (a)	—%	1.34	1.26	—	1.26
Interest Rate Swap Liabilities
Notional amount	$—	150,000	4,100,000	—	4,250,000
Weighted average receive rate (a)	—%	1.34	1.26	—	1.26
Weighted average pay rate (a)	—%	4.84	5.72	—	5.69

(a)	All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at March 31, 2003.

At December 31, 2002, our position in interest rate swaps was an asset of $1.1 billion and a liability of $528 million, which is recorded net on our consolidated balance sheet at fair value.

In December 2001, the Bank contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673 million to us in exchange for common stock. The unaffiliated counterparty to the receive-fixed interest rate swaps provided cash collateral to us. We pay interest to the counterparty on the collateral at a short-term market rate. We also invest the cash in overnight eurodollar deposit investments and earn a short-term market rate. After the contribution of the receive-fixed interest rate swaps, but prior to December 31, 2001, we entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with the same unaffiliated third party. Between the time that we received the receive-fixed interest rate swaps, and the time that we entered into the pay-fixed interest rate swaps, we realized a decrease in fair value of $95.6 million in the receive-fixed interest rate swaps as a result of changes in the then-prevailing interest rates.

Market Risk Management

Market risk is the risk of loss from adverse changes in market prices and interest rates. Market risk arises primarily from interest rate risk inherent in lending, investment in derivative financial instruments and borrowing activities.

At March 31, 2003, our receive-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.0 years, weighted average receive rate of 7.41% and weighted average pay rate of 1.26%. Our pay-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.0 years, weighted average receive rate of 1.26% and weighted average pay rate of 5.69% at March 31, 2003. All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at March 31, 2003.

Due to the difference in fixed rates in our interest rate swaps, volatility is expected given certain interest rate fluctuations. If market rates were to decrease 100 basis points or 200 basis points, we would realize short-term net gains on our interest rate swaps of $25.9 million or $53.6 million, respectively. If market rates were to increase 100 basis points or 200 basis points, we would realize short-term net losses on our interest rate swaps of $24.3 million or $47.1 million, respectively. These short-term fluctuations will eventually offset over the life of the interest rate swaps, with no change in cash flow occurring in the net positions. The changes in value of the net swap positions were calculated under the assumption there was a parallel shift in the LIBOR curve using 100 basis point and 200 basis point shifts, respectively.

Operational Risk Management

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Our assets are primarily loans originated by the Bank, and we rely on servicing, which includes delegating servicing to third parties in some circumstances, and administrative services from Wachovia or its affiliates. The following is a discussion of Wachovia’s operational risk management strategies. This risk is inherent in all of Wachovia’s businesses.

The corporate governance structure for the management of operational risk is composed of the Credit & Finance Committee of Wachovia’s board of directors, an enterprise-wide operational risk executive committee and functional risk committees focused on managing a specific risk such as vendor, compliance, technology and business continuity planning. Outside the governance process, Wachovia devotes significant emphasis and resources to continuous refinement of processes and tools that aid them in proactive identification and management of material operational risks. Additionally, Wachovia focuses on training, education and development of a risk management culture that reinforces the message that management of operational risk is the responsibility of all of its employees.

Wachovia manages operational risk under the leadership of its chief risk management officer. An enterprise-wide operational risk team, reporting to the chief risk management officer, is composed of professionals who work with business line and risk management resources to deploy and improve operational risk management competencies, processes and technologies. Additionally, this group is responsible for corporate operational risk governance and information reporting to executive management and to Wachovia’s board of directors, including the Audit & Compliance Committee and the Credit & Finance Committee.

The merger between Wachovia’s predecessor entities, the former Wachovia Corporation and First Union Corporation (which was then renamed Wachovia Corporation), closed on September 1, 2001, and includes application systems and other elements that impact our operations. Managing merger integration risk and change in general is a key component of operational risk. To manage this risk, the merger integration team, led by experienced merger executives, is following a paced, methodical and deliberate integration plan for the conversion and integration of the former Wachovia and First Union. A disciplined process to assess organizational readiness for change has been implemented. This process provides readiness/risk information relative to staffing, training, customer communication, compliance, vendors, corporate real estate, technology infrastructure, application systems, operational support and balancing/reconcilement.

Wachovia has also focused on operational risks outside the merger context such as business continuity, reliance on vendors and privacy/information security. These risks are not unique to Wachovia and are inherent in the financial services industry.

The management of business continuity and availability risk includes consideration of the people, processes and technologies that support the day-to-day operations, as well as specific contingency plans for business disruptions such as natural disasters, terrorism or failure of systems. Wachovia manages this risk by developing business continuity plans and periodic testing and validation.

Vendor risks include the strategic, reputation, financial, compliance or transaction impact that might result from reliance on third-party vendors and alliance partners for delivery of services to our customers. Wachovia manages this risk by performing both initial and periodic assessments of each third-party relationship to ensure that the delivery of products and services to our customers is not negatively affected. Additionally, Wachovia requires that service providers implement appropriate measures to meet the objectives of our security guidelines. Wachovia continues to refine its governance structure, processes and training in order to manage this risk more effectively.

Privacy and information security risks include threats of improper access to data and threats to the integrity of data. Wachovia manages this risk by using a comprehensive information security program that includes administrative, technical and physical safeguards for customer records and information. This program requires periodic training of employees and the continual enhancement of security tools and processes. The security systems use the most current technologies such as firewalls, intrusion detection and encryption. These security systems are also subject to periodic internal and external testing.

Liquidity Risk Management

Liquidity risk involves the risk of being unable to fund assets with the appropriate duration and rate-based liability, as well as the risk of not being able to meet unexpected cash needs. Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future potential obligations. In managing liquidity, we take into account various legal limitations placed on us.

Our principal liquidity needs are to pay operating expenses and dividends, fund commitments under our loans, and acquire additional participation interests as the underlying loans mature or prepay. Operating expenses and dividends are expected to be funded through cash generated by operations, while funding commitments and the acquisition of additional participation interests in loans is intended to be funded with the proceeds obtained from repayment of principal balances by individual borrowers. We do not have and do not anticipate having any material capital expenditures.

To the extent that our board of directors determines that additional funding is required, we may raise funds through additional equity offerings, debt financings, or retention of cash flow, or a combination of these methods. However, any cash flow retention must be consistent with the REIT provisions of the Code, including the requirement that a REIT distribute of at least 90% of its REIT taxable income (computed without regard to the dividend paid deduction and capital gains), and must take into account taxes that would be imposed on undistributed income, including any excise tax. In addition, any necessary liquidity could be obtained by drawing on the line of credit that we have with the Bank. Under the terms of that facility, we can borrow up to $2.0 billion under a revolving demand note at a rate of interest equal to the federal funds rate.

At March 31, 2003, our liabilities principally consist of cash collateral held on the receive-fixed interest rate swaps that we have invested in eurodollar deposit investments. Our certificate of incorporation does not contain any limitation on the amount or percentage of debt, funded or otherwise, we may incur, except the incurrence of debt for borrowed money or our guarantee of debt for borrowed money in excess of amounts borrowed or guaranteed. However, as part of issuing our Series A preferred securities, we have a covenant in which we agree not to incur indebtedness over 20% of our stockholders’ equity unless approved by two-thirds of the Series A preferred securities, voting as a separate class.

Financial Disclosure

As a subsidiary of Wachovia, we are included in Wachovia’s internal control procedures that include internal controls over financial reporting, which generally includes those controls relating to the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America. The following is a discussion of Wachovia’s process of maintaining and evaluating internal controls over financial reporting. Wachovia’s general process of maintaining and evaluating internal controls over financial reporting also includes maintaining and evaluating internal controls over the financial reporting of Wachovia Funding. Wachovia is subject to the internal control reporting and attestation requirements of the Federal Deposit Insurance Corporation Improvement Act, and therefore, it is very familiar with the process of maintaining and evaluating its internal controls over financial reporting. In connection with the Sarbanes-Oxley Act of 2002, Wachovia’s management, including certain of its executive officers who are also executive officers of Wachovia Funding, focused its attention in 2002 on “disclosure controls and procedures,” which as defined by the SEC are generally those controls and procedures designed to ensure that financial and non-financial information required to be disclosed in reports filed with the SEC are reported within the time periods specified in the SEC’s rules and forms, and that such information is communicated to management, including Wachovia’s chief executive officer and chief financial officer, who are also the chief executive officer and the chief financial officer of Wachovia Funding, respectively, as appropriate, to allow timely decisions regarding required disclosure. In light of new regulatory requirements, Wachovia engaged in a process of reviewing its disclosure controls and procedures for itself and Wachovia Funding. As a result of that review, and although Wachovia believed that its and Wachovia Funding’s pre-existing disclosure controls and procedures were effective in enabling compliance with disclosure obligations, Wachovia implemented minor enhancements to its and Wachovia Funding’s disclosure controls and procedures. These enhancements, which included the establishment of a disclosure committee, generally formalized and documented the disclosure controls and procedures that Wachovia and Wachovia Funding already had in place. Matters related to Wachovia Funding’s disclosure controls and procedures are dealt with by Wachovia’s disclosure committee since we are a subsidiary of Wachovia and we do not have a separate disclosure committee.

Wachovia’s disclosure committee, which includes senior representatives of Wachovia from its treasury, accounting and investor relations departments, as well as its four core business segments assists its senior management in the oversight of the accuracy and timeliness of the disclosures, as well as implementing and evaluating the overall disclosure process. As part of Wachovia’s disclosure process, accounting representatives of its finance division and representatives from its four core business segments, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, prepare and review monthly, quarterly and annual financial reports, which also are reviewed by each of the business segment’s chief financial officers and senior management. Accounting representatives in Wachovia’s finance division also conduct further reviews with the senior management team, other appropriate personnel involved in the disclosure process, including Wachovia’s disclosure committee and Wachovia’s internal auditors, and Wachovia’s external auditors, who are also our external auditors, and counsel, as appropriate. In addition, representatives of Wachovia’s finance division meet with representatives of the primary federal banking regulators on a quarterly basis to review, among other things, Wachovia’s income statement and balance sheet trends, any significant or unusual transactions, changes in or adoption of significant accounting policies, and other significant non-financial data, as identified by Wachovia’s representatives. Wachovia’s chief executive officer and chief financial officer also meet with the federal banking regulators on a semiannual basis. As required by applicable regulatory requirements, Wachovia’s chief executive officer and chief financial officer, who are also the chief executive officer and the chief financial officer of Wachovia Funding, respectively, review and make various certifications regarding the accuracy of Wachovia’s and Wachovia Funding’s periodic public reports filed with the SEC and Wachovia’s and Wachovia Funding’s disclosure controls and procedures. With the assistance of its disclosure committee, Wachovia will continue to asses and monitor the disclosure controls and procedures of Wachovia and Wachovia Funding and will make refinements as necessary.

Transactions with Related Parties

We are subject to certain income and expense allocations from affiliated parties for various services received. In addition, we enter into transactions with affiliated parties in the normal course of business. The nature of the transactions with affiliated parties is discussed below. Further information, including amounts involved, is presented in Note 6 of our consolidated financial statements.

The Bank services all our loans on our behalf, which includes delegating servicing to third parties in the case of residential mortgage loans. We are subject to Wachovia’s management fee policy and are allocated a fee from Wachovia for general overhead expenses paid on our behalf if we meet certain asset and expense criteria. We met these criteria for the three months ended March 31, 2003 and in 2002 and expect to continue to meet these criteria in the future and therefore expect that we will continue to incur management fee expense. We did not meet Wachovia’s criteria for being assessed a fee in 2001, and therefore no fee was charged. We also have a swap servicing and fee arrangement with the Bank, whereby the Bank provides operations, back office, book entry, record keeping and valuation services related to our interest rate swaps, for which we pay a fee to the Bank.

Eurodollar deposit investments with the Bank are our primary cash management vehicle. In 2003, 2002 and 2001, we entered into certain loan participations with affiliates and are allocated a portion of all income associated with these loans.

The Bank acts as our collateral custodian in connection with collateral pledged to us related to our interest rate swaps. For this service, we pay the Bank a fee based on the value of the collateral. In addition, the Bank is permitted to rehypothecate and use as its own the collateral held by the Bank as our custodian. The Bank pays us a fee based on the value of the collateral involved for this right. The Bank also provides a guaranty of our obligations under the interest rate swaps when the swaps are in a net payable position, for which we pay a monthly fee based on the absolute value of the net notional amount of the interest rate swaps.

Accounting and Regulatory Matters

The following information addresses new or proposed accounting pronouncements related to our industry as well as legislation that has had a significant impact on our industry.

Guarantees.    In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45 (“FIN 45”). FIN 45 requires a company to record as a liability the fair value of certain guarantees initiated by the company. The offsetting entry is dependent on the nature of the guarantee with an asset generally being recorded, such as the consideration received for providing a letter of credit or prepaid rent for a residual value guarantee in an operating lease. The liability recorded will typically be reduced by a credit to the results of operations as the guarantee lapses, which generally will occur on a systematic basis over the term of the guarantee or at settlement of the guarantee.

The initial measurement and recognition provisions of FIN 45 are effective for applicable guarantees written or modified after December 31, 2002. The adoption of these recognition provisions may result in recording liabilities associated with certain guarantees that we provide. The impact of the initial measurement and recognition provisions of FIN 45 is dependent on the number and size of applicable future guarantees that we provide; however, we do not anticipate that the impact will have a material effect on our consolidated financial statements.

In addition, FIN 45 requires disclosures beginning with the December 31, 2002, financial statements of these and other guarantees. We have provided the disclosures required by FIN 45 in Note 7 of our consolidated financial statements, for all applicable guarantees in effect at December 31, 2002.

Regulatory Matters.    On July 30, 2002, President Bush signed the Sarbanes-Oxley Act of 2002 into law. The intent of this law is to reform specific matters pertaining to public accounting oversight, auditor independence and corporate responsibility. Requirements in the act will affect certain of Wachovia’s corporate governance policies and certain of Wachovia’s business lines, such as securities analysis. We do not believe we will need to make material modifications to our corporate governance policies in response to the act nor do we believe the act will negatively affect our financial condition or results of operations.

Various legislative and regulatory proposals concerning the financial services industry are pending in Congress, the legislatures in states in which we conduct operations, and before various regulatory agencies that supervise our operations. Given the uncertainty of the legislative and regulatory process, we cannot assess the impact of any such legislation or regulations on our financial condition or results of operations.

Table 1

Performance and Dividend Payout Ratios

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000
RATIOS
Return on assets	3.10%	10.85	4.22	(2.32)	4.41
Return on stockholders’ equity	3.27	12.28	4.90	(2.43)	4.39
Stockholders’ equity to assets	94.80	88.36	86.25	95.26	100.00
Dividend payout ratio	94.53%	—	27.26	—	0.03

Table 2

Loans

(In thousands)	March 31, 2003	December 31, 2002	December 31, 2001
COMMERCIAL
Commercial and commercial real estate	$10,701,968	9,914,150	3,990,356

CONSUMER
Residential mortgages	93,574	93,897	110,258
Home equity loans	796,882	945,598	286,385

Total loans	11,592,424	10,953,645	4,386,999
Unearned income	7,688	6,062	8,038

Total loans, net of unearned income	$11,584,736	10,947,583	4,378,961

Table 3

Loan Losses and Recoveries and Past Due Loans

	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2003	2002	2002	2001	2000
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$106,325	37,158	37,158	3,833	1,285
Provision for loan losses	2,530	46	15,215	5,262	3,602
Allowance relating to loans sold	—	(10)	(2,005)	(515)	(673)
Allowance related to loans contributed and purchased from the Bank	—	—	63,895	33,681	—
Net charge-offs	(1,675)	(1,669)	(7,938)	(5,103)	(381)

Balance, end of period	$107,180	35,525	106,325	37,158	3,833

LOAN LOSSES
Commercial and commercial real estate loans	$1,743	1,756	1,124	—	—
Residential mortgages	—	—	—	—	36
Home equity	—	—	7,213	5,155	386

Total loan losses	1,743	1,756	8,337	5,155	422

LOAN RECOVERIES
Commercial and commercial real estate loans	—	—	—	—	—
Residential mortgages	—	—	—	—	39
Home equity	68	87	399	52	2

Total loan recoveries	68	87	399	52	41

Net charge-offs	$1,675	1,669	7,938	5,103	381

Total net charge-offs as % of average loans, net	0.02%	0.04	0.20	0.62	0.08

Accruing loans past due 90 days	$3,701	3,182	3,182	3,419	6,504

Table 4

Allocation of the Allowance for Loan Losses

	December 31,
	2002		2001		2000
(In thousands)	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans	Amt.	Loans % of Total Loans
Commercial and commercial real estate loans	$70,910	90%	$22,651	91%	$—	—%
Residential mortgages	395	1	87	2	218	25
Home equity loans	1,969	9	2,068	7	2,708	75
Unallocated	33,051	—	12,352	—	907	—

Total	$106,325	100%	$37,158	100%	$3,833	100%

Table 5 Nonaccrual Loans
(In thousands)	March 31, 2003	December 31, 2002
Commercial and commercial real estate loans	$19,846	10,283
Residential mortgages	351	351
Home equity loans	6,361	5,665

Total nonaccrual loans	$26,558	16,299

as a % of loans, net	0.23%	0.15

MANAGEMENT

Executive Officers

We currently have two executive officers. Our executive officers are also executive officers of Wachovia. We estimate that our executive officers will devote less than 5% of their time to managing our business. Executive officers of Wachovia are generally elected to their offices for one-year terms at a Wachovia board meeting in April of each year. The names of our executive officers, their ages, their positions with Wachovia, and their business experience during the past five years, are as follows:

G. Kennedy Thompson (52).    Chief Executive Officer of Wachovia, since April 2000, and President, since December 1999. Previously, Chairman of Wachovia, from March 2001 to September 2001; Vice Chairman, from October 1998 to December 1999; and Executive Vice President, from November 1996 to October 1998. Also, a director of Wachovia and Florida Rock Industries, Inc.

Robert P. Kelly (49).    Senior Executive Vice President and Chief Financial Officer of Wachovia since September 2001. Previously, Executive Vice President and Chief Financial Officer of Wachovia, from November 2000 to September 2001; and Vice Chairman-Group Office from February 2000 to July 2000, Vice Chairman-Retail Banking from 1997 to February 2000, and Vice Chairman from 1996 to 1997, all of Toronto Dominion Bank.

None of our executive officers owns any shares of our capital stock.

Directors

We currently have four directors. One of our directors, G. Kennedy Thompson, is also an executive officer and a director of Wachovia. The names of our directors, their ages, their positions with Wachovia and/or their business experience during the past five years, are as follows:

James E. Alward (59).    Retired since June 1998. Previously, Vice President of Taxes, CVS Corporation, a national retail drug store chain.

Joel J. Griffin (56).    Chairman, The Griffin Company, Atlanta, Georgia, a real estate development, marketing, brokerage and construction services business.

Charles F. Jones (48).    Chief Executive Officer, Exchange Chemical, Inc., Atlanta, Georgia, a chemical reseller and distributor.

G. Kennedy Thompson (52).    Chief Executive Officer of Wachovia, since April 2000, and President, since December 1999. Previously, Chairman of Wachovia, from March 2001 to September 2001; Vice Chairman, from October 1998 to December 1999; and Executive Vice President, from November 1996 to October 1998. Also, a director of Wachovia and Florida Rock Industries, Inc.

Prior to his retirement in February 2003, L. M. Baker, Jr. was a director of Wachovia Funding and a director of Wachovia. Messrs. Alward, Griffin and Jones are our Independent Directors, as discussed below under “—Independent Directors”.

Each of our directors will serve until their successors are duly elected and qualified. We have no current intention to further alter the number of directors comprising our board of directors after the sale of the Series A preferred securities in this offering.

None of our directors owns any shares of our capital stock.

Independent Directors

Our certificate of incorporation requires that, so long as any Series A preferred securities are outstanding, certain actions by us must be approved by a majority of our Independent Directors satisfying the definition of being “independent” as set forth in the corporate governance standards of the New York Stock Exchange. We currently have three Independent Directors. The actions requiring Independent Director approval are described in more detail under the heading “Description of the Series A Preferred Securities—Independent Director Approval”. In addition, although not restricted from doing so, our board of directors does not currently intend to approve the following transactions without the approval of a majority of our Independent Directors:

•	the modification of the general distribution policy or the authorization or declaration of any distribution in respect of shares of our common stock for any year if, after taking into account any such proposed distribution, total distributions on our preferred securities and our shares of common stock would exceed an amount equal to the sum of 105% of our REIT taxable income, excluding capital gains, for such year plus our net capital gains for that year; and

•	the redemption of any of our shares of common stock.

If we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities and any Parity Stock for six quarters, the number of our directors will be increased by two and holders of the Series A preferred securities, voting together as a class with the holders of any Parity Stock with the same voting rights, will have the right to elect such additional directors.

Audit Committee

We have an audit committee consisting of our three Independent Directors.

The primary purpose of the audit committee is to assist our board of directors in its oversight of internal controls, the financial statements and the audit process. To that end, the audit committee shall:

•	retain and terminate our independent certified public accountants;

•	review reports prepared by management and the independent certified public accountants on systems of internal control and the audit and compliance process; and

•	review the financial statements, which are prepared by management and audited by the independent certified public accountants.

Limitations on Liability of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, subject to certain limitations. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

Section 102 (b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Our by-laws provide for the indemnification of our directors and executive officers by us against liabilities arising out of his or her status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with our best interests. Our certificate of incorporation provides for the elimination of the personal liability of each of our directors, to the fullest extent permitted by the provisions of the DGCL, as the same may from time to time be in effect.

We maintain directors and officers liability insurance. In general, the policy insures:

•	our directors and officers against loss by reason of any of their wrongful acts; and

•	Wachovia Funding against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

EXECUTIVE COMPENSATION

Neither of our executive officers, G. Kennedy Thompson and Robert P. Kelly, receives any compensation from Wachovia Funding. Messrs. Thompson and Kelly are also executive officers of Wachovia, which pays all of their compensation. This section contains information about Messrs. Thompson and Kelly’s compensation for the years 2000, 2001 and 2002 that was paid by Wachovia.

Executive Compensation

The following information relates to compensation paid or payable to our current Chief Executive Officer and President, G. Kennedy Thompson, and our other executive officer, Robert P. Kelly, who were serving as such at December 31, 2002.

Summary Compensation Table

The following table sets forth for our executive officers: (i) their name and principal position on December 31, 2002 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including (A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f) and (g)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), and (B) the sum of the number of stock options granted (column (g)); and (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (h)).

Summary Compensation Table

			Annual Compensation			Long-Term Compensation Awards
						Restricted Stock Awards ($)(3)	Securities Underlying Options/SARs (#)(4)	All Other Compensation ($)(5)
Name and Position	Year		Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)(2)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
G. Kennedy Thompson President and CEO	2002		1,000,000	3,750,000	111,603	2,832,662	678,120	191,264
	2001		1,000,000	2,600,000	74,050	—	1,098,800	126,533
	2000		940,000	—	30,834	697,531	477,900	4,255,158
Robert P. Kelly Senior Executive Vice President and Chief Financial Officer	2002		500,000	1,175,000	51,208	708,175	169,530	33,220
	2001		437,500	875,000	141,611	—	266,300	23,157
	2000	(5)	57,955	—	—	—	100,000	—

(1)	Amounts include dollars deferred by our executive officers under Wachovia’s deferred compensation plans. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a “change in control” of Wachovia where the successor or acquiring corporation does not elect to continue such plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including our deferred compensation plans. Prior to a “change in control” of Wachovia, benefits are paid from the trust only upon our direction. Upon the occurrence of a “change in control”, we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the “change in control” occurs.

(2)	Represents reimbursement for (i) payment of taxes, and (ii) personal benefits, if the personal benefits exceed the lesser of $50,000 or 10% of the total of the amounts in columns (c) and (d). Personal benefits for an executive officer which exceeded 25% of the executive officer’s total personal benefits in 2002 were as follows:

	Thompson	Kelly
Expense allowance	$66,000	$42,000
Amounts reimbursed for relocation	—	—
Amounts reimbursed for payment of taxes	7,883	—

(3)	The aggregate number of shares or units of restricted Wachovia common stock held as of December 31, 2002, and the value thereof as of such date, were as follows: Thompson: 96,064 shares ($3,500,572); and Kelly: 18,646 shares ($679,460).

Shares of restricted stock granted in 2002 vest on the sixth anniversary of the grant date. However, vesting will accelerate to the third anniversary of the grant date if certain earnings per share performance objectives for Wachovia are achieved. In the event of termination due to death, disability, retirement (as defined in the applicable stock plan), or a “change in control” of Wachovia, any remaining vesting restrictions will lapse. Dividends are paid on shares of restricted stock at the same time dividends on the other outstanding shares of common stock are paid.

(4)	Amounts shown for 2002 consist of the following:

	Thompson	Kelly
Savings plan matching contributions	$58,500	28,500
Value of life insurance premiums*	123,245	4,668
Value of disability insurance	1,136	—
Above market interest on deferred compensation	8,383	52

*	The value of life insurance premiums includes the value of premiums under split-dollar life insurance agreements. We may terminate certain of such agreements and receive our interest in the related life insurance policies under certain conditions, provided we may not terminate such agreements if certain of such conditions occur after a “change in control” of Wachovia.

(5)	Mr. Kelly was hired by Wachovia’s predecessor, First Union Corporation, as Executive Vice President and Chief Financial Officer in November 2000.

Option/SAR Grants Table

The following table sets forth with respect to grants of stock options of Wachovia common stock made during 2002 to each of our executive officers: (i) the name of such officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees of Wachovia during 2002 (column (c)); (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the Black-Scholes value of the options at grant date (column (f)).

Option/SAR Grants in 2002

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Individual Grants % of Total Options/SARs Granted to Employees in 2002	Exercise or Base Price ($/Sh)	Expiration Date	Black-Scholes Grant Date Value(2) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Thompson	678,120	2.80%	$37.98	04/16/12	8,435,813
Mr. Kelly	169,530	0.70%	37.98	04/16/12	2,108,953

(1)	These options are nonqualified stock options. The options are exercisable over a three-year period in 33 1/3% annual increments, at an option exercise price equal to the market price of the common stock on the date of grant. These options were granted under Wachovia’s 1998 Stock Incentive Plan.
(2)	The values shown for the options referred to in footnote (1) reflect standard application of the Black-Scholes pricing model using (i) an expected volatility (29.00%), (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (5.185%), and (iv) dividends at the annualized rate in place on the date of grant ($0.96). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options possibilities of future stock returns (dividends plus share price appreciation) resemble a normal “bell-shaped” curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of our executive officers to bring future success to Wachovia for the benefit of all stockholders.

Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table

The following table sets forth with respect to each exercise of Wachovia common stock options (or tandem stock appreciation rights (“SARs”)) and freestanding SARs during 2002 by each of our executive officers and the year-end value of unexercised options and SARs on an aggregated basis: (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of unexercised options and SARs held at December 31, 2002, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 2002, separately identifying the exercisable and unexercisable options and SARs (column (e)).

Aggregated Option/SAR Exercises in 2002 and December 31, 2002 Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 12/31/02 (#)(1)	Value of Unexercised In- the-Money Options/SARs at 12/31/02 ($)(2)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
(a)	(b)	(c)	(d)	(e)
Mr. Thompson	0	0	870,288/1,537,226	4,965,058/3,817,238
Mr. Kelly	0	0	116,667/419,163	856,336/1,057,940

(1)	Upon a “change in control” of Wachovia, all outstanding options will become exercisable.
(2)	Values represent the difference between the option exercise price and the market value of Wachovia common stock on December 31, 2002, rounded to the nearest dollar. Options which have an exercise price above the market value on that date have an attributed value of zero.

Pension Plan and Other Retirement Arrangements Table

The following table sets forth the estimated annual benefits payable upon retirement under Wachovia’s tax qualified pension plan in the specified compensation and years of service classifications indicated below.

Pension Plan Table

Average annual

Compensation	Estimated annual pension plan retirement benefit, assuming a married participant, a straight life annuity and the years of service indicated(1)
	15 years	20 years	25 years	30 years	35 years
$200,000	$37,328	$49,771	$62,214	$74,657	$87,100
400,000	37,328	49,771	62,214	74,657	87,100
600,000	37,328	49,771	62,214	74,657	87,100
800,000	37,328	49,771	62,214	74,657	87,100
1,000,000	37,328	49,771	62,214	74,657	87,100
1,200,000	37,328	49,771	62,214	74,657	87,100

(1)	For the year ending December 31, 2002, the annual retirement benefit payable under our pension plan is limited by federal law to $160,000 and the maximum covered compensation is limited to $200,000. The benefit amounts listed above exclude any amount payable under Social Security.

The compensation covered by Wachovia’s pension plan includes basic compensation. The portions of compensation that are considered covered compensation under Wachovia’s pension plan for executive officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2003, the credited full years of service under our pension plan were as follows: Mr. Thompson: 27 years; and Mr. Kelly: 2 years.

Director Compensation

For services rendered as Wachovia Funding directors, our non-employee directors, Messrs. Alward, Griffin and Jones, are paid an annual cash retainer of $20,000. Non-employee directors are also paid $1,000 per meeting attended, $500 per committee meeting attended and $250 per telephonic meeting. In addition, directors are reimbursed for travel and lodging costs to attend meetings of directors.

Employment Contracts

Mr. Thompson.    In November 1999, Wachovia entered into an employment agreement with G. Kennedy Thompson, the current Chairman, Chief Executive Officer and President of Wachovia and Chief Executive Officer and President of Wachovia Funding. Mr. Thompson requested an amendment to that agreement in February 2002 resulting in the employment agreement having a three-year (five-year prior to the February 2002 amendment) employment period, which is consistent with other Wachovia executive officers. The employment agreement is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreement provides that if Wachovia terminates his employment for reasons other than “cause”, death, disability or retirement or he terminates his employment for “good reason”, then he will be entitled to (i) a pro rata annual bonus for the period prior to his termination date, based on the highest bonus paid to him during either the three-year period prior to his termination or the three-year period prior to the date of the agreement, (ii) an amount equal to three times (five times prior to the February 2002 amendment) his annual base salary and the highest bonus determined under (i) above, and (iii) medical and life insurance benefits for him and his family for three years (five years prior to the February 2002 amendment) after his termination date (or for life if the termination date occurs after a “change in control” of Wachovia). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be “excess parachute payments” for federal tax purposes.

Mr. Kelly.    Wachovia also entered into an employment agreement with Mr. Kelly that contains terms substantially similar to Wachovia’s employment agreement with Mr. Thompson.

Compensation	Committee Interlocks and Insider Participation; Compensation Committee Report

We do not have a compensation committee. None of our executive officers or employees is compensated by us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

One of our directors is also a director and an executive officer of Wachovia. Our executive officers are also executive officers of Wachovia and one of our executive officers is also a director of Wachovia. In addition, some of our directors and executive officers are customers of Wachovia’s affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Transactions with directors and executive officers have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. We may hold a participation interest in some of these loans.

The Bank administers our day-to-day activities under the terms of participation and servicing agreements between the Bank and us. These agreements reflect what we believe to be terms consistent with those resulting from arm’s-length negotiations and obligate us to pay the Bank an annual service fee of 0.03% multiplied by the total committed amount of each loan with respect to the commercial and commercial real estate loans and an annual service fee of 0.50% multiplied by the total principal amount of each loan with respect to home equity loans. Additionally we are subject to Wachovia’s management fee policy and thus reimburse Wachovia on a monthly basis for general overhead expenses. We are dependent on the Bank and others for servicing the loans in our portfolio. All of our officers and certain directors are also either officers and/or directors of Wachovia or the Bank or their affiliates.

We also have a swap servicing and fee arrangement with the Bank, whereby the Bank provides operations, back office, book entry, record keeping and valuation services related to our interest rate swaps, for which we pay a fee to the Bank. In addition, the Bank acts as our collateral custodian in connection with collateral pledged to us in relation to our interest rate swaps. For this service, we pay the Bank a fee based on the value of the collateral. In addition, the Bank is permitted to rehypothecate and use as its own the collateral held by the Bank as our custodian. The Bank pays us a fee based on the value of the collateral involved for this right. The Bank also provides a guaranty of our obligations under the interest rate swaps when the swaps are in a net payable position, for which we pay a monthly fee based on the absolute value of the net notional amount of the interest rate swaps.

Eurodollar deposit investments with the Bank are our primary cash management vehicle. In 2001, we entered into certain loan participations with affiliates and are allocated a portion of all income associated with these loans.

After this offering, Wachovia, the Bank and Wachovia Preferred Holding will continue to control a substantial majority of our outstanding voting shares.

BENEFICIAL OWNERSHIP OF OUR CAPITAL STOCK

We have 99,999,900 shares of common stock issued and outstanding. The following table sets forth the number of shares and percentage of ownership beneficially owned by all persons known by us to own more than five percent of the shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Wachovia Preferred Funding Holding Corp. 1620 East Roseville Parkway Roseville, California 95661	99,851,752	99.85%

In addition to the foregoing, and upon completion of this offering of 12,000,000 of our Series A preferred securities, Wachovia Preferred Holding will own:

•	40,000,000 (or 100%) of our outstanding Series B preferred securities;

•	4,233,754 (or 100%) of our outstanding Series C preferred securities; and

•	800 (or approximately 88%) of our outstanding Series D preferred securities.

None of our directors or executive officers owns any shares of our capital stock. Each Series A, B, and C preferred security will have 1/10th of a vote per share. The Series D preferred securities are non-voting.

We do not have any equity compensation plans.

DESCRIPTION OF THE SERIES A PREFERRED SECURITIES

The following summary describes the material terms and provisions of the Series A preferred securities. This description is qualified in its entirety by reference to the terms and provisions of our certificate of incorporation. Our certificate of incorporation has been filed with the SEC as an exhibit to the registration statement that we filed in connection with our December 2002 offering of 18,000,000 Series A preferred securities. Please see “Where You Can Find More Information about Wachovia Funding” for information on how to obtain a copy of our certificate of incorporation.

General

The Series A preferred securities are validly issued, fully paid and non-assessable. The holders of the Series A preferred securities have no preemptive rights with respect to any of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such capital stock. The Series A preferred securities are perpetual and are not convertible into our common stock or any other class or series of our securities and are not subject to any sinking fund or other obligation for their repurchase or retirement.

The Bank is the transfer agent, registrar and dividend disbursement agent for the Series A preferred securities. The registrar for our Series A preferred securities will send notices to shareholders of any meetings at which holders of the Series A preferred securities have the right to elect directors or to vote on any other matter.

The Series A preferred securities are not obligations of, or guaranteed by, the Bank, Wachovia Preferred Holding, Wachovia or any of their respective affiliates or any other entity. The Series A preferred securities solely represent an interest in us and do not represent an interest in any of the foregoing entities.

Dividends

Holders of Series A preferred securities are entitled to receive, if, when, and as authorized and declared by our board of directors out of our legally available funds, non-cumulative cash dividends at the rate of 7.25% per annum of the initial liquidation preference, which is $25.00 per security. Dividends on the Series A preferred securities are payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day without interest, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. We refer to each such quarter of a calendar year as a “dividend period”. Quarterly dividend periods commence on a dividend payment date, and end on the day preceding the immediately following dividend payment date. The record date for the payment of dividends, if declared, is the fifteenth day of the month in which the relevant dividend payment occurs or, if any such day is not a business day, the next day that is a business day. Dividends payable on the Series A preferred securities for any period greater or less than a full dividend period are computed on the basis of twelve 30-day months, a 360-day year, and the actual number of days elapsed in the period; provided, however, that in the event of a Conditional Exchange, any authorized, declared, but unpaid dividends on the Series A preferred securities as of the time of exchange will be deemed to be authorized, declared, but unpaid dividends on the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchanged. No interest will be paid on any dividend payment of Series A preferred securities or depositary shares of Wachovia Series G, Class A preferred stock.

The right of holders of Series A preferred securities to receive dividends is non-cumulative. If our board of directors does not declare a dividend on the Series A preferred securities or declares less than a full dividend in respect of any dividend period, you will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and we will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect either to the Series A preferred securities, other series of preferred securities or the common stock. If we fail to pay, or declare and set aside for payment, dividends on the Series A preferred securities and any Parity Stock for six dividend periods, holders of the Series A preferred securities, voting together as a class with the holders of other Parity Stock with the same voting rights, will be entitled to elect two directors in addition to the directors then in office. These voting rights are described in more detail below under the heading “—Voting Rights”.

Payment of dividends on the Series A preferred securities is subject to the rights of holders of any securities ranking senior to the Series A preferred securities as to dividend rights. If full dividends on the Series A preferred securities for any dividend period have not been declared and paid, or a sum sufficient for such payment has not been set apart for such payment, no dividends will be declared or paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon our common stock, Series C preferred securities or other stock ranking subordinate to our Series A preferred securities, which we collectively refer to as Junior Stock, nor will any Junior Stock be redeemed, purchased, or otherwise acquired for any consideration, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, except by conversion into or exchange for other Junior Stock, until such time as dividends on all outstanding Series A preferred securities have been:

•	declared and paid for three consecutive dividend periods; and

•	declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive dividend period.

When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Series A preferred securities and any non-cumulative Parity Stock, all dividends declared upon the Series A preferred securities and any non-cumulative Parity Stock will be declared pro rata. Thus, the amount of dividends declared per Series A preferred security and such other non-cumulative Parity Stock will in all cases bear to each other the same ratio that (a) full dividends per Series A preferred security for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend periods, and (b) full dividends, which will not include any accumulation in respect of unpaid dividends for prior dividend periods, on such other non-cumulative capital stock, bear to each other.

Under certain circumstances, if the OCC determines that the Bank is operating with an insufficient level of capital or is engaged in, or its relationship with us results in, an unsafe and unsound banking practice, the OCC could restrict our ability to pay dividends, including dividends to the holders of the Series A preferred securities. See “Business—Dividend Policy”.

Conditional Exchange

Each Series A preferred security will be exchanged automatically for one newly issued depositary share representing a one-sixth interest in one share of Wachovia Series G, Class A preferred stock if the OCC so directs in writing upon or after the occurrence of a Supervisory Event. A Supervisory Event will occur when:

•	the Bank becomes undercapitalized under the OCC’s “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•	the OCC, in its sole discretion, anticipates the Bank becoming “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

If the OCC so directs upon the occurrence of a Supervisory Event, each holder of Series A preferred securities will be unconditionally obligated to surrender to Wachovia any certificates representing the Series A preferred securities owned by such holder, and Wachovia will be unconditionally obligated to issue to such holder in exchange for each such Series A preferred security a depositary receipt representing a depositary share of Wachovia Series G, Class A preferred stock on a share-for-share basis. Any Series A preferred securities purchased or redeemed by us prior to the time of exchange will not be deemed outstanding and will not be subject to Conditional Exchange.

The exchange will occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the applicable OCC directive, or, if such date is not set forth in the directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the directive, as evidenced by the issuance by Wachovia of a press release prior to such time. As of the time of exchange, all of the Series A preferred securities will be deemed cancelled without any further action by us, all rights of the holders of Series A preferred securities as our shareholders will cease, and such persons will be, for all purposes, the holders of depositary shares representing Wachovia Series G, Class A preferred stock.

We will mail notice of the issuance of an OCC directive after the occurrence of a Supervisory Event to each holder of Series A preferred securities within 30 days, and Wachovia will deliver to each such holder depositary receipts for depositary shares representing the Wachovia Series G, Class A preferred stock upon surrender of certificates for the Series A preferred securities. Until such replacement certificates are delivered or in the event such replacement certificates are not delivered, any certificates previously representing Series A preferred securities will be deemed for all purposes to represent the depositary shares. All corporate action necessary for Wachovia to issue the depositary shares and the Wachovia Series G, Class A preferred stock as of the time of exchange will be completed prior to or upon completion of this offering. Accordingly, once the OCC directs a Conditional Exchange after the occurrence of a Supervisory Event, no action will be required to be taken by holders of Series A preferred securities, by Wachovia, by the Bank (other than to inform the OCC), or by us in order to effect the automatic exchange as of the time of exchange.

Holders of Series A preferred securities, by purchasing such securities, whether in this offering or in the secondary market after this offering, will be deemed to have agreed to be bound by the unconditional obligation to exchange such Series A preferred securities for depositary shares representing the Wachovia

Series G, Class A preferred stock upon the OCC’s direction after the occurrence of a Supervisory Event. Our certificate of incorporation provides that the holders of Series A preferred securities will be unconditionally obligated to surrender such preferred securities. In accordance with an Exchange Agreement, dated November 25, 2002, among Wachovia, the Bank and us, Wachovia is unconditionally obligated to issue depositary shares representing the Wachovia Series G, Class A preferred stock in exchange for our Series A preferred securities upon the OCC’s direction after the occurrence of a Supervisory Event.

Holders of Series A preferred securities cannot exchange their Series A preferred securities for depositary shares representing the Wachovia Series G, Class A preferred stock voluntarily. Absent an OCC directive after the occurrence of a Supervisory Event, no exchange of the Series A preferred securities for depositary shares representing the Wachovia Series G, Class A preferred stock will occur. Upon the issuance of an OCC directive on or after the occurrence of a Supervisory Event, the depositary shares representing the Wachovia Series G, Class A preferred stock to be issued as part of the automatic exchange would constitute a newly issued series of preferred stock of Wachovia and would have substantially similar terms and provisions with respect to dividends, liquidation, and redemption as the Series A preferred securities, except that the depositary shares representing Wachovia Series G, Class A preferred stock will not:

•	be listed on any national securities exchange or national quotation system;

•	have any voting rights, except as required by law;

•	be redeemable upon the occurrence of an Investment Company Event or a Tax Event;

•	have any right to elect directors if dividends are missed; or

•	be subject to a Conditional Exchange.

Any authorized, declared, but unpaid dividends on Series A preferred securities as of the time of exchange would be deemed to be authorized, declared, but unpaid dividends on the depositary shares representing Wachovia Series G, Class A preferred stock. Wachovia has registered the depositary shares representing Wachovia Series G, Class A preferred stock with the SEC pursuant to this prospectus. Absent an OCC directive after the occurrence of a Supervisory Event, however, Wachovia will not issue any depositary shares representing the Wachovia Series G, Class A preferred stock, although Wachovia will be able to issue preferred stock in classes or series other than Wachovia Series G, Class A preferred stock. Since Wachovia does not intend to list the depositary shares representing its Series G, Class A preferred stock, it is highly unlikely that an active public market for the depositary shares would develop or be maintained.

Absent the occurrence of a Conditional Exchange, holders of Series A preferred securities have no dividend, liquidation preference, or other rights with respect to any security of the Bank, Wachovia Preferred Holding or Wachovia; such rights as are conferred by the Series A preferred securities exist solely as to us.

Rank

The Series A preferred securities rank senior to our shares of common stock and to all of our other Junior Stock. We may also issue stock ranking senior to our Series A preferred stock as to dividend rights and rights upon liquidation, winding up, or dissolution, which we refer to as “Senior Stock”. As of the date of this prospectus, there are no shares of Senior Stock authorized, issued, or outstanding. Our Series B and D preferred securities constitute Parity Stock with respect to the Series A preferred securities.

Our board of directors has the power to create and issue Junior Stock without any approval or consent of the holders of Series A preferred securities. So long as any Series A preferred securities remain outstanding, we may not issue Senior Stock without the approval of the holders of at least two-thirds of the outstanding Series A preferred securities. So long as any Series A preferred securities remain outstanding, additional shares of Parity Stock may be issued without your approval, but such issuance requires the approval of a majority of our Independent Directors.

Voting Rights

Holders of Series A preferred securities are entitled to 1/10th of one vote per security on all matters to be voted on by shareholders, voting as a single class with the holders of our common stock and the holders of any other class of securities entitled to vote as a single class with the holders of our common stock.

If we fail to pay, or declare and set aside for payment, full dividends on the Series A preferred securities for six dividend periods, the authorized number of our directors will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Series A preferred securities, voting together as a single and separate class with the holders of any other Parity Stock upon which the same voting rights as those of the Series A preferred securities have been conferred and are irrevocable, will have the right to elect two directors in addition to the directors then in office at our next annual meeting of shareholders. This right will continue at each subsequent annual meeting until we pay dividends for three consecutive periods and pay or declare and set aside for payment dividends for the fourth consecutive dividend period.

The term of such additional directors will terminate, and the total number of directors will be decreased by two, at the first annual meeting of shareholders after we pay dividends for three consecutive periods and declare and pay or set aside for payment dividends on the Series A preferred securities for the fourth consecutive dividend period or, if earlier, upon the redemption of all Series A preferred securities or upon a Conditional Exchange. After the term of such additional directors terminates, the holders of the Series A preferred securities will not be able to elect additional directors unless dividends on the Series A preferred securities and any other Parity Stock have again not been paid or declared and set aside for payment for six future dividend periods.

Any additional director elected by the holders of Series A preferred securities may only be removed by the vote of the holders of record of the outstanding Series A preferred securities and any Parity Stock entitled to vote, voting together as a single and separate class, at a meeting of our shareholders called for that purpose. As long as dividends on the Series A preferred securities have not been paid for six dividend periods, (a) any vacancy created by the removal of any such director may be filled only by the vote of the holders of the outstanding Series A preferred securities and any other Parity Stock entitled to vote, voting together as a single and separate class, at the same meeting at which such removal is considered, and (b) any other vacancy in the office of any such director as a result of the director’s death or resignation or for any other reason may be filled by an instrument in writing signed by any such remaining director and filed with us.

So long as any Series A preferred security is outstanding, we will not, without the consent or vote of the holders of at least two-thirds of the outstanding Series A preferred securities, voting separately as a single class:

•	amend, alter, or repeal or otherwise change any provision of our certificate of incorporation, including the terms of the Series A preferred securities, if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series A preferred securities;

•	authorize, create, or increase the authorized amount of or issue any class or series of any of our equity securities, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any of our equity securities, ranking senior to the Series A preferred securities, either as to dividend rights or rights on our liquidation, dissolution, or winding up; or

•	effect our consolidation, conversion, or merger with or into, or a share exchange with, another entity except that we may consolidate or merge with or into, or enter into a share exchange with, another entity if:

•	such entity is an entity that is controlled by or under common control with the Bank;

•	such entity is a corporation, business trust, limited liability company or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is a REIT for United States Federal income tax purposes;

•	such other entity expressly assumes all of our obligations and commitments pursuant to such consolidation, merger, or share exchange;

•	the outstanding Series A preferred securities are exchanged for or converted into securities of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Series A preferred securities, including limitations on personal liability of the shareholders;

•	after giving effect to such merger, consolidation, or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach by us of obligations under our certificate of incorporation, will have occurred and be continuing; and

•	we have received written notice from each of the rating agencies rating the Series A preferred securities, and delivered a copy of such written notice to the transfer agent, confirming that such merger, consolidation, or share exchange will not result in a reduction of the rating assigned by any of such rating agencies to the Series A preferred securities or the preferred interests of any surviving corporation, trust, or entity issued in replacement of the Series A preferred securities.

As a condition to effecting any merger, consolidation, or share exchange described above, we will mail to the holders of record of the Series A preferred securities a notice of such merger, consolidation or share exchange. The notice will be mailed at least 15 days prior to such transaction becoming effective and will contain a description of such transaction together with a certificate of one of our executive officers stating that such transaction complies with the requirements set forth in our certificate of incorporation and that all conditions precedent provided therein relating to such transaction have been fulfilled.

The creation or issuance of Parity Stock or Junior Stock, or an amendment to our certificate of incorporation that increases the number of authorized preferred stock, Series A preferred securities, Junior Stock, or Parity Stock, will not be deemed to be a material and adverse change requiring a vote of the holders of Series A preferred securities. However, the issuance of any Parity Stock requires the approval of a majority of our Independent Directors.

Our certificate of incorporation provides certain covenants in favor of the holders of the Series A preferred securities. Except with the consent or affirmative vote of the holders of at least two-thirds of the Series A preferred securities, voting as a separate class, we agree not to:

•	make or permit to be made any payment to the Bank or its affiliates relating to our indebtedness or beneficial interests in us when we are precluded, as described under “—Dividends” above, from making payments in respect of our common stock or other Junior Stock, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution, or winding up;

•	incur indebtedness, including any guarantees of indebtedness, at any time other than indebtedness in an aggregate amount not exceeding 20% of our shareholders’ equity as determined in accordance with accounting principles generally accepted in the United States;

•	pay dividends on our common stock or other Junior Stock unless our FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•	make any payment of interest or principal with respect to our indebtedness to the Bank or its affiliates unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•	amend or otherwise change our policy of reinvesting the proceeds of our assets in other interest-earning assets such that our FFO over any period of four fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Series A preferred securities as well as any other Parity Stock, except as may be necessary to maintain our status as a REIT;

•	issue any additional shares of our common stock in an amount that would result in Wachovia, Wachovia Preferred Holding or their affiliates owning less than 100% of the outstanding shares of common stock; or

•	remove “Wachovia” from our name unless the name of either Wachovia or the Bank changes and we change our name to be consistent with the new name of either Wachovia or the Bank.

Wachovia’s articles of incorporation do not contain similar covenants regarding the Wachovia Series G, Class A preferred stock to be issued following an exchange of our Series A preferred securities. Therefore, following a Conditional Exchange, you would no longer have any voting rights, except as provided by North Carolina law. See below under “Description of Wachovia Series G, Class A Preferred Stock—Voting Rights”.

Redemption

Except upon the occurrence of a Special Event, which may be a Tax Event, an Investment Company Act Event, or a Regulatory Capital Event, the Series A preferred securities are not redeemable prior to December 31, 2022. On or after such date, we may redeem the Series A preferred securities for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the OCC at the redemption price of $25.00 per security, plus authorized, declared, but unpaid dividends to the date of redemption, without interest, from funds legally available for such purpose.

After December 31, 2022, our board of directors may determine that it should redeem fewer than all the outstanding Series A preferred securities. In that event, the Series A preferred securities to be redeemed will be determined by lot, pro rata, or by such other method as the board of directors in its sole discretion determines to be equitable. The method selected by the board of directors must satisfy any applicable requirements of the New York Stock Exchange or any securities exchange on which the Series A preferred securities are then listed.

Prior to December 31, 2022, upon the occurrence of a Special Event, with the prior approval of the OCC, we have the right to redeem the outstanding Series A preferred securities, in whole, but not in part, at a redemption price of $25.00 per security, plus all authorized, declared, but unpaid dividends to the date of redemption, without interest, from funds legally available for such purpose.

A Special Event means:

•	a Tax Event;

•	an Investment Company Event; or

•	a Regulatory Capital Event.

“Tax Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that dividends paid or to be paid by us with respect to our capital stock are not or will not be fully deductible by us for United States Federal income tax purposes or that we are or will be subject to additional taxes, duties, or other governmental charges, in an amount we reasonably determine to be significant as a result of:

•	any amendment to, clarification of, or change in, the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation; or

•	any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as such term is defined in the Code, regulatory procedure, notice, or official announcement, which we refer to collectively as “Administrative Actions”;

which amendment, clarification, or change is effective, or such official pronouncement or decision is announced, on or after November 25, 2002 (the date of issuance of the Series A preferred securities).

“Investment Company Act Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that we are or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.

“Regulatory Capital Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that the Series A preferred securities will no longer constitute Tier 1 capital of the Bank or Wachovia for purposes of the capital adequacy guidelines or policies of the OCC or the Federal Reserve Board, or their respective successor as the Bank’s and Wachovia’s, respectively, primary Federal banking regulator, as a result of:

•	any amendments to, clarification of, or change in applicable laws or related regulations or official interpretations or policies; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations.

Dividends will cease to accrue on the Series A preferred securities called for redemption on and as of the date fixed for redemption, and such Series A preferred securities will be deemed to cease to be outstanding, provided that the redemption price, including any authorized, declared, but unpaid dividends to the date fixed for redemption, without interest, has been duly paid or provision has been made for such payment.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of Series A preferred securities to be redeemed at such holder’s registered address.

Our ability to redeem any Series A preferred security is subject to compliance with applicable regulatory requirements, including the prior approval of the OCC, relating to the redemption of capital instruments. Under current policies of the OCC, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if the OCC were to determine that the conditions and circumstances of Wachovia and the Bank warrant the reduction of a source of permanent capital.

Rights upon Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Series A preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $25.00 per security, plus any authorized, declared, but unpaid dividends to the date of liquidation, out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of Senior Stock upon liquidation and the rights of general creditors.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series A preferred securities and the corresponding amounts payable on any other Parity Stock, then the holders of Series A preferred securities and any other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding up. However, Wachovia Preferred Holding, as the holder of substantially all of our shares of common stock, has the ability to cause us to liquidate, dissolve or wind up at any time and for any reason without the consent or approval of the holders of the Series A preferred securities.

Independent Director Approval

Our certificate of incorporation requires that, so long as any Series A preferred security is outstanding, certain actions by us are to be approved by a majority of our Independent Directors. In addition, any members of our board of directors elected by holders of preferred stock, including the Series A preferred securities, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors.

The actions which may not be taken without the approval of a majority of our Independent Directors include:

•	the issuance of additional Parity Stock;

•	the termination, amendment or modification of, or the election not to renew, the participation and servicing agreements or the subcontracting of any duties under these agreements to third parties unaffiliated with the Bank;

•	a change in our policy of limiting authorized investments which are not Qualifying Interests to no more than 20% of the value of our total assets or a change in the investment policy that would be inconsistent with an exemption under the Investment Company Act;

•	any consolidation, conversion, or merger or share exchange that is not tax-free to holders of the Series A preferred securities unless such transaction is required to be approved by a two-thirds vote of the holders of Series A preferred securities;

•	the determination to revoke our REIT status or any amendment to the REIT-related transfer restrictions on our securities; or

•	Wachovia Funding’s dissolution, liquidation, or termination prior to December 31, 2022.

Our certificate of incorporation requires that, in assessing the benefits to us of any proposed action requiring their consent, the Independent Directors take into account the interests of holders of both common stock and the preferred securities, including holders of the Series A preferred securities. Our certificate of incorporation provides that in considering the interests of the holders of preferred securities, including the holders of the Series A preferred securities, the Independent Directors owe the same duties which the Independent Directors owe to the holders of common stock.

Restrictions on Ownership and Transfer

For information regarding restrictions on ownership of the Series A preferred securities, see “Description of Other Wachovia Funding Capital Stock—Restrictions on Ownership and Transfer”.

Market Information

As of January 10, 2003, the Series A preferred securities commenced trading on the New York Stock Exchange under the symbol “WNA Pr”. For the quarterly period ended on March 31, 2003, the Series A preferred securities traded between the high and low sales prices of $26.71 and $25.15. As of June 3, 2003, the last sales price of the Series A preferred securities on the NYSE was $27.51. We do not anticipate that the depositary shares representing interests in Wachovia Series G, Class A preferred stock to be issued in the event of a Conditional Exchange will be listed on any securities exchange or quotation system.

DESCRIPTION OF OTHER WACHOVIA FUNDING CAPITAL STOCK

The following summary describes the material terms and provisions of our authorized capital stock. This description is qualified in its entirety by the applicable provisions of the Delaware corporate law and our certificate of incorporation and by-laws. Our certificate of incorporation and by-laws have been filed with the SEC as an exhibit to the registration statement which we filed in connection with our December 2002 offering. Please see “Where You Can Find More Information about Wachovia Funding” for information on how to obtain a copy of these documents.

We have two types of authorized capital stock: common stock and preferred securities. Of our 100,000,000 shares of common stock authorized, 99,999,900 shares are currently outstanding. We have four series of preferred securities outstanding: Series A, B, C and D.

Common Stock

General.    All outstanding shares of common stock are fully paid and non-assessable. There is no established trading market for our common stock. Wachovia Preferred Holding owns 99.85% of our common stock and Wachovia owns the remainder. Holders of common stock have no preemptive rights. There are no redemption or sinking fund provisions with respect to the common stock.

Voting.    Holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. There are no cumulative voting rights. As the holder of substantially all of our common stock, Wachovia Preferred Holding directly, and the Bank indirectly, are able, subject to the rights of the holders of preferred securities, to elect and remove directors, amend our certificate of incorporation, and approve other actions requiring shareholder approval.

Dividends.    The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, subject to any preferential dividend rights of holders of any outstanding preferred securities. In order to remain qualified as a REIT, we must distribute annually at least 90% of our annual REIT Taxable Income to shareholders.

Liquidation Rights.    Upon our dissolution or liquidation, holders of common stock will be entitled to receive all of our assets which are available for distribution to our shareholders, subject to any preferential rights of holders of then outstanding preferred securities.

Preferred Securities

Series B Preferred Securities

General.    The Series B preferred securities rank senior to our common stock and our Series C preferred securities as to dividends and in liquidation and rank on parity with our Series A preferred securities and Series D preferred securities. Holders of the Series B preferred securities have no preemptive rights with respect to any shares of our capital stock.

Voting.    Holders of the Series B preferred securities are entitled to 1/10th of one vote per security on all matters to be voted on by shareholders, voting as a single class with the holders of our common stock and the holders of any other class of securities entitled to vote as a single class with the holders of our common stock.

Dividends.    The holders of Series B preferred securities are entitled to receive dividends at the rate equal to three-month LIBOR plus 1.83% per annum per security. Should all or a portion of the Series B preferred securities be transferred to a non-affiliate of Wachovia, through an initial public offering, private placement or otherwise, such dividend rate will change to a fixed dividend rate equal to the then applicable dividend rate on the Series B preferred securities. Dividends on the Series B preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on the Series B preferred securities for a quarterly dividend period, holders of the Series B preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series B preferred securities or our common stock. Payment of dividends on the Series B preferred securities is subject to the rights of holders of any securities ranking senior to the Series B preferred securities as to dividend rights.

Conditional Exchange.    Each Series B preferred security will be exchanged automatically for one newly issued depositary share representing a one-eighth interest in one share of Series H, Class A Wachovia preferred stock if the OCC so directs in writing upon or after the occurrence of a Supervisory Event.

Redemption.    Except upon the occurrence of a Special Event, which may be a Tax Event, an Investment Company Act Event, or a Regulatory Capital Event, the Series B preferred securities are not redeemable prior to the fifth anniversary of the initial issuance of the Series B preferred securities. On or after such date, we may redeem the Series B preferred securities for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the OCC at the redemption price of $25.00 per security, plus authorized, declared, but unpaid dividends to the date of redemption.

Liquidation Rights.    In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Series B preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $25.00 per security, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of Senior Stock upon liquidation and the rights of general creditors. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series B preferred securities and the corresponding amounts payable on any other Parity Stock, then the holders of Series B preferred securities and any other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Series C Preferred Securities

General.    The Series C preferred securities rank senior to our common stock as to dividends and in liquidation and rank subordinate to our Series A, Series B and Series D preferred securities. Holders of the Series C preferred securities have no preemptive rights with respect to any shares of our capital stock.

Voting.    Holders of the Series C preferred securities are entitled to 1/10th of one vote per security on all matters to be voted on by shareholders, voting as a single class with the holders of our common stock and the holders of any other class of securities entitled to vote as a single class with the holders of our common stock.

Dividends.    The holders of Series C preferred securities are entitled to receive dividends at the rate equal to three-month LIBOR plus 0.85% per annum per security during the first seven years after the initial issuance of Series C preferred securities. After the seventh anniversary of the initial issuance of Series C preferred securities, the holders of Series C preferred securities will be entitled to receive dividends at the rate equal to three-month LIBOR plus 2.25% per annum per security. Notwithstanding the previous two sentences, should all or a portion of the Series C preferred securities be transferred to a non-affiliate of Wachovia, through an initial public offering, private placement or otherwise, such dividend rate will change to a fixed dividend rate equal to the then applicable dividend rate on the Series C preferred securities. Dividends on the Series C preferred securities are cumulative and, accordingly, even if we do not declare a dividend or declare less than a full dividend on the Series C preferred securities for a quarterly dividend period, holders of the Series C preferred securities will have the right to receive the full dividend, for each period, whether past or current, whether or not dividends are declared and paid for any future period with respect to our Series C preferred securities or common stock. Payment of dividends on the Series C preferred securities is subject to the rights of holders of any securities ranking senior to the Series C preferred securities as to dividend rights.

Redemption.    Except upon the occurrence of a Tax Event or an Investment Company Act Event, the Series C preferred securities will not be redeemable prior to the seventh anniversary of their initial issuance. On or after such date, we may redeem the Series C preferred securities for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the OCC at the redemption price of $1,000 per security, plus authorized, declared and unpaid dividends, including any accumulation in respect of any unpaid dividends, to the date of redemption.

Liquidation Rights.    In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Series C preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per security, plus any authorized, declared and unpaid dividends, including any accumulation in respect of any unpaid dividends, to the date of liquidation, out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of any stock ranking subordinate to our Series C preferred securities and subject to the rights of the holders of any class or series of stock ranking senior to our Series C preferred securities upon liquidation and the rights of general creditors. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series C preferred securities and the corresponding amounts payable on any other stock ranking on parity with our Series C preferred securities, then the holders of Series C preferred securities and any other stock ranking on parity with our Series C preferred securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Series D Preferred Securities

General.    The Series D preferred securities rank senior to our common stock and our Series C preferred securities as to dividends and in liquidation and rank on parity with our Series A and Series B preferred securities. Holders of the Series D preferred securities have no preemptive rights with respect to any shares of our capital stock. The Series D preferred securities are not convertible or exchangeable into any of our other securities.

Voting.    Holders of the Series D preferred securities are not entitled to vote at shareholder meetings and are not entitled to notice of such meetings, except where specifically required by law.

Dividends.    The holders of Series D preferred securities are entitled to receive dividends in the amount of 8.5% per annum per security. Dividends on the Series D preferred securities are not cumulative and, accordingly, if we do not declare a dividend or declare less than a full dividend on the Series D preferred securities for a dividend period, holders of the Series D preferred securities will have no right to receive a dividend or the full dividend, as the case may be, for that period, and we will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series D preferred securities or our common stock.

Liquidation Rights.    In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of Series D preferred securities at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per security, plus any authorized, declared and unpaid dividends for the then-current dividend period to the date of liquidation, out of our assets legally available for distribution to shareholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of Senior Stock upon liquidation and the rights of general creditors. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D preferred securities will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series D preferred securities and the corresponding amounts payable on any other Parity Stock, then the holders of Series D preferred securities and any other Parity Stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Redemption.    We can redeem the Series D preferred securities in whole or in part at any time at $1,000 per security plus authorized, declared and unpaid dividends.

Ability to Issue Additional Preferred Securities

In addition to our Series A preferred securities and Series B, C and D preferred securities, our certificate of incorporation authorizes our board of directors to issue, in the aggregate, up to 75,001,000 shares of preferred securities from time to time in one or more series with such designations, preferences, conversion, or other rights, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption as are determined by our board of directors without shareholder approval. The specific terms of a particular class or series of preferred securities that is issued, if any, will be described in an amendment to our certificate of incorporation relating to that class or series. As of the date of this prospectus, we have no present plans to issue any other shares of preferred securities.

We believe that the power of the board of directors to issue additional authorized but unissued preferred securities and to classify or reclassify unissued preferred securities and cause us to issue such classified or reclassified preferred securities will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional preferred securities will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of the New York Stock Exchange, except that as long as any Series A, B or C preferred security remains outstanding:

•	additional preferred securities ranking senior to the Series A, B or C preferred securities may not be issued without the approval of the holders of at least two-thirds of the Series A, Series B or Series C preferred securities, respectively, each voting as a separate class; and

•	additional preferred securities ranking on a parity with the Series A, B or C preferred securities, may not be issued without the approval of the Independent Directors.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Code:

•	no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year. This is known as the “Five or Fewer Test”; and

•	our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year, other than the first year. This is known as the “One Hundred Persons Test”.

Neither the collective ownership by Wachovia Preferred Holding and Wachovia of 100% of our outstanding common stock nor the ownership by Wachovia Preferred Holding of 100% of our Series B and C preferred securities adversely affect our REIT qualification because each shareholder of Wachovia, whose capital stock is widely held, counts as a separate beneficial owner of us for purposes of the Five or Fewer Test. Further, the certificate of designation for the Series D preferred securities contains restrictions on the transfer of these preferred securities that are intended to ensure compliance with the One Hundred Persons Test. We may deny any proposed transfer of Series D preferred securities that, in our reasonable judgment, may adversely impact our ability to maintain our status as a REIT.

Our certificate of incorporation provides that a transfer of shares that would otherwise result in more than 50% in value of our outstanding shares of capital stock being owned by five or fewer individuals, under the applicable attribution rules of the Code, or which would cause the shares of our capital stock to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such shares. In addition, if our board of directors determines in good faith that a transfer of shares of capital stock has taken place in violation of the preceding sentence or any person intends to acquire or has attempted to acquire beneficial ownership of any Series A preferred securities in violation of the preceding sentence, our board of directors may take such action as it may deem advisable to refuse to give effect to or to prevent such transfer of shares, including, but not limited to, refusing to give effect to such transfer on our books, and/or instituting proceedings to enjoin such transfer.

All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding preferred securities of any series must give a written notice to us containing the information specified in our certificate of incorporation by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to us such information as we may request, in good faith, in order to determine our status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

There are no ownership limitations of Wachovia Series G, Class A preferred stock following an exchange of our Series A preferred securities upon the occurrence of a Supervisory Event.

Anti-Takeover Effects of Delaware Laws

Some provisions of Delaware law could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

More specifically, under Section 203 of the DGCL, certain “business combinations” (defined generally to include mergers or consolidations between the Delaware corporation and an interested stockholder and transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase the interested stockholder’s percentage ownership of stock) between a publicly held Delaware corporation and an “interested stockholder” (defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock or their affiliates) are prohibited for a three-year period following the date that such stockholder becomes an interested stockholder, unless

•	the corporation has elected in its certificate of incorporation not to be so governed;

•	either the business combination or the proposed transaction which resulted in the person becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or

•	the business combination was approved by the board of directors of the corporation and also ratified by two-thirds of the voting stock (excluding the stock owned by the interested stockholder).

Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors, since the restrictions contained in Section 203 would be avoided if a majority of the directors then in office approved either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

DESCRIPTION OF WACHOVIA SERIES G, CLASS A PREFERRED STOCK

The following summary describes the material terms and provisions of the Wachovia Series G, Class A preferred stock. This description is qualified in its entirety by reference to the terms and provisions of Wachovia’s articles of incorporation and articles of amendment. Wachovia’s articles of incorporation and articles of amendment have been filed with the SEC by Wachovia as exhibits to the registration statement in connection with our December 2002 offering. Please see “Where You Can Find More Information about Wachovia” for information on how to obtain copies of these documents.

General

The Wachovia Series G, Class A preferred stock, if and when issued, will be represented by depositary shares of Wachovia, each representing one-sixth of a share of Wachovia Series G, Class A preferred stock. If and when issued, Wachovia’s depositary shares will be validly issued, fully paid, and non-assessable. The holders of the Wachovia Series G, Class A preferred stock will have no preemptive rights with respect to any shares of Wachovia’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The Wachovia Series G, Class A preferred stock is perpetual and will not be convertible into shares of Wachovia common stock or any other class or series of its capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

Rank

The Wachovia Series G, Class A preferred stock would rank senior to its common stock and to any other securities which Wachovia may issue in the future that are subordinate to the Wachovia Series G, Class A the preferred stock. As of the date of this prospectus, there are no shares of securities that would rank senior to the Wachovia Series G, Class A preferred stock authorized, issued or outstanding. Wachovia may authorize and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Series G, Class A preferred stock as to dividend rights and rights upon liquidation, winding up, or dissolution without the consent of the holders of the Series G, Class A preferred stock. Wachovia has also authorized, but not issued, 5,000,000 shares of Series H, Class A preferred stock. The Series H, Class A preferred stock would rank on parity with the Series G, Class A preferred stock and may be issued in exchange for our Series B preferred securities in the event that the OCC so directs upon or after the occurrence of a Supervisory Event.

Dividends

Holders of the Wachovia Series G, Class A preferred stock will be entitled to receive, if, when, and as declared by its board of directors out of legally available assets, non-cumulative cash dividends at the rate of 7.25% per annum of the liquidation preference, which is $150.00 per share of the Wachovia Series G, Class A preferred stock. Holders of depositary shares will receive one-sixth of any such dividend and one-sixth of any such liquidation preference. If authorized and declared, dividends on the Wachovia Series G, Class A preferred stock will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year or, if any such day is not a business day, on the next business day without interest, unless the next business day falls in a different calendar year, in which case the dividend will be paid on the preceding business day. Wachovia refers to each such quarter of a calendar year as a “dividend period”. Dividends in each quarterly period will accrue from the first day of such period. The record date for payment of dividends on the Series G, Class A preferred stock and Wachovia’s depositary shares will be the 15th calendar day of the last calendar month of the applicable dividend period. Upon a Conditional Exchange any authorized, declared and unpaid dividends for the most recent quarter on our Series A preferred securities as of the time of the exchange will be deemed to be authorized, declared and unpaid dividends for the most recent quarter on the depositary shares representing the Wachovia Series G, Class A preferred stock. No interest will be paid on any dividend payment of depositary shares representing the Wachovia Series G, Class A preferred stock.

The right of holders of the Wachovia Series G, Class A preferred stock to receive dividends is non-cumulative. If Wachovia’s board of directors does not declare a dividend on the Wachovia Series G, Class A preferred stock or declares less than a full dividend in respect of any dividend period, the holders of the Wachovia Series G, Class A preferred stock will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and Wachovia will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Wachovia Series G, Class A preferred stock or Wachovia’s common stock or any other class or series of Wachovia’s preferred stock.

Unless full dividend payments on the Series G, Class A preferred stock have been declared and paid for the immediately preceding dividend period:

•	no cash dividend or distribution may be paid by Wachovia on stock junior to the Series G, Class A preferred stock, other than distributions or dividends payable in such junior stock,

•	no such junior stock may be redeemed by Wachovia for any consideration, and

•	no monies shall be paid by Wachovia or made available for a sinking fund for the redemption of such junior stock.

Under an indenture between Wachovia and Wilmington Trust Company, as trustee, Wachovia has agreed not to pay any dividends on, or make a liquidation payment relating to, any of Wachovia’s common stock or preferred stock, including its Series G, Class A preferred stock, if, at that time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has delayed interest payments on trust preferred securities issued under the indenture. Currently, there are $1.3 billion aggregate principal amount of trust preferred securities outstanding under such indenture.

Wachovia is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Wachovia, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Redemption

Except for certain limited circumstances described below, the Wachovia Series G, Class A preferred stock will not be redeemable prior to December 31, 2022. On or after such date, Wachovia may redeem the

Wachovia Series G, Class A preferred stock for cash, in whole or in part, at any time and from time to time at its option at the redemption price of $150.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption. Prior to December 31, 2022, the Series G, Class A preferred stock may be redeemed in whole, but not in part, at the redemption price of $150.00 per share, plus authorized, declared and unpaid dividends for the current dividend period, if any, to the date of redemption, at Wachovia’s discretion in the event that Wachovia receives a letter or opinion of counsel which states that there is a significant risk that the Series G, Class A preferred stock will no longer constitute Tier 1 capital of Wachovia for purposes of the capital adequacy guidelines or policies of the Federal Reserve as a result of any changes in applicable laws, related regulations, official interpretations or policies, any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations. For redemptions after December 31, 2022, if Wachovia’s board of directors determines that Wachovia should redeem fewer than all of the outstanding Wachovia Series G, Class A preferred stock, the securities to be redeemed will be determined by lot, pro rata, or by such other method as Wachovia’s board of directors in its sole discretion determines to be equitable.

Dividends will cease to accrue on the Wachovia Series G, Class A preferred stock called for redemption on and as of the date fixed for redemption and such Wachovia Series G, Class A preferred stock will be deemed to cease to be outstanding, provided, that the redemption price, including any authorized and declared but unpaid dividends for the current dividend period, if any, to the date fixed for redemption, has been duly paid or provision has been made for such payment.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of the Wachovia Series G, Class A preferred stock to be redeemed at such holder’s registered address.

Rights upon Liquidation

In the event Wachovia voluntarily or involuntarily liquidates, dissolves, or winds up, the holders of the Wachovia Series G, Class A preferred stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $150.00 per share, or $25.00 per depositary share representing a one-sixth interest in the Wachovia Series G, Class A preferred stock, plus any authorized, declared, and unpaid dividends for the then-current dividend period to the date of liquidation, out of Wachovia’s assets legally available for distribution to its shareholders, before any distribution of assets is made to holders of Wachovia’s common stock or any securities ranking junior to the Wachovia Series G, Class A preferred stock and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with the Wachovia Series G, Class A preferred stock upon liquidation and the rights of its depositors and or series of securities ranking senior to or on a parity with the Wachovia Series G, Class A preferred stock upon liquidation and the rights of its depositors and creditors.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Wachovia Series G, Class A preferred stock will have no right or claim to any of Wachovia’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, Wachovia’s available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Wachovia Series G, Class A preferred stock and the corresponding amounts payable on any other securities of equal ranking, then the holders of the Wachovia Series G, Class A preferred stock and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, Wachovia’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into it, or the sale of all or substantially all of Wachovia’s property or business, will not be deemed to constitute its liquidation, dissolution, or winding up.

Under an indenture between Wachovia and Wilmington Trust Company, as trustee, Wachovia has agreed not to pay any dividends on, or make a liquidation payment relating to, any of Wachovia’s common stock or preferred stock, including its Class A preferred stock, if, at that time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has delayed interest payments on trust preferred securities issued under the indenture. Currently, there are $3.0 billion aggregate principal amount of trust preferred securities outstanding under such indenture.

Voting Rights

Holders of the Wachovia Series G, Class A preferred stock will not have any voting rights, except as required by law, and will not be entitled to elect any directors.

North Carolina law attaches mandatory voting rights to classes or series of shares that are affected by certain amendments to the articles of incorporation, whether made by filing articles of amendment or by a merger or share exchange. The holders of the outstanding shares of a class or series are entitled to vote as a separate voting group on any amendment that would:

•	change the aggregate number of authorized shares of that class or series;

•	effect an exchange or reclassification of any shares of that class or series into shares of another class or series;

•	effect an exchange (or create a right of exchange) or reclassification of any shares of another class or series into shares of that class or series;

•	change the designation, rights, preferences, or limitations of any shares of that class or series;

•	change any shares of that class or series into a different number of shares of the same class or series;

•	create a new class or series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•	increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, would have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•	limit or deny an existing preemptive right of any shares of that class or series;

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on any shares of that class or series; or

•	change the corporation into a nonprofit corporation or a cooperative organization.

These mandatory voting rights apply regardless of whether the change is favorable or unfavorable to the affected shares. A mandatory voting right is also given to a class or series of shares for approval of a share dividend payable in the shares of that class or series or the shares of another class or series.

Conditional Exchange

For a description on how an exchange of our Series A preferred securities into depositary shares representing the Wachovia Series G, Class A preferred stock would occur upon a Supervisory Event, you should read “Description of the Series A Preferred Securities—Conditional Exchange” above.

DESCRIPTION OF WACHOVIA DEPOSITARY SHARES

The following summary describes the material terms and provisions of the depositary shares. This description is qualified in its entirety by reference to the terms and provisions of the deposit agreement, the form of depositary receipts, which contain the terms and provisions of the depositary shares, and Wachovia’s articles of incorporation and articles of amendment, each of which has been filed with the SEC by Wachovia as an exhibit to the registration statement in connection with our December 2002 offering. Please see “Where You Can Find More Information about Wachovia” for information on how to obtain copies of these documents. Copies of these documents are also available for inspection at the offices of the depositary.

General

Each Wachovia depositary share will represent a one-sixth interest in one share of Wachovia Series G, Class A preferred stock. The depositary shares will be evidenced by depositary receipts. The shares of Wachovia Series G, Class A preferred stock underlying the depositary shares will, upon an exchange as a result of a Supervisory Event, be deposited with the Bank, as depositary, under a deposit agreement between Wachovia, the depositary and all holders from time to time of depositary receipts issued by the depositary thereunder. Wachovia does not intend to list or quote the depositary shares or the Wachovia Series G, Class A preferred stock on any national securities exchange or national quotation system. Accordingly, there will be no public trading market for the depositary shares or the Wachovia Series G, Class A preferred stock.

Subject to the terms of the deposit agreement, each owner of six depositary shares will be entitled, through the depositary, to all the rights, preferences and privileges of a share of the Wachovia Series G, Class A preferred stock. Owners of a single depositary share, representing a one-sixth interest in the Wachovia Series G, Class A preferred stock, will be subject to all of the limitations of the fractional share represented thereby, which are summarized above under “Description of Wachovia Series G, Class A Preferred Stock”.

The depositary will act as transfer agent and registrar and paying agent with respect to the depositary shares.

The depositary’s office at which the depositary receipts will be administered is located at One Wachovia Center, Charlotte, North Carolina 28288.

You may hold depositary shares either directly or indirectly through your broker or other financial institution. If you hold depositary shares directly, by having depositary shares registered in your name on the books of the depositary, you are a depositary receipt holder. If you hold the depositary shares through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Issuance of Depositary Receipts

If the OCC so directs upon the occurrence of a Supervisory Event, Wachovia will issue the shares of Wachovia Series G, Class A preferred stock, and Wachovia will deposit such shares of the Wachovia Series G, Class A preferred stock with the depositary, which will then issue and deliver the depositary receipts to Wachovia. Wachovia will, in turn, deliver the depositary receipts to the holders of Series A preferred securities as of the date of a Conditional Exchange. Depositary receipts will be issued evidencing only whole depositary shares. Upon the occurrence of a Conditional Exchange, each Series A preferred security will be exchanged for one depositary receipt. See “Description of the Series A Preferred Securities—Conditional Exchange”.

Dividends and Other Distributions

The depositary will distribute all cash dividends, dividends paid in depositary shares representing fully paid and non-assessable shares of Wachovia Series G, Class A preferred stock or other cash distributions received in respect of the Wachovia Series G, Class A preferred stock to the record holders of depositary shares representing such Wachovia Series G, Class A preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, after consultation with Wachovia, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

If shares of the Wachovia Series G, Class A preferred stock underlying the depositary shares are redeemed, the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption, in whole or in part, of such shares of the Wachovia Series G, Class A preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such Wachovia Series G, Class A preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, in Wachovia’s sole discretion.

After the date fixed for redemption (which will be the same date as the redemption date, if any, for the Wachovia Series G, Class A preferred stock), the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such depositary shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such depositary shares.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Wachovia and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

Charges of Depositary

Wachovia will pay the charges of the depositary in connection with the initial deposit of the Wachovia Series G, Class A preferred stock following a Conditional Exchange, and any redemption of the Wachovia Series G, Class A preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts. All other charges and expenses of the depositary and of any registrar incident to the performance of their respective obligations arising from the depositary arrangements will be paid by Wachovia only after prior consultation and agreement between the depositary and Wachovia and consent by Wachovia to the incurrence of such expenses.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from Wachovia which Wachovia would be required to furnish to the holders of the Wachovia Series G, Class A preferred stock.

Neither the depositary nor Wachovia will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Wachovia and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceedings in respect of any depositary shares or the Wachovia Series G, Class A preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or independent accountants, or information provided by persons presenting Wachovia Series G, Class A preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to Wachovia notice of its election to do so, and Wachovia may at any time remove the depositary, with any such resignation or removal taking effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by Wachovia within 60 days after delivery of the notice of resignation or removal. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement, except that the depositary will continue to collect dividends and other distributions pertaining to the Wachovia Series G, Class A preferred stock, will sell rights, preferences or privileges as provided in the deposit agreement and will continue to deliver Wachovia Series G, Class A preferred stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property in exchange for depositary receipts surrendered. At any time after the expiration of three years from the date of termination, the depositary may sell the Wachovia Series G, Class A preferred stock and hold the proceeds of such sale, without interest, for the benefit of the holders of depositary receipts who have not then surrendered their depositary receipts. After making such sale, the depositary will be discharged from all obligations under the deposit agreement except to account for such proceeds.

DESCRIPTION OF OTHER WACHOVIA CAPITAL STOCK

You should read the description of the capital stock of Wachovia, under the heading “Description of First Union Capital Stock”, in its registration statement on Form S-4, as amended (Registration Statement File No. 333-59616), filed with the SEC on June 27, 2001, which description is incorporated in this prospectus by reference.

GLOBAL SECURITIES

The Series A preferred securities sold in this offering will be issued in the form of one or more global certificates, or “global securities”, registered in the name of a depositary or its nominee. The depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all Series A preferred securities that are issued in global form. You can hold Series A preferred securities only directly through DTC if you are a participant, or indirectly through a direct participant in DTC. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and who are referred to as indirect participants. The rules applicable to DTC and DTC participants are on file with the SEC.

No person that acquires a beneficial interest in those Series A preferred securities will be entitled to receive a certificate representing that person’s interest in the Series A preferred securities except as mentioned herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of Series A preferred securities issued in global form shall refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders shall refer to payments and notices to DTC or Cede & Co., as the registered holder of these Series A preferred securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “Banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Series A preferred securities may do so only through participants and indirect participants in DTC. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by a designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the transfer agent as registered holders of the Series A preferred securities. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of Series A preferred securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of Series A preferred securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under our certificate of incorporation only at the direction of one or more participants to whose accounts with DTC such securities are credited.

A global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Series A preferred securities or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered,

•	we execute and deliver to the transfer agent an order complying with the requirements of our certificate of incorporation that this global security shall be so exchangeable, or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the Series A preferred securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for the Series A preferred securities registered in such names as DTC directs.

Upon the occurrence of any event described in the above paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the Series A preferred securities and delivery of instructions for re-registration, the transfer agent will reissue the Series A preferred securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of Series A preferred securities entitled to the benefits of our certificate of incorporation.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

We, the transfer agent, and any of our or its agents, will have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the completion of this offering of the Series A preferred securities may be required to be made in immediately available funds.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes our taxation and the material Federal income tax consequences to holders of our Series A preferred securities. Because the tax treatment of a holder of our Series A preferred securities will vary depending upon the holder’s particular situation, you should consult your own tax advisors regarding the tax consequences to you of acquiring, owning and selling our Series A preferred securities. This discussion addresses only holders that hold preferred stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold securities that are a hedge, that are hedged against currency risks or that are part of a straddle or conversion transaction; and

•	persons whose functional currency is not the United States dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We expect that distributions paid on the Series A preferred securities will not qualify for taxation at preferential capital gain rates under the Jobs and Growth Tax Relief and Reconciliation Act of 2003. See “—Taxation of Holders of Preferred Stock” for additional information.

In addition, although the offering price of the Series A preferred securities may be greater than the liquidation preference of these securities, no amortization or other deduction will be permitted in respect of this difference for U.S. Federal income tax purposes while the holder owns the Series A preferred securities. The U.S. Federal income tax treatment of a sale or other disposition of the Series A preferred securities is discussed under “—Taxation of Holders of Preferred Stock”.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling preferred stock, including the United States Federal, state, local and foreign tax consequences of acquiring, owning and selling common stock in your particular circumstances and potential changes in applicable laws.

Our Taxation as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with our taxable year ending December 31, 2002, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court.

In providing its opinion, Sullivan & Cromwell LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP by us and our subsidiary, Wachovia Real Estate Investment Corp.

Our qualification as a REIT will depend upon the continuing satisfaction by us and, given our current ownership interest in Wachovia Real Estate Investment Corp., by Wachovia Real Estate Investment Corp., of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, our actual results and those of Wachovia Real Estate Investment Corp.’s operations for any particular year might not satisfy these requirements. Sullivan & Cromwell LLP will not monitor our compliance or that of Wachovia Real Estate Investment Corp. with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, we generally will not have to pay Federal corporate income taxes on our net income that we currently distribute to shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation.

However, we will have to pay Federal income tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on our items of tax preference.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, as defined in the Code, which is held primarily for sale to customers in the ordinary course of business, or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions”, as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification—Income Tests”, but have nonetheless maintained our qualification as a REIT because we have satisfied some other requirements, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 90% of our gross income (95% for taxable years ending before January 1, 2001) over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our real estate investment trust ordinary income for that year, (b) 95% of our real estate investment trust capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we will have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•

Seventh, if we acquire any asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquire that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

•	Eighth, if we receive certain non-arm’s length income from a taxable REIT subsidiary (as defined under “—Requirements for Qualification—Asset Tests”), or as a result of services provided by a taxable REIT subsidiary to our tenants, we will be subject to a 100% tax on the amount of our non-arm’s length income.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•	which is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	which is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	which meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months, other than the first 12 months.

We have satisfied the conditions described in the first through fifth bullet points of the first paragraph of this section and believe that we have also satisfied the condition described in the sixth bullet point of the preceding paragraph. In addition, our certificate of incorporation provides for restrictions regarding the transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the shares are described above in this prospectus under the heading “Description of Other Wachovia Funding Capital Stock—Restrictions on Ownership and Transfer”.

Income Tests.    In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements.

•	First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including interest on loans secured by real estate and “rents from real property”, as defined in the Code, or from certain types of temporary investments.

•	Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of source.

As of the date of this prospectus, we do not own any rental income generating property nor do we have any plans to acquire any such property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be wholly excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our Federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We might not be entitled to the benefit of these relief provisions, however. As discussed in “—Annual Distribution Requirements” below, even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets.

•	First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of our shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds, and (c) cash, cash items and government securities.

•	Second, not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, not more than 20% of the value of our total assets may constitute securities issued by taxable REIT subsidiaries and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by a taxable REIT subsidiary, owned by us may not exceed 5% of the value of our total assets. Moreover, we may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or debt instruments that are considered straight debt under a safe harbor provision of the Code. For these purposes, a taxable REIT subsidiary is any corporation in which we own an interest that joins with us in making an election to be treated as a “taxable REIT subsidiary” and certain subsidiaries of a taxable REIT subsidiary, if the subsidiaries do not engage in certain activities.

Since November 25, 1996, we have owned more than 10% of the voting securities of Wachovia Real Estate Investment Corp. Our ownership interest in Wachovia Real Estate Investment Corp. will not cause us to fail to satisfy the asset tests for REIT status so long as Wachovia Real Estate Investment Corp. qualifies as a REIT for its first taxable year and each subsequent taxable year. We believe that Wachovia Real Estate Investment Corp. qualifies and will continue to qualify as a REIT.

Since October 7, 2002, we have also owned more than 10% of the voting securities of Wachovia Preferred Realty, LLC (“WPR”). Our ownership interest in WPR will not cause us to fail to satisfy the asset tests for REIT status so long as WPR qualifies as a taxable REIT subsidiary for its taxable year ending in 2002 and each subsequent year. We believe that WPR qualifies and will continue to qualify as a taxable REIT subsidiary.

Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to (a) the sum of (i) 90% of our “real estate investment trust taxable income”, computed without regard to the dividends paid deduction and our net capital gain, and (ii) 90% of the net after-tax income, if any, from foreclosure property, minus (b) the sum of certain items of non-cash income.

In addition, if we dispose of any asset within 10 years of acquiring it, we will be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute or are not treated as having distributed all of our net capital gain or distribute or are treated as having distributed at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts that are actually distributed or are taxed at regular ordinary and capital gain corporate rates.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses, and (b) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in respect of our common stock in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, we might be taxed as a member of the consolidated group that includes Wachovia and the Bank. We will not be able to deduct distributions to shareholders in any year in which we fail to qualify, nor will we be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the individual shareholders generally at preferential capital gain rates applicable to dividends, through December 31, 2008, and otherwise, including to corporate distributees, as ordinary income. Corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to such statutory relief in all circumstances.

Taxation of Holders of Preferred Stock

Recent Legislation to Reduce the Maximum Tax Rate on Certain Corporate Dividends

The Jobs and Growth Tax Relief and Reconciliation Act of 2003 which was signed into law by President Bush on May 28, 2003 provides favorable income tax rates for certain corporate dividends received by individuals through December 31, 2008. Under the Act, REIT dividends are not eligible for the preferential capital gain rates applicable to dividends unless the dividends are attributable to income that has been subject to corporate-level tax. As a result, substantially all of the distributions paid on the Series A preferred securities are not expected to qualify for such lower rates. This Act could cause stock in non-REIT corporations to be more attractive to investors than stock in REITs, which may negatively affect the value of and the market for your Series A preferred securities.

U.S. Shareholders

As used in this section, the term “U.S. shareholder” means a holder of common stock who, for United States Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States Federal income taxation regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, generally will constitute dividends taxable to our taxable U.S. shareholders as ordinary income. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held his shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for reduced rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Because we do not expect, however, to recognize substantial capital gains, we expect most of our dividends to be ordinary income. Under the Jobs and Growth Tax Relief and Reconciliation Act of 2003 which was signed into law by President Bush on May 28, 2003, to the extent that we have qualified dividend income, distributions made by us may be taxed to you at preferential capital gain rates applicable to dividends if you meet certain holding requirements in respect of the Series A preferred securities. We expect, however, that substantially all of our income will not be qualified dividend income in any year that we qualify for taxation as a REIT and that substantially none of our distributions to you will qualify for taxation at such preferential rates.

To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in his shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for Federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

Dividends authorized by us in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. shareholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our shareholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Distributions made by us and gain arising from a U.S. shareholder’s sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Capital gain of an individual U.S. shareholder is generally taxed at preferential rates where the property is held for more than one year. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of shares of ours that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from us which were required to be treated as long-term capital gains.

Backup Withholding.    We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. shareholder that does not provide us with his correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions, if any, to shareholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Shareholders.    The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described in the next paragraph and has not held its shares as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Income from an investment in our shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by our shares. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts”. A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT, or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Shareholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to United States Federal income tax on a net income basis, which we call “non-U.S. shareholders”, are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Series A preferred securities, including any reporting requirements.

Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as

U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent, or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business.

Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder’s shares. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of our shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

Capital Gain Dividends.    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests (which, unlike the definition of real estate assets for REIT qualification purposes, does not include interest on many loans secured by real property) will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

Sales of Shares.    Gain recognized by a non-U.S. shareholder upon a sale or exchange of common stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT”, defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our shares. However, gain to which this statute does not apply will be taxable to a non- U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which the Foreign

Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we were not a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. shareholder’s sale of shares only if the selling non-U.S. shareholder owned more than 5% of the class of shares sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned the shares sold or the five-year period ending on the date when the shareholder disposed of the shares. If tax under this statute applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Federal Estate Taxes

Preferred shares held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. shareholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of preferred shares effected at a United States office of a broker,

as long as:

•	the income associated with these payments is otherwise exempt from United States Federal income tax; and

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of preferred shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of preferred shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of preferred shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

State or local taxation may apply to us and our shareholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us.

ERISA CONSIDERATIONS

The fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should be considered by the fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of ERISA (an “ERISA Plan”) in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange). Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA Plan and whether an investment is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, self-employment retirement plans and other pension and profit-sharing plans subject to Section 4975 of the Code (together with ERISA Plans, the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. Therefore, fiduciaries of ERISA Plans and persons making investment decisions for other Plans should also consider whether an investment in the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) might constitute or give rise to a prohibited transaction under ERISA and the Code. We and Wachovia may each be considered a party in interest or disqualified person with respect to a Plan to the extent we or certain of our affiliates are engaged in businesses which provide services to such Plan. If so, the acquisition and holding by such Plan of the Series A preferred securities (or the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) could be a prohibited transaction.

There are five prohibited transaction class exemptions (“PTCEs”) issued by the Department of Labor which could exempt the acquisition and holding of the Series A preferred securities (or the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) from the prohibited transaction provisions of ERISA and the Code — PTCE 84-14, for certain transactions determined by qualified professional asset managers, PTCE 90-1, for certain transactions involving insurance company pooled separate accounts, PTCE 91-38, for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving insurance company general accounts, and PTCE 96-23, for certain transactions determined by in-house asset managers.

Under a regulation issued by the U.S. Department of Labor (referred to as the “Plan Asset Regulation”), which governs what constitutes the assets of a Plan, our assets will not be treated as assets of a Plan if the Series A preferred securities are “publicly-offered securities”. This will be the case under the Plan Asset Regulation if the Series A preferred securities are:

•	widely held (that is, owned by 100 or more investors independent of us and of each other);

•	freely transferable; and

•	sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

We expect (although no assurances can be given) that (a) the Series A preferred securities will be held by at least 100 independent investors at the conclusion of the offering, (b) there are no restrictions imposed on the transfer of the Series A preferred securities and the Series A preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and (c) the Series A preferred securities will be timely registered under the Exchange Act. Based on the foregoing, it is expected that the Series A preferred securities will meet the requirements for “publicly-offered securities”.

The Plan Asset Regulation provides an additional exception for “operating companies” (i.e., an entity that is primarily engaged, directly or through one or more majority owned subsidiaries, in the production or sale of a product or service other than the investment of capital). Assuming that Wachovia qualifies as an “operating company” at the time of the exchange, a Plan’s ownership of the depositary shares representing the Wachovia Series G, Class A preferred stock would not cause the assets of Wachovia to be treated as assets of the Plan.

Regardless of whether our assets or Wachovia’s assets are deemed to be “plan assets” of Plans investing in the securities, the acquisition and holding of the Series A preferred securities (or the depositary shares representing the Wachovia Series G, Class A preferred stock) with “plan assets” could itself result in a prohibited transaction. Accordingly, each purchaser and transferee of the Series A preferred securities (and each holder of the depositary shares representing the Wachovia Series G, Class A preferred stock upon the occurrence of a Conditional Exchange) is deemed to represent that either the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock) are not acquired with assets of a Plan, or that the acquisition and holding of the Series A preferred securities (or the depositary shares representing the Wachovia Series G, Class A preferred stock upon the occurrence of a Conditional Exchange) is eligible for the relief available under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that a Plan considering an investment in the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) consult with its counsel regarding the consequences under ERISA and the Code of such investment. Plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to the requirements of ERISA or the prohibited transaction provisions of Section 4975 of the Code; however, any such plan subject to Federal, state or local law substantially similar to the foregoing provisions will be deemed to represent its acquisition and holding of the Series A preferred securities (and the depositary shares representing the Wachovia Series G, Class A preferred stock into which the Series A preferred securities are exchangeable upon the occurrence of a Conditional Exchange) is not prohibited or is eligible for exemptive relief.

UNDERWRITING

Subject to the terms and conditions stated in the proposed underwriting agreement, each underwriter named in the table below, which we refer to as an “Underwriter” and collectively as the “Underwriters”, will severally agree to purchase, and Wachovia Preferred Holding will agree to sell the number of Series A preferred securities set forth opposite the name of such underwriter.

Name	Number of Series A Preferred Securities
Wachovia Securities, LLC.	1,280,000
A.G. Edwards & Sons, Inc.	1,260,000
Banc of America Securities LLC	1,260,000
Citigroup Global Markets, Inc.	1,260,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,260,000
Morgan Stanley & Co. Incorporated	1,260,000
Prudential Securities Incorporated	1,260,000
UBS Warburg LLC	1,260,000
Bear, Stearns & Co. Inc.	200,000
Credit Suisse First Boston Corporation	200,000
Goldman, Sachs & Co.	200,000
J.P. Morgan Securities Inc.	200,000
Lehman Brothers Inc	200,000
RBC Dain Rauscher Inc.	200,000
U.S. Bancorp Piper Jaffray Inc.	200,000
Wells Fargo Investment Services, LLC	200,000
Charles Schwab & Co. Inc.	20,000
Legg Mason Wood Walker, Incorporated	20,000
McDonald Investments, Inc.	20,000
Morgan Keegen & Company, Inc.	20,000
Raymond James & Associates, Inc.	20,000
Sandler O’Neill Partners, LP	20,000
Advest Inc.	20,000
BB&T Capital Markets	20,000
Guzman and Company	20,000
Howe Barnes Investments, Inc.	20,000
Janney Montgomery Scott LLC	20,000
Keefe, Bruyette & Woods, Inc.	20,000
Samuel A Ramirez & Co., Inc.	20,000
JGB Hilliard Lyons Inc.	20,000
Pershing Trading Co., L.P.	20,000

Total	12,000,000

The underwriting agreement will provide that the obligation of the several Underwriters to purchase the Series A preferred securities is subject to certain legal matters by counsel and to certain other conditions. The Underwriters will be obligated to purchase all of the Series A preferred securities if they purchase any Series A preferred securities.

The Underwriters, for whom Wachovia Securities, LLC is acting as representative, intend to offer some of the Series A preferred securities from time to time in transactions (which may include block transactions) to purchasers directly or through agents, or through brokers in brokerage transactions, on the NYSE or to dealers in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Underwriters may sell Series A preferred securities to or through broker-dealers and any profit such broker-dealers realize on their resale of the preferred securities may be deemed to be underwriting discounts, concessions or commissions.

In connection with this sale of Series A preferred securities, the Underwriters may be deemed to have received an underwriting discount equal to the difference between the amount received by the Underwriters upon the sale of the Series A preferred securities and the price at which the Underwriters purchased the Series A preferred securities from Wachovia Preferred Holding. The Underwriters and any broker-dealers that participate in the distribution of the Series A preferred securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the preferred securities may be deemed to be underwriting discounts or commissions.

The Underwriters will agree to purchase the 12,000,000 Series A preferred securities from Wachovia Preferred Holding at a price of $26.7125 per security, resulting in aggregate proceeds to Wachovia Preferred Holding of $320,550,000 (before deducting fees and expenses payable by Wachovia Preferred Holding). Expenses associated with the offering of the Series A preferred securities are estimated to be $600,000, including legal and accounting fees and expenses, Underwriters’ legal fees and expenses, rating agencies’ fees, printing expenses, and the SEC registration fee. The fees and expenses will be paid by Wachovia Preferred Holding.

Wachovia Securities, LLC is an affiliate of ours and of Wachovia Preferred Holding.

Certain of the Underwriters and their affiliates have in the past provided, and may in the future provide, investment banking services to Wachovia, the Bank, or their affiliates in the ordinary course of business.

Wachovia Preferred Holding, which owns 99.85% of our shares of common stock, is affiliated with us. The Bank owns 99.95% of Wachovia Preferred Holding’s common stock. Thus, the Bank may be deemed to beneficially own the Series A preferred securities being offered to the public even though Wachovia Preferred Holding will be the sole record owner. As described in more detail under “Business” in this prospectus, we acquired, and in the future will acquire, assets from the Bank and its affiliates and have made arrangements with the Bank and its affiliates for the servicing of the loans in our portfolio.

In connection with the offering to the public, the Underwriters may purchase and sell the Series A preferred securities in the open market in syndicate covering transactions. Syndicate covering transactions involve purchases of the Series A preferred securities in the open market after the distribution has been completed to cover syndicate short positions. Short sales involve the sale by the Underwriters of a greater number of securities than they are required to purchase in the offering. The Underwriters will not have an overallotment option with respect to the distribution of the Series A preferred securities, and any short position of the Underwriters will be a “naked” short position. A naked short position may be created if the Underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. The Underwriters must close out any naked short position by purchasing securities in the open market. Similar to other purchase transactions, the Underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of the Series A preferred securities or preventing or retarding a decline in the market price of the Series A preferred securities.

The representative, on behalf of the Underwriters, also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions, repurchases Series A preferred securities originally sold by that syndicate member.

Any of these activities may cause the price of the Series A preferred securities to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

We and Wachovia Preferred Holding will agree to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect of any of those liabilities.

As of January 10, 2003, the Series A preferred securities commenced trading on the New York Stock Exchange under the symbol “WNA Pr”. There can be no assurance that the prices at which the Series A preferred securities will sell in the public market after this offering will not be lower than the price at which they are sold by the Underwriters or that an active trading market in the Series A preferred securities will continue after this offering.

The participation of Wachovia Securities, LLC in the offer and sale of the Series A preferred securities must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an “affiliate”. Wachovia Securities, LLC will not execute a transaction in the Series A preferred securities in a discretionary account without the prior specific written approval of such member’s customer.

This prospectus, together with any applicable prospectus supplement may also be used by any broker-dealer affiliate of Wachovia Funding in connection with offers and sales of the Series A preferred securities or depositary shares representing one-sixth of a share of Wachovia Series G, Class A preferred stock in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Wachovia Funding’s broker-dealer affiliates, including, without limitation, Wachovia Securities, LLC, may act as principal or agent in such transactions. None of Wachovia Funding’s broker-dealer affiliates have any obligation to make a market in any of the Series A preferred securities or depositary shares and any such affiliate may discontinue any market-making activities at any time without notice, at its sole discretion. Broker-dealers purchasing the Series A preferred securities or the depositary shares from affiliates of Wachovia Funding or Wachovia, respectively, including Wachovia Securities, may be deemed to be underwriters as that term is defined in the Securities Act and subject to applicable prospectus delivery requirements.

Wachovia has entered into a Retail Brokerage Combination Transaction Agreement with Prudential Financial Incorporated providing for the contribution by both companies of their respective retail securities brokerage businesses into a new entity. Wachovia will own 62% of this new entity and Prudential Financial Incorporated with own 38%. Wachovia currently expects that the transaction will be consummated in the third quarter of 2003, after the anticipated closing of this offering. Certain assets and liabilities of Prudential Securities, Inc., the broker-dealer subsidiary of Prudential Financial Incorporated, will be contributed in the combination transaction.

EXPERTS

The consolidated financial statements of Wachovia Funding as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Wachovia as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The validity of our Series A preferred securities and the depositary shares representing an interest in shares of Wachovia Series G, Class A preferred stock will be passed upon for us and Wachovia by Ross E. Jeffries, Jr., Esq., Senior Vice President and Assistant General Counsel of Wachovia, and by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely upon the opinion of Mr. Jeffries as to matters of North Carolina law, and Mr. Jeffries will rely upon the opinion of Sullivan & Cromwell LLP as to matters of New York law. Mr. Jeffries owns shares of Wachovia’s common stock and holds options to purchase additional shares of Wachovia’s common stock. Sullivan & Cromwell LLP regularly performs legal services for Wachovia. Certain members of Sullivan & Cromwell LLP performing these legal services own shares of Wachovia’s common stock. The validity of our Series A preferred securities and the depositary shares representing an interest in shares of Wachovia Series G, Class A preferred stock will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WACHOVIA FUNDING

We have filed with the SEC a registration statement on Form S-11 under the Securities Act, with respect to our Series A preferred securities. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We refer you to the registration statement and its exhibits for further information regarding us and the Series A preferred securities offered by this prospectus.

While we are a reporting company, we intend to file with the SEC and furnish to our shareholders annual reports and proxy statements containing audited consolidated financial statements certified by independent auditors and file with the SEC quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year, current reports and other information. This registration statement, its exhibits and other documents which were filed by us with the SEC can be inspected at, and copies can be obtained from, the SEC’s public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WACHOVIA

Wachovia has filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the depositary shares representing an interest in the Wachovia Series G, Class A preferred stock. This prospectus, which forms a part of that registration statement, does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Wachovia refers you to the registration statement and its exhibits for further information regarding Wachovia and the depositary shares representing an interest in the Wachovia Series G, Class A preferred stock.

Wachovia files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Wachovia files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, Wachovia’s SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Wachovia at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows Wachovia to “incorporate by reference” into this prospectus the information in documents that Wachovia files with it. This means that Wachovia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When Wachovia updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information with respect to Wachovia contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. Wachovia incorporates by reference the documents listed below and any documents it files with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:

•	Description of Wachovia’s capital stock under the heading “Description of First Union Capital Stock” contained in the Registration Statement on Form S-4, as amended (Registration Statement File No. 333-59616), as filed with the SEC on June 27, 2001;

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003; and

•	Current Reports on Form 8-K dated January 16, 2003, February 19, 2003, March 31, 2003, April 1, 2003, April 16, 2003 and April 22, 2003.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning Wachovia at the following address:

Corporate Relations

Wachovia Corporation

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288-0206

(704) 374-6782

GLOSSARY

“Code” means the Internal Revenue Code of 1986, as amended.

“commercial loan” means a loan for commercial, financial, or industrial purposes, whether secured or unsecured, single-payment or installment.

“commercial mortgage loan” means a whole loan secured by a mortgage or deed of trust on a multi-family residential or commercial real estate property.

“Conditional Exchange” means the exchange of our Series A preferred securities for depositary shares representing Wachovia Series G, Class A preferred stock upon the issuance of an OCC directive after the occurrence of a Supervisory Event.

“dividend payment date” means each quarterly date upon which dividends are paid by us to the holders of the Series A preferred securities.

“dividend period” means any quarterly dividend period.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FASB” means the Financial Accounting Standards Board.

“FFO” means funds from operations on a consolidated basis and is equal to net income, plus depreciation of real or personal property used to generate income, less any gain on the sale of real estate plus any loss on the sale of real estate, all as calculated according to accounting principles generally accepted in the United States.

“FHLMC” means the Federal Home Loan Mortgage Corporation.

“FNMA” means the Federal National Mortgage Association.

“home equity loan” means a fixed-rate, closed-end loan secured by residential real estate that can be in a first or second lien position.

“Investment Company Act Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that we are or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.

“LIBOR” means the London Interbank Offered Rate, which is the short-term rate of interest for United States dollar deposits overseas and is sometimes used as an index upon which loan interest rates are based.

“Loan-to-Value Ratio” means, with respect to any mortgage loan, the ratio (expressed as a percentage) of the original principal amount of such mortgage loan to the lesser of (a) the appraised value at origination of the mortgaged property underlying such mortgage loan and (b) if the mortgage loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

“mortgage-backed securities” means securities either issued or guaranteed by agencies of the Federal government or government sponsored agencies or that are rated by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of mortgage loans.

“mortgage loans” means whole loans secured by single-family, one-to-four-unit, residential, multi-family residential, or commercial real estate properties.

“OCC” means the Office of the Comptroller of the Currency.

“One Hundred Persons Test” means the Code requirement that our capital stock be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year, other than the first 12 months.

“other authorized investments” means non-mortgage-related securities authorized by Section 856(c)(5)(B) of the Code, in an amount which will not exceed 20% of the value of our total assets. Non-mortgage-related security is defined in the Investment Company Act. Under the Investment Company Act, the term “security” means, in part, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities.

“Regulatory Capital Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that the Series A preferred securities will no longer constitute Tier 1 capital of the Bank or Wachovia for purposes of the capital adequacy guidelines or policies of the OCC or the Federal Reserve, or their respective successor as the Bank’s and Wachovia’s, respectively, primary federal banking regulator, as a result of:

•	any amendments to, clarification of, or change in applicable laws or related regulations or official interpretations or policies, or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations.

“REIT” means a real estate investment trust as defined pursuant to Sections 856 through 860 of the Code, or any successor provisions of the Code, and the applicable Treasury regulations.

“REIT taxable income” means the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (a) certain deductions are not available, such as the deduction for dividends received, (b) it may deduct dividends paid (or deemed paid) during the taxable year, (c) net capital gains and losses are excluded, and (d) certain other adjustments are made.

“residential mortgage loan” means a whole loan secured by a mortgage or deed of trust on a residential real estate property.

“SARs” means stock appreciation rights.

“Special Event” means

•	a Tax Event;

•	an Investment Company Event; or

•	a Regulatory Capital Event.

“Supervisory Event” means the occurrence of one of the following:

•	the Bank becomes undercapitalized under the OCC’s “prompt corrective action” regulations;

•	the Bank is placed into conservatorship or receivership; or

•	the OCC, in its sole discretion, anticipates the Bank becoming “undercapitalized” in the near term or takes supervisory action that limits the payment of dividends by us and in connection therewith directs an exchange.

“Tax Event” means our determination, based on the receipt by us of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to us, which states that there is a significant risk that dividends paid or to be paid by us with respect to our capital stock are not or will not be fully deductible by us for United States Federal income tax purposes or that we are or will be subject to additional taxes, duties, or other governmental charges, in an amount we reasonably determine to be significant as a result of:

•	any amendment to, clarification of, or change in, the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation, or

•	any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as such term is defined in the Code, regulatory procedure, notice, or official announcement, which we refer to collectively as “Administrative Actions”, which amendment, clarification, or change is effective, or such official pronouncement or decision is announced, on or after the date of issuance of the Series A preferred securities.

“WPR” means our subsidiary, Wachovia Preferred Realty, LLC.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2002, 2001 and 2000

(With Independent Auditors’ Report Thereon)

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Wachovia Preferred Funding Corp.

We have audited the accompanying consolidated balance sheets of Wachovia Preferred Funding Corp., an indirect subsidiary of Wachovia Corporation, and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of Wachovia Preferred Funding Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wachovia Preferred Funding Corp. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Charlotte, North Carolina

March 14, 2003

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(In thousands, except share data)	2002	2001
ASSETS
Cash and cash equivalents	$851,692	957,454
Loans, net of unearned income	10,947,583	4,378,961
Allowance for loan losses	(106,325)	(37,158)

Loans, net	10,841,258	4,341,803

Current income taxes receivable	81	—
Interest rate swaps	577,684	573,620
Accounts receivable—affiliates, net	158,579	—
Other assets	29,763	16,789

Total assets	$12,459,057	5,889,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Collateral held on interest rate swaps	575,820	570,340
Current income taxes payable	—	20,784
Deferred income tax liabilities	67,015	124,112
Accounts payable—affiliates, net	—	9,359
Other liabilities	16,821	7,651

Total liabilities	659,656	732,246

Stockholders’ equity
Preferred stock
Series A preferred securities, $0.01 par value per share, $750 million liquidation preference, non-cumulative and conditionally exchangeable, 30,000,000 shares authorized, issued and outstanding in 2002, none in 2001	300	—
Series B preferred securities, $0.01 par value per share, $1.0 billion liquidation preference, non-cumulative and conditionally exchangeable, 40,000,000 shares authorized, issued and outstanding in 2002, none in 2001	400	—
Series C preferred securities, $0.01 par value per share, $4.2 billion liquidation preference, cumulative, 5,000,000 shares authorized, 4,233,754 shares issued and outstanding in 2002, none in 2001	43	—
Series D preferred securities, $0.01 par value per share, $913,000 liquidation preference, non-cumulative, 913 shares authorized, issued and outstanding in 2002, none in 2001	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 99,999,900 shares issued and outstanding in 2002 and 2001	1,000	1,000
Paid-in capital	11,504,462	5,085,674
Retained earnings	293,196	70,746

Total stockholders’ equity	11,799,401	5,157,420

Total liabilities and stockholders’ equity	$12,459,057	5,889,666

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2002, 2001 and 2000

(In thousands, except per share data and average shares)	2002	2001	2000
INTEREST INCOME	$208,122	68,179	57,257
INTEREST EXPENSE	10,546	857	—

Net interest income	197,576	67,322	57,257
Provision for loan losses	15,215	5,262	3,602

Net interest income after provision for loan losses	182,361	62,060	53,655

OTHER INCOME
Gain (loss) on interest rate swaps	76,120	(95,890)	—
Other income	10	—	395

Total other income	76,130	(95,890)	395

NONINTEREST EXPENSE
Loan servicing costs	1,275	602	1,383
Management fees	7,162	—	824
Other	1,432	1,792	—

Total noninterest expense	9,869	2,394	2,207

Income (loss) before income tax expense (benefit)	248,622	(36,224)	51,843
Income tax expense (benefit)	(57,178)	(12,679)	19,409

Net income (loss)	305,800	(23,545)	32,434
Dividends on preferred stock	18,350	—	—

Net income (loss) available to common stockholders	$287,450	(23,545)	32,434

PER COMMON SHARE DATA
Basic earnings (loss)	$2.87	(1.07)	2.19
Diluted earnings (loss)	$2.87	(1.07)	2.19
AVERAGE SHARES
Basic	99,999,900	21,925,904	14,814,800
Diluted	99,999,900	21,925,904	14,814,800

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

Years Ended December 31, 2002, 2001 and 2000

(In thousands, except per share data)	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 1999	$—	148	652,069	61,880	714,097
Net income	—	—	—	32,434	32,434
Cash dividends paid	—	—	—	(11)	(11)

Balance, December 31, 2000	—	148	652,069	94,303	746,520
Net loss	—	—	—	(23,545)	(23,545)
Issuance of common stock in exchange for loans and interest rate swaps, net of deferred income tax liability of $177,029	—	852	4,433,605	—	4,434,457
Cash dividends paid	—	—	—	(12)	(12)

Balance, December 31, 2001	—	1,000	5,085,674	70,746	5,157,420
Net income	—	—	—	305,800	305,800
Issuance of series A, B and C preferred securities in exchange for loans	743	—	6,417,988	—	6,418,731
Issuance of series D preferred securities	—	—	800	—	800
Cash dividends
Series A preferred securities at $0.18 per share	—	—	—	(5,438)	(5,438)
Series B preferred securities at $0.08 per share	—	—	—	(3,254)	(3,254)
Series C preferred securities at $2.27 per share	—	—	—	(9,626)	(9,626)
Series D preferred securities at $34.94 per share	—	—	—	(32)	(32)
Common stock at $0.65 per share	—	—	—	(65,000)	(65,000)

Balance, December 31, 2002	$743	1,000	11,504,462	293,196	11,799,401

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

(In thousands)	2002	2001	2000
OPERATING ACTIVITIES
Net income (loss)	$305,800	(23,545)	32,434
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
Provision for loan losses	15,215	5,262	3,602
Current income taxes, net	(20,865)	20,791	(7)
Deferred income tax benefits	(57,097)	(51,721)	(799)
Interest rate swaps	(4,064)	99,349	—
Other assets	(12,974)	(9,335)	(1,724)
Accounts receivable/payable—affiliates and other liabilities, net	(158,768)	16,727	283

Net cash provided by operating activities	67,247	57,528	33,789

INVESTING ACTIVITIES
(Increase) decrease in loans, net	(95,939)	146,375	(46,952)

Net cash provided (used) by investing activities	(95,939)	146,375	(46,952)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from Issuance of Series D preferred securities	800	—	—
Collateral held on interest rate swaps	5,480	570,340	—
Cash dividends paid	(83,350)	(12)	(11)

Net cash provided (used) by financing activities	(77,070)	570,328	(11)

Increase (decrease) in cash and cash equivalents	(105,762)	774,231	(13,174)
Cash and cash equivalents, beginning of year	957,454	183,223	196,397

Cash and cash equivalents, end of year	$851,692	957,454	183,223

CASH PAID FOR
Interest	$10,546	857	—
Taxes	20,784	18,250	17,733
NONCASH ITEMS
Commercial loans, net, contributed in exchange for common stock, net of deferred income tax asset of $14,573	—	3,953,090	—
Receive-fixed interest rate swaps contributed in exchange for common stock, net of deferred income tax liability of $191,602	—	481,367	—
Commercial loans, net, contributed in exchange for series A, B and C preferred securities	6,404,306	—	—
Accrued interest receivable included in other assets, contributed in exchange for series A, B and C preferred securities	$14,426	—	—

See accompanying notes to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001 and 2000

NOTE 1:     SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

General

Wachovia Preferred Funding Corp. (known prior to July 2002 as First Union Real Estate Asset Company of Connecticut) and its subsidiaries (the Company) is a subsidiary of Wachovia Preferred Funding Holding Corp. (the Parent Company), which owns 99.85 percent or 99,851,752 shares of the common stock. Wachovia Corporation (Wachovia) owns the remaining 148,148 shares or 0.15 percent of the Company. The Parent Company is a subsidiary of Wachovia Bank, National Association (the Bank) which owns 99.95 percent or 4,368 shares of the Parent Company’s common stock. Wachovia owns the remaining 0.05 percent or 2 shares of the Parent Company’s common stock. The Bank is a wholly-owned subsidiary of Wachovia.

One of the Company’s subsidiaries, Wachovia Real Estate Investment Corp. (WREIC), was formed as a Delaware corporation in 1996 and has operated as a real estate investment trust (REIT) since its formation. Of the 645 shares of WREIC common shares outstanding, the Company owns 644 shares or 99.84 percent and the remaining 1 share is owned by Wachovia. Of the 667 shares of preferred stock outstanding, the Company owns 529.3 shares, 131 shares are owned by employees of Wachovia or its affiliates and 6.7 shares are owned by Wachovia.

The Company’s other subsidiary, Wachovia Preferred Realty, LLC (WPR), was formed as a Delaware limited liability company in October 2002. Under the REIT Modernization Act, which became effective on January 1, 2001, a REIT is permitted to own “taxable REIT subsidiaries,” which are subject to taxation similar to corporations that do not qualify as REITs or for other special tax rules. WPR is a taxable REIT subsidiary that holds assets that earn non-qualifying REIT income. Following formation of WPR, the Company transferred its interest-rate swaps and related cash collateral, including those described below, to WPR. The Company owns 98.2% of the outstanding member interests in WPR.

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America. The more significant of these policies used in preparing the consolidated financial statements are described in this summary. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and to the disclosure of contingent assets and liabilities used to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash And Cash Equivalents

Cash and cash equivalents include cash and due from banks and interest-bearing bank balances. Generally, both cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans

Loans are recorded at the principal balance outstanding, net of unearned income. Interest income is recognized on an accrual basis. Loan origination fees and direct costs as well as unearned premiums and discounts are amortized as an adjustment to the yield over the term of the loan.

A loan is considered to be impaired when based on current information, it is probable the Company will not receive all amounts due in accordance with the contractual terms of a loan agreement. Impaired loans are measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is also considered impaired if its terms are modified in a troubled debt restructuring.

When the ultimate collectibility of the principal balance of an impaired loan is in doubt, all cash receipts are applied to principal. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent any interest has been foregone, and then they are recorded as recoveries of any amounts previously charged off.

The accrual of interest is generally discontinued on loans, except consumer loans, that become 90 days past due as to principal or interest unless collection of both principal and interest is assured by way of collateralization, guarantees or other security. Generally, loans past due 180 days or more are placed on nonaccrual status regardless of security. Consumer loans that become 120 days past due are generally charged to the allowance for loan losses. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status.

Allowance For Loan Losses

The Company believes it has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses that reflects the evaluation of credit risk after careful consideration of all available information. In developing this assessment, the Company must necessarily rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

The allowance for loan losses is maintained at a level the Company believes is adequate to absorb probable losses inherent in the loan portfolio as of the date of the consolidated financial statements. The Company employs a variety of statistical modeling and estimation tools in assessing the adequacy of the allowance for loan losses. The allowance for loan losses consists of specific reserves for impaired commercial loans and formula-based components for both commercial and consumer loans, and for additional factors that are indicative of loss.

The Company continuously monitors qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, criticized and nonperforming loans. The distribution of the allowance for loan losses between the various components does not diminish the fact that the entire allowance for loan losses is available to absorb credit losses in the loan portfolio. The principal focus is, therefore, on the adequacy of the total allowance for loan losses.

Comprehensive Income

The Company has no comprehensive income other than net income.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended by SFAS 137 and SFAS 138, which establishes accounting and reporting standards for derivatives and hedging activities. Under SFAS 133, all derivatives (currently consisting of interest rate swaps) are recorded at fair value in the balance sheet. Realized and unrealized gains and losses are included as a gain (loss) on interest rate swaps.

On December 4, 2001, and December 6, 2001, the Parent Company contributed receive-fixed interest rate swaps with a notional amount of $4.25 billion and a fair value of $673 million to the Company in exchange for common stock. After the contribution, the Company entered into pay-fixed interest rate swaps with a notional amount of $4.25 billion that serve as an economic hedge of the contributed swaps. All interest rate swaps are transacted with an unaffiliated counterparty.

At December 31, 2002, receive-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.24 years, weighted average receive rate of 7.41 percent and weighted average pay rate of 1.42 percent. Pay-fixed interest rate swaps with a notional amount of $4.25 billion had a weighted average maturity of 9.24 years, weighted average receive rate of 1.42 percent and weighted average pay rate of 5.69 percent at December 31, 2002. All of the interest rate swaps have variable pay or receive rates based on three- or six-month LIBOR, and they are the pay or receive rates in effect at December 31, 2002.

Collateral

Amounts recorded as collateral held on interest rate swaps represent cash pledged to the Company by an unaffiliated counterparty to the interest rate swaps. Interest is paid at a market rate and is accounted for on an accrual basis.

Income Taxes

For the tax year ended December 31, 2002, the Company has elected to be taxed as a REIT under sections 856-860 of the Internal Revenue Code (IRC). WREIC has been taxed as a REIT since its inception in 1996. A REIT is generally not subject to federal income tax to the extent it complies with the relevant provisions of the IRC, including distributing the majority of its taxable earnings to stockholders and as long as certain asset, income and stock ownership tests are met. For the tax year ended December 31, 2002, the Company and WREIC have complied with these provisions and with the exception of WPR, are not subject to federal income tax. The Company and WREIC will file their own separate federal income tax returns for the tax year ended December 31, 2002, and the Company is no longer included in Wachovia’s federal consolidated income tax return or subject to Wachovia’s allocation of income tax liability (benefit) to its subsidiaries. WREIC has never been included in Wachovia’s consolidated federal income tax return and has never been subject to any related allocations. As a result of the Company’s change in tax status from a taxable corporation to a REIT for the tax year ended December 31, 2002, the Company’s net deferred income tax liability as of December 31, 2001, was written off as a benefit to income tax expense in January 2002.

WPR was formed in October 2002 and has elected to be taxed as a corporation and a taxable REIT subsidiary. WPR files its own separate federal income tax return, and current federal income taxes, if any, for WPR are separately calculated and paid. In addition, WPR files as part of a unitary state income tax return along with other subsidiaries of Wachovia. Upon the establishment of WPR in October 2002, a deferred tax

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expense was recorded to establish the initial deferred tax liability related to financial statement carrying amount versus tax basis differences of the assets contributed to WPR.

Deferred income tax assets and liabilities are established for WPR to recognize the expected future tax consequences attributable to temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in income during the period that includes the enactment date.

Earnings Per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is computed by dividing income available to common stockholders by the sum of the weighted average number of shares adjusted to include the effect of potentially dilutive shares.

New Accounting Interpretation

The FASB recently issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others, which requires additional disclosure in 2002 financial statements. The required disclosures are included in Note 7. This interpretation also requires new accounting treatment for certain transactions beginning in 2003. The accounting impact of this new interpretation is discussed in the Accounting and Regulatory Matters section of Management’s Discussion and Analysis.

NOTE 2:     LOANS

(In thousands)	2002	2001
COMMERCIAL
Commercial and commercial real estate	$9,914,150	3,990,356
CONSUMER
Residential mortgages	93,897	110,258
Home equity loans	945,598	286,385

Total loans	10,953,645	4,386,999
Unearned income	6,062	8,038

Total loans, net of unearned income	$10,947,583	4,378,961

At December 31, 2002 and 2001, nonaccrual loans amounted to $16.3 million and $5.0 million, respectively. In 2002, 2001 and 2000, $2.1 million, $141,000 and $285,000, respectively, in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period, or since origination if held for part of the period. Interest collected on these loans and included in interest income in 2002, 2001 and 2000 amounted to $66,000, $70,000 and $68,000, respectively. Nonaccrual loans greater than $1 million are reviewed for impairment. At December 31, 2002, impaired loans were $7.9 million. There was no specific

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reserve related to impaired loans as of December 31, 2002. At December 31, 2001, all nonaccrual loans were each less than $1 million, and therefore, were not reviewed for impairment

NOTE 3:    ALLOWANCE FOR LOAN LOSSES

(In thousands)	2002	2001	2000
Balance, beginning of year	$37,158	3,833	1,285
Provision for loan losses	15,215	5,262	3,602
Allowance related to loans sold	(2,005)	(515)	(673)
Allowance related to loans contributed and purchased from the Bank	63,895	33,681	—

Subtotal	114,263	42,261	4,214

Loan losses	(8,337)	(5,155)	(422)
Loan recoveries	399	52	41

Loan losses, net	(7,938)	(5,103)	(381)

Balance, end of year	$106,325	37,158	3,833

NOTE 4:     STOCKHOLDERS’ EQUITY

In July 2002, the par value of the Company’s common stock was changed from $1.00 to $0.01 per share. Each shareholder received 148,148 shares for each share held prior to the recapitalization. As a result of this recapitalization, share and per share information for each period presented has been restated to reflect this change.

The Company has authorized common and preferred stock. The preferred securities consist of Series A, B, C and D. Series A, B and D securities are non-cumulative and only receive dividends when declared by the board of directors. If declared, Series A, B and D holders will receive 7.25 percent, three-month LIBOR plus 1.83 percent, and 8.5 percent per security, respectively. Series C securities have cumulative dividend rights in which holders are entitled to dividends at the rate equal to three-month LIBOR plus 0.85 percent per annum per security for the first seven years after issuance after which the dividend will increase to three-month LIBOR plus 2.25 percent per annum per security. In order to remain qualified as a REIT, the Company must distribute annually at least 90 percent of taxable earnings.

In the event that the Company is liquidated or dissolved, the holders of the preferred shares will be entitled to a liquidation preference for each security plus any authorized, declared and unpaid dividends that will be paid prior to any payments to common stockholders or general unsecured creditors. The liquidation preference is $25.00 for Series A and B and $1,000 for Series C and D securities. With respect to the payment of dividends and liquidation preference, the Series A securities rank on parity with Series B and D preferred securities and senior to the common stock and Series C preferred securities. In the unlikely event that a supervisory event occurs in which the Bank is placed into conservatorship or receivership, the Series A and B shares are convertible into certain preferred stock of Wachovia.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5:     INCOME TAX EXPENSE (BENEFIT)

The provision for income taxes for each of the years in the three-year period ended December 31, 2002, is presented below.

(In thousands)	2002	2001	2000
CURRENT INCOME TAX EXPENSE (BENEFIT)
Federal	$44	39,042	19,889
State	(125)	—	319

Total current income tax expense (benefit)	(81)	39,042	20,208

DEFERRED INCOME TAX BENEFIT
Federal	(58,169)	(51,721)	(799)
State	1,072	—	—

Total deferred income tax benefit	(57,097)	(51,721)	(799)

Total income tax expense (benefit)	$(57,178)	(12,679)	19,409

The reconciliation of federal income tax rates and amounts to the effective income tax rates and amounts for each of the years in the three-year period ended December 31, 2002, is presented below.

	2002		2001		2000
(In thousands)	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income	Amount	% of Pre-tax Income
Income (loss) before income tax expense (benefit)	$248,622		$(36,224)		$51,843

Tax at federal income tax rate	$87,018	35.0%	$(12,678)	35.0%	$18,145	35.0%
Reasons for differences in federal income tax rate and effective tax rate
REIT income not subject to federal taxation	(83,674)	(33.7)	—	—	—	—
State income taxes, net	616	0.3	—	—	207	0.4
Deferred income tax benefit from the Company’s change in tax status to a REIT	(124,112)	(49.9)	—	—	—	—
Deferred income tax expense from book over tax basis difference on assets contributed to the Company’s taxable REIT subsidiary	62,974	25.3	—	—	—	—
Other	—	—	(1)	—	1,057	2.0

Total	$(57,178)	(23.0)%	$(12,679)	35.0%	$19,409	37.4%

In 2002, the income before income tax expense of $249 million includes $239 million of REIT income not subject to taxation. The remainder of $9.6 million is the income before income tax expense of WPR.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The sources and tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities for each of the years in the three-year period ended December 31, 2002, are presented below.

(In thousands)	2002	2001	2000
DEFERRED INCOME TAX ASSETS
Allowance for loan losses	$—	13,005	1,342
Deferred loan fees	—	2,785	—
Loans	—	1,991	—
Net operating loss carryforwards	8,727	—	—

Total deferred income tax assets	8,727	17,781	1,342

DEFERRED INCOME TAX LIABILITIES
Interest rate swap contracts	75,742	141,799	—
Other	—	94	146

Total deferred income tax liabilities	75,742	141,893	146

Net deferred income tax assets (liabilities)	$(67,015)	(124,112)	1,196

A portion of the 2002 change in the Company’s net deferred income tax liability relates to a deferred income tax benefit of $124 million recorded in January 2002 as a result of the Company’s change in tax status to a REIT and the related write-off of its net deferred tax liability. Additionally, a portion of the current year change in the Company’s net deferred income tax liability relates to a deferred income tax expense of $63 million recorded in October 2002 as a result of the formation of WPR. The deferred income tax expense relates to the establishment of the initial deferred income tax liability related to tax basis differences of the assets contributed to WPR. A portion of the change in the net deferred income tax liability for the year ended December 31, 2001, relates to book and tax basis differences on assets contributed to the Company by the Bank in 2001. The net increase in the deferred income tax liability as a result of these asset contributions in 2001 is $177 million and has been recorded in the consolidated statements of changes in stockholders’ equity as a component of paid-in capital.

The realization of net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income in certain periods and the utilization of tax planning strategies. The Company has determined that it is more likely than not that the deferred tax asset can be supported by expected future taxable income which will exceed amounts necessary to fully realize remaining deferred tax assets resulting from the scheduling of temporary differences.

At December 31, 2002, WPR had federal net operating loss carryforwards of $24.9 million which expire in the year 2022, if not offset against future taxable income.

The Internal Revenue Service (the IRS) is currently examining Wachovia’s (formerly named First Union Corporation) federal income tax returns for the years 1997 through 1999. Although the amount of any ultimate liability with respect to such examinations cannot be determined, in the opinion of management, any such liability will not have a material impact on the Company’s financial position or results of operations.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6:    TRANSACTIONS WITH AFFILIATED PARTIES

The Company, as a subsidiary, is subject to certain income and expense allocations from affiliated parties for various services received. In addition, the Company enters into transactions with affiliated parties in the normal course of business. The principal items related to transactions with affiliated parties included in the accompanying consolidated balance sheets and consolidated statements of operations are described below. Due to the nature of common ownership of the Company and the affiliated parties by Wachovia, the following transactions could differ from those conducted with unaffiliated parties.

Loan servicing costs paid to affiliates were $947,000 in 2002, $383,000 in 2001 and $1.2 million in 2000. The Company is subject to Wachovia’s management fee policy and therefore reimburses Wachovia for general overhead expenses paid on behalf of the Company by Wachovia. Affiliates with greater than $10 million in assets and $2 million in estimated annualized expenses are assessed a management fee; if an affiliate does not meet both of these criteria, no management fee is allocated. If an affiliate qualifies for an allocation, the affiliate is assessed management fees based on its relative percentage of total consolidated assets and noninterest expense plus a 10 percent markup. The Company believes this allocation method represents a reasonable basis for allocating general overhead expenses. These expenses amounted to $7.2 million in 2002 and $824,000 in 2000. The Company did not meet the criteria for being assessed a management fee in 2001, and therefore no fee was charged.

At December 31, 2001, the Company had a $570 million interest-bearing cash deposit with the Bank related to cash collateral from the interest rate swaps discussed below. The related interest receivable in other assets at December 31, 2001, was $857,000. In 2002, the Company discontinued using the interest-bearing cash deposit with the Bank and at December 31, 2002, there was no longer an interest-bearing cash deposit or related interest receivable. Income earned on the interest-bearing cash deposit for 2002, 2001 and 2000 was $3.5 million, $4.1 million and $2.9 million, respectively.

At December 31, 2002 and 2001, eurodollar deposit investments due from the Bank included in cash and cash equivalents were $852 million and $387 million, respectively, and the related interest receivable was $26,000 and $11,000, respectively. At December 31, 2002, eurodollar deposit investments included $576 million related to cash collateral from the interest rate swaps discussed below. Interest income earned on eurodollar deposit investments included in interest income was $14.1 million in 2002, $6.8 million in 2001 and $14.1 million in 2000.

At December 31, 2002, the Company had accounts receivable due from affiliates of $161 million and accounts payable due to affiliates of $2 million. At December 31, 2001, the Company had accounts payable due to affiliates of $9.4 million.

As part of its investment activities, the Company obtains loans and/or 100 percent interests in loan participations (which are both reflected as loans in the accompanying financial statements). As of December 31, 2002 and 2001, substantially all of our loans are in the form of loan participation interests. Although the Company may purchase loans from third parties, it has historically purchased from the Bank loan participation interests in loans originated by the Bank.

In December 2001, the Bank contributed commercial loans with a carrying value of $4.0 billion and a fair market value of $3.7 billion to the Company in exchange for the issuance of common stock with a fair value of $3.7 billion and a related increase in paid-in capital of $300 million. Since the Company and the Bank are under common control of Wachovia, the contributed commercial loans were recorded at their carrying

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of $4.0 billion. The excess of the carrying value of the loans over the fair market value of the loans was recorded as an increase in paid-in capital. In October 2002, the Company paid the Bank $896 million in cash for home equity loans. In November 2002, the Bank contributed commercial loans with a carrying value of $6.4 billion and a fair market value of $6.0 billion to the Parent Company. The Parent Company then contributed this portfolio to the Company in exchange for the issuance of Series A, B and C preferred securities with a fair value of $6.0 billion and a related increase in paid-in capital of $400 million. Since the Company, the Parent Company and the Bank are under common control of Wachovia, the contributed commercial loans were recorded at their carrying value of $6.4 billion. The excess of book value of the loans over the fair market value of the loans was recorded as an increase in paid-in capital. In December 2002, the Company paid the Bank $230 million in cash for commercial loans.

The Company has a swap servicing and fee agreement with the Bank dated December 4, 2001, whereby the Bank provides operational, back office, book entry, record keeping and valuation services related to the Company’s interest rate swaps. In consideration of these services, the Company pays the Bank 0.015 percent multiplied by the net amount actually paid under the interest rate swaps on the swaps’ payment date. Amounts paid under this agreement were $11,000 in 2002 and less than $1,000 in 2001, and were included in loan servicing costs.

The Bank acts as collateral custodian for the Company in connection with collateral pledged to the Company related to the interest rate swaps. For this service, the Company pays the Bank a fee equal to the sum of 0.05 percent multiplied by the fair market value of noncash collateral and 0.05 percent multiplied by the amount of cash collateral. Amounts paid under this agreement were $297,000 in 2002 and $21,000 in 2001. In addition, the Bank is permitted to rehypothecate and use as its own the collateral held by the Bank as custodian for the Company. The Bank pays the Company a fee equal to the sum of 0.05 percent multiplied by the fair market value of the noncash collateral the Bank holds as custodian and the amount of cash collateral held multiplied by a market rate of interest. The collateral agreement with the counterparty allows the Company to repledge the collateral free of any right of redemption or other right of the counterparty in such collateral without any obligation on the Company’s part to maintain possession or control of equivalent collateral. Pursuant to the rehypothecation agreement, the Company had invested $576 million of cash collateral in eurodollar deposit investments with the Bank at December 31, 2002, and in an interest-bearing cash deposit of $570 million at December 31, 2001. Amounts received under this agreement were $10.4 million in 2002 and $857,000 in 2001, and were included in interest income on eurodollar deposit investments noted above.

The Bank also provides a guaranty of the Company’s obligations under the interest rate swaps when the swaps are in a net payable position. In consideration, the Company pays the Bank a monthly fee in arrears equal to 0.03 percent multiplied by the absolute value of the net notional amount of the interest rate swaps. No amount was paid under this agreement in 2002. In 2001, $975,000 was paid and was included in other noninterest expense.

The Company has a line of credit with the Bank. Under the terms of that facility, the Company can borrow up to $2.0 billion under a revolving demand note at a rate of interest equal to the average Federal funds rate. As of December 31, 2002, the Company has not borrowed under this facility.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7:    COMMITMENTS, GUARANTEES, AND OTHER MATTERS

The Company’s commercial loan portfolio includes unfunded loan commitments that are provided in the normal course of business. For commercial borrowers, loan commitments generally take the form of revolving credit arrangements to finance customers’ working capital requirements. These instruments are not recorded on the balance sheet until funds are advanced under the commitment. For lending commitments, the contractual amount of a commitment represents the maximum potential credit risk if the entire commitment is funded and the borrower does not perform according to the terms of the contract. A large majority of these commitments expire without being funded, and accordingly, total contractual amounts are not representative of actual future credit exposure or liquidity requirements.

Loan commitments create credit risk in the event that the counterparty draws on the commitment and subsequently fails to perform under the terms of the lending agreement. This risk is incorporated into an overall evaluation of credit risk, and to the extent necessary, reserves are recorded on these commitments. Uncertainties around the timing and amount of funding under these commitments may create liquidity risk for the Company.

The estimated fair value of commitments to extend credit at December 31, 2002, was $1.6 million. The contract or notional amount of commitments to extend credit at December 31, 2002, was $1.5 billion. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counterparties.

As part of the loan participation agreements with the Bank, the Company provides an indemnification to the Bank if certain events occur. These contingencies generally relate to claims or judgments arising out of participated loans that are not the result of gross negligence or intentional misconduct by the Bank. The Company has not been required to make payments under the indemnification clauses in 2002, 2001 or 2000. Since there are no stated or notional amounts included in the indemnification clauses and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur, the Company is not able to estimate the maximum amount of future payments under the indemnification clauses. There are no amounts reflected on the consolidated balance sheet at December 31, 2002, related to these indemnifications.

The Company and its subsidiaries are not the subject of any litigation. Neither the Company and its subsidiaries nor the Bank are currently involved in nor, to the Company’s knowledge, currently threatened with any material litigation with respect to the assets included in the Company’s portfolio, other than routine litigation arising in the ordinary course of business.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8:    CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Information about the fair value of on-balance sheet financial instruments at December 31, 2002 and 2001, is presented below.

	2002		2001
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
FINANCIAL ASSETS
Cash and cash equivalents	$851,692	851,692	957,454	957,454
Loans, net of unearned income and allowance for loan losses	10,841,258	10,306,764	4,341,803	4,037,965
Interest rate swaps	577,684	577,684	573,620	573,620
Accounts receivable—affiliates, net	158,579	158,579	—	—
Other assets	$29,763	29,763	16,789	16,789

FINANCIAL LIABILITIES
Collateral held on interest rate swaps	575,820	575,820	570,340	570,340
Accounts payable—affiliates, net and other liabilities	$16,821	16,821	17,010	17,010

The fair market values of loans are calculated by discounting estimated cash flows through expected maturity dates using estimated market yields that reflect the credit and interest rate risks inherent in each category of loans and prepayment assumptions. For 2002, the fair market values of commercial loans were based on expected market execution under a securitization or whole loan sale methodology in which the required spreads, credit support, and structure used in determining the loan values were based on what a typical investor may require if purchasing commercial loans. Estimated fair values for the commercial loan portfolio were based on weighted average discount rates ranging from 2.52 percent to 40.55 percent (with the overall weighted average discount rate equal to 7.86 percent at December 31, 2002), and 3.60 percent to 7.65 percent at December 31, 2001. Estimated fair values for the consumer portfolio were based on quoted market prices and discounted cash flows based on weighted average discount rates ranging from 2.96 percent to 26.90 percent and 5.39 percent to 10.40 percent, at December 31, 2002 and 2001, respectively.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

March 31, 2003 and December 31, 2002

(In thousands, except share data)	March 31, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$551,963	851,692
Loans, net of unearned income	11,584,736	10,947,583
Allowance for loan losses	(107,180)	(106,325)

Loans, net	11,477,556	10,841,258

Interest rate swaps	583,272	577,684
Accounts receivable—affiliates, net	—	158,579
Other assets	29,813	29,763

Total assets	$12,642,604	12,458,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Collateral held on interest rate swaps	580,000	575,820
Deferred income tax liabilities	69,265	66,934
Accounts payable—affiliates, net	171,901	—
Other liabilities	16,816	16,821

Total liabilities	837,982	659,575

Stockholders’ equity
Preferred stock
Series A preferred securities, $0.01 par value per share, $750 million liquidation preference, non-cumulative and conditionally exchangeable, 30,000,000 shares authorized, issued and outstanding in 2003 and 2002	300	300
Series B preferred securities, $0.01 par value per share, $1.0 billion liquidation preference, non-cumulative and conditionally exchangeable, 40,000,000 shares authorized, issued and outstanding in 2003 and 2002	400	400
Series C preferred securities, $0.01 par value per share, $4.2 billion liquidation preference, cumulative, 5,000,000 shares authorized, 4,233,754 shares issued and outstanding in 2003 and 2002	43	43
Series D preferred securities, $0.01 par value per share, $913,000 liquidation preference, non-cumulative, 913 shares authorized, issued and outstanding in 2003 and 2002	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 99,999,900 shares issued and outstanding in 2003 and 2002	1,000	1,000
Paid-in capital	11,504,462	11,504,462
Retained earnings	298,417	293,196

Total stockholders’ equity	11,804,622	11,799,401

Total liabilities and stockholders’ equity	$12,642,604	12,458,976

See accompanying note to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

For the Three Months Ended March 31, 2003 and 2002

(In thousands, except per share data and average shares)	2003	2002
INTEREST INCOME	$98,253	42,643
INTEREST EXPENSE	1,801	2,504

Net interest income	96,452	40,139
Provision for loan losses	2,530	46

Net interest income after provision for loan losses	93,922	40,093

OTHER INCOME
Gain (loss) on interest rate swaps	6,540	(99)
Other income	7	52

Total other income	6,547	(47)

NONINTEREST EXPENSE
Loan servicing costs	1,722	352
Management fees	618	518
Other	355	333

Total noninterest expense	2,695	1,203

Income before income tax expense (benefit)	97,774	38,843
Income tax expense (benefit)	2,331	(124,112)

Net income	95,443	162,955
Dividends on preferred stock	45,222	—

Net income available to common stockholders	$50,221	162,955

PER COMMON SHARE DATA
Basic earnings	$0.50	1.63
Diluted earnings	$0.50	1.63
AVERAGE SHARES
Basic	99,999,900	99,999,900
Diluted	99,999,900	99,999,900

See accompanying note to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

Three Months Ended March 31, 2003 and 2002

(In thousands, except per share data)	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2001	$—	1,000	5,085,674	70,746	5,157,420
Net income	—	—	—	162,955	162,955
Cash dividends paid on common stock	—	—	—	(2)	(2)

Balance, March 31, 2002	$—	1,000	5,085,674	233,699	5,320,373

Balance, December 31, 2002	$743	1,000	11,504,462	293,196	11,799,401
Net income	—	—	—	95,443	95,443
Cash dividends
Series A preferred securities at $0.45 per share	—	—	—	(13,594)	(13,594)
Series B preferred securities at $0.20 per share	—	—	—	(8,025)	(8,025)
Series C preferred securities at $5.57 per share	—	—	—	(23,603)	(23,603)
Common stock at $0.45 per share	—	—	—	(45,000)	(45,000)

Balance, March 31, 2003	$743	1,000	11,504,462	298,417	11,804,622

See accompanying note to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Three Months Ended March 31, 2003 and 2002

(In thousands)	2003	2002
OPERATING ACTIVITIES
Net income	$95,443	162,955
Adjustments to reconcile net income to net cash provided (used) by operating activities
Provision for loan losses	2,530	46
Current income taxes, net	—	(20,784)
Deferred income tax benefits	2,331	(124,112)
Interest rate swaps	(5,588)	157
Other assets and other liabilities, net	(55)	1,152

Net cash provided by operating activities	94,661	19,414

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Loans, net	(638,828)	(10,293)
Accounts receivable/payable—affiliates, net	330,480	127,595

Net cash provided (used) by investing activities	(308,348)	117,302

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Collateral held on interest rate swaps	4,180	3,260
Cash dividends paid	(90,222)	(2)

Net cash provided (used) by financing activities	(86,042)	3,258

Increase (decrease) in cash and cash equivalents	(299,729)	139,974
Cash and cash equivalents, beginning of period	851,692	957,454

Cash and cash equivalents, end of period	$551,963	1,097,428

See accompanying note to consolidated financial statements.

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

March 31, 2003 and 2002, and December 31, 2002

NOTE 1:     CONSOLIDATED FINANCIAL STATEMENTS

Wachovia Preferred Funding Corp. (known prior to July 2002 as First Union Real Estate Asset Company of Connecticut) and its subsidiaries are subsidiaries of Wachovia Bank, National Association, formerly named First Union National Bank and its subsidiaries, which is a wholly-owned subsidiary of Wachovia Corporation.

The unaudited consolidated financial statements of Wachovia Preferred Funding Corp. include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of such financial statements for the periods indicated in accordance with accounting principles generally accepted in the United States of America.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Financial Information

As of March 31, 2003, and

For the Three Months Ended March 31, 2003 and 2002

(Unaudited)

As of December 31, 2002 and 2001, and

For the Three Years Ended December 31, 2002

INDEPENDENT AUDITORS’ REPORT ON SUPPLEMENTARY

CONSOLIDATING FINANCIAL INFORMATION

The Board of Directors

Wachovia Corporation

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated financial statements of Wachovia Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, and have issued our report thereon dated January 16, 2003. Our unqualified audit report on the consolidated financial statements of Wachovia Corporation and subsidiaries dated January 16, 2003, refers to the fact that effective July 1, 2001, Wachovia Corporation adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. Our report also refers to the fact that, effective January 1, 2002, Wachovia Corporation adopted the remaining provisions of SFAS No. 142 and adopted the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, effective for grants made in 2002.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements of Wachovia Corporation and subsidiaries taken as a whole. The accompanying supplementary consolidating financial information as of December 31, 2002 and 2001, and for the three years ended December 31, 2002, is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. The supplementary consolidating financial information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ KPMG LLP

Charlotte, North Carolina

January 16, 2003

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Balance Sheet

(Unaudited)

	March 31, 2003
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and due from banks	$14,130	(969)	13,161
Interest-bearing bank balances	2,142	2,713	4,855
Federal funds sold and securities purchased under resale agreements	6,126	4,966	11,092

Total cash and cash equivalents	22,398	6,710	29,108
Trading account assets	26,199	8,479	34,678
Securities	69,552	3,787	73,339
Loans, net of unearned income	169,654	(5,432)	164,222
Allowance for loan losses	(2,716)	(31)	(2,747)

Loans, net	166,938	(5,463)	161,475
Premises and equipment	4,255	863	5,118
Due from customers on acceptances	1,485	—	1,485
Goodwill	9,499	1,370	10,869
Other intangible assets	1,698	(253)	1,445
Other assets	21,759	8,788	30,547

Total assets	$323,783	24,281	348,064

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest-bearing deposits	32,630	13,718	46,348
Interest-bearing deposits	168,925	(19,436)	149,489

Total deposits	201,555	(5,718)	195,837
Short-term borrowings	33,933	10,879	44,812
Bank acceptances outstanding	1,492	—	1,492
Trading account liabilities	18,156	2,740	20,896
Other liabilities	12,483	1,073	13,556
Long-term debt	24,767	14,437	39,204

Total liabilities	292,386	23,411	315,797

STOCKHOLDERS' EQUITY
Preferred stock	—	—	—
Common stock	455	4,029	4,484
Paid-in capital	24,194	(6,291)	17,903
Retained earnings	4,660	3,118	7,778
Accumulated other comprehensive income, net	2,088	14	2,102

Total stockholders' equity	31,397	870	32,267

Total liabilities and stockholders' equity	$323,783	24,281	348,064

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Balance Sheet

	December 31, 2002
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and due from banks	$12,934	(670)	12,264
Interest-bearing bank balances	547	2,965	3,512
Federal funds sold and securities purchased under resale agreements	3,797	5,363	9,160

Total cash and cash equivalents	17,278	7,658	24,936
Trading account assets	26,479	6,676	33,155
Securities	71,240	4,564	75,804
Loans, net of unearned income	167,905	(4,808)	163,097
Allowance for loan losses	(2,783)	(15)	(2,798)

Loans, net	165,122	(4,823)	160,299
Premises and equipment	3,265	1,638	4,903
Due from customers on acceptances	1,051	—	1,051
Goodwill	9,512	1,368	10,880
Intangible assets	1,789	(235)	1,554
Other assets	23,134	6,123	29,257

Total assets	$318,870	22,969	341,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	30,980	13,660	44,640
Interest-bearing deposits	166,876	(19,998)	146,878

Total deposits	197,856	(6,338)	191,518
Short-term borrowings	32,848	14,245	47,093
Bank acceptances outstanding	1,061	—	1,061
Trading account liabilities	19,866	(2,883)	16,983
Other liabilities	12,802	642	13,444
Long-term debt	23,655	16,007	39,662

Total liabilities	288,088	21,673	309,761

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—
Common stock	455	4,069	4,524
Paid-in capital	24,036	(5,966)	18,070
Retained earnings	4,163	3,186	7,349
Accumulated other comprehensive income, net	2,128	7	2,135

Total stockholders’ equity	30,782	1,296	32,078

Total liabilities and stockholders’ equity	$318,870	22,969	341,839

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Balance Sheet

	December 31, 2001
(In millions)	FUNB(a)	WBNA(a)	Combined	Other Subsidiaries and Eliminations	Wachovia Consolidated
ASSETS
Cash and due from banks	$10,660	3,765	14,425	(508)	13,917
Interest-bearing bank balances	6,638	651	7,289	(414)	6,875
Federal funds sold and securities purchased under resale agreements	5,188	167	5,355	8,564	13,919

Total cash and cash equivalents	22,486	4,583	27,069	7,642	34,711
Trading account assets	19,071	722	19,793	5,593	25,386
Securities	47,596	7,419	55,015	3,452	58,467
Loans, net of unearned income	123,754	46,997	170,751	(6,950)	163,801
Allowance for loan losses	(2,222)	(756)	(2,978)	(17)	(2,995)

Loans, net	121,532	46,241	167,773	(6,967)	160,806
Premises and equipment	2,628	921	3,549	2,170	5,719
Due from customers on acceptances	732	13	745	—	745
Goodwill	2,253	6,973	9,226	1,390	10,616
Intangible assets	336	2,018	2,354	(198)	2,156
Other assets	16,151	2,665	18,816	13,030	31,846

Total assets	$232,785	71,555	304,340	26,112	330,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	24,578	9,947	34,525	8,939	43,464
Interest-bearing deposits	123,171	36,364	159,535	(15,546)	143,989

Total deposits	147,749	46,311	194,060	(6,607)	187,453
Short-term borrowings	27,762	3,812	31,574	12,811	44,385
Bank acceptances outstanding	749	13	762	—	762
Trading account liabilities	15,559	634	16,193	(4,756)	11,437
Other liabilities	10,172	1,453	11,625	4,602	16,227
Long-term debt	14,661	5,661	20,322	21,411	41,733

Total liabilities	216,652	57,884	274,536	27,461	301,997

STOCKHOLDERS’ EQUITY
Preferred stock	161	—	161	(144)	17
Common stock	455	53	508	4,031	4,539
Paid-in capital	13,302	13,345	26,647	(8,736)	17,911
Retained earnings	1,847	210	2,057	3,494	5,551
Accumulated other comprehensive income, net	368	63	431	6	437

Total stockholders’ equity	16,133	13,671	29,804	(1,349)	28,455

Total liabilities and stockholders’ equity	$232,785	71,555	304,340	26,112	330,452

(a)	“FUNB” refers to First Union National Bank, “WBNA” refers to the former Wachovia Bank, National Association.

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement

(Unaudited)

	Three Months Ended March 31, 2003
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$2,447	(40)	2,407
Interest and dividends on securities	902	37	939
Trading account interest	108	66	174
Other interest income	80	116	196

Total interest income	3,537	179	3,716

INTEREST EXPENSE
Interest on deposits	648	(9)	639
Interest on borrowings	444	119	563

Total interest expense	1,092	110	1,202

Net interest income	2,445	69	2,514
Provision for loan losses	203	21	224

Net interest income after provision for loan losses	2,242	48	2,290

FEE AND OTHER INCOME
Service charges and fees	481	182	663
Commissions	177	267	444
Fiduciary and asset management fees	155	283	438
Principal investing	(40)	(4)	(44)
Other income	823	(246)	577

Total fee and other income	1,596	482	2,078

NONINTEREST EXPENSE
Salaries and employee benefits	1,156	543	1,699
Occupancy and equipment	354	77	431
Other intangible amortization	138	2	140
Sundry expense	795	(162)	633

Total noninterest expense	2,443	460	2,903

Income before income taxes	1,395	70	1,465
Income taxes	398	40	438

Net income	997	30	1,027
Dividends on preferred stock	—	4	4

Net income available to common stockholders	$997	26	1,023

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement

(Unaudited)

	Three Months Ended March 31, 2002
(In millions)	FUNB (a)	WBNA (a)	Combined	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$2,017	684	2,701	(64)	2,637
Interest and dividends on securities	724	97	821	35	856
Trading account interest	93	—	93	62	155
Other interest income	68	9	77	178	255

Total interest income	2,902	790	3,692	211	3,903

INTEREST EXPENSE
Interest on deposits	771	158	929	(14)	915
Interest on borrowings	302	56	358	204	562

Total interest expense	1,073	214	1,287	190	1,477

Net interest income	1,829	576	2,405	21	2,426
Provision for loan losses	318	9	327	12	339

Net interest income after provision for loan losses	1,511	567	2,078	9	2,087

FEE AND OTHER INCOME
Service charges and fees	378	128	506	155	661
Commissions	164	30	194	270	464
Fiduciary and asset management fees	115	42	157	320	477
Principal investing	(55)	2	(53)	(37)	(90)
Other income	587	139	726	(211)	515

Total fee and other income	1,189	341	1,530	497	2,027

NONINTEREST EXPENSE
Salaries and employee benefits	842	209	1,051	612	1,663
Occupancy and equipment	269	69	338	83	421
Other intangible amortization	13	154	167	1	168
Sundry expense	562	137	699	(182)	517

Total noninterest expense	1,686	569	2,255	514	2,769

Income before income taxes	1,014	339	1,353	(8)	1,345
Income taxes	306	86	392	40	432

Net income	708	253	961	(48)	913
Dividends on preferred stock	—	—	—	6	6

Net income available to common stockholders	$708	253	961	(54)	907

(a)	“FUNB” refers to First Union National Bank, “WBNA” refers to the former Wachovia Bank, National Association.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement

	Year Ended December 31, 2002
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$10,533	(237)	10,296
Interest and dividends on securities	3,516	159	3,675
Trading account interest	391	274	665
Other interest income	250	700	950

Total interest income	14,690	896	15,586

INTEREST EXPENSE
Interest on deposits	3,491	(61)	3,430
Interest on borrowings	1,611	722	2,333

Total interest expense	5,102	661	5,763

Net interest income	9,588	235	9,823
Provision for loan losses	1,451	28	1,479

Net interest income after provision for loan losses	8,137	207	8,344

FEE AND OTHER INCOME
Service charges and fees	1,988	655	2,643
Commissions	795	1,081	1,876
Fiduciary and asset management fees	658	1,151	1,809
Principal investing	(177)	(89)	(266)
Other income	2,773	(830)	1,943

Total fee and other income	6,037	1,968	8,005

NONINTEREST EXPENSE
Salaries and employee benefits	4,218	2,379	6,597
Occupancy and equipment	1,366	366	1,732
Goodwill and other intangible amortization	626	2	628
Sundry expense	3,476	(751)	2,725

Total noninterest expense	9,686	1,996	11,682

Income before income taxes	4,488	179	4,667
Income taxes	999	89	1,088

Net income	3,489	90	3,579
Dividends on preferred stock	—	19	19

Net income available to common stockholders	$3,489	71	3,560

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement

	Year Ended December 31, 2001
(in millions)	FUNB(a)	WBNA(a)	Combined	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$9,856	3,905	13,761	(3,224)	10,537
Interest and dividends on securities	3,254	450	3,704	(170)	3,534
Trading account interest	505	3	508	252	760
Other interest income	311	43	354	915	1,269

Total interest income	13,926	4,401	18,327	(2,227)	16,100

INTEREST EXPENSE
Interest on deposits	4,600	1,361	5,961	(1,217)	4,744
Interest on borrowings	2,461	616	3,077	504	3,581

Total interest expense	7,061	1,977	9,038	(713)	8,325

Net interest income	6,865	2,424	9,289	(1,514)	7,775
Provision for loan losses	1,767	638	2,405	(458)	1,947

Net interest income after provision for loan losses	5,098	1,786	6,884	(1,056)	5,828

FEE AND OTHER INCOME
Service charges and fees	1,476	495	1,971	196	2,167
Commissions	577	142	719	849	1,568
Fiduciary and asset management fees	564	213	777	866	1,643
Principal investing	(351)	(4)	(355)	(352)	(707)
Other income	1,872	967	2,839	(1,214)	1,625

Total fee and other income	4,138	1,813	5,951	345	6,296

NONINTEREST EXPENSE
Salaries and employee benefits	3,146	1,098	4,244	1,566	5,810
Occupancy and equipment	1,123	303	1,426	183	1,609
Goodwill and other intangible amortization	240	272	512	11	523
Sundry expense	2,528	929	3,457	(1,568)	1,889

Total noninterest expense	7,037	2,602	9,639	192	9,831

Income before income taxes	2,199	997	3,196	(903)	2,293
Income taxes	564	350	914	(240)	674

Net income	1,635	647	2,282	(663)	1,619
Dividends on preferred stock	—	—	—	6	6

Net income available to common stockholders	$1,635	647	2,282	(669)	1,613

(a)	“FUNB” refers to First Union National Bank, “WBNA” refers to the former Wachovia Bank, National Association.

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Income Statement

	Year Ended December 31, 2000
(In millions)	FUNB(a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
INTEREST INCOME
Interest and fees on loans	$11,840	(594)	11,246
Interest and dividends on securities	3,784	119	3,903
Trading account interest	417	403	820
Other interest income	225	1,340	1,565

Total interest income	16,266	1,268	17,534

INTEREST EXPENSE
Interest on deposits	5,471	(202)	5,269
Interest on borrowings	3,357	1,471	4,828

Total interest expense	8,828	1,269	10,097

Net interest income	7,438	(1)	7,437
Provision for loan losses	1,057	679	1,736

Net interest income after provision for loan losses	6,381	(680)	5,701

FEE AND OTHER INCOME
Service charges and fees	1,290	630	1,920
Fiduciary and asset management fees	1,017	494	1,511
Other income	1,620	1,661	3,281

Total fee and other income	3,927	2,785	6,712

NONINTEREST EXPENSE
Salaries and employee benefits	3,132	2,527	5,659
Occupancy and equipment	1,130	362	1,492
Sundry expense	5,559	(1,000)	4,559

Total noninterest expense	9,821	1,889	11,710

Income before income taxes and cumulative effect of a change in accounting principle	487	216	703
Income taxes	428	137	565

Income before cumulative effect of a change in accounting principle	59	79	138
Cumulative effect of a change in the accounting for beneficial interests, net of income taxes	(46)	—	(46)

Net income	$13	79	92

(a)	“FUNB” refers to First Union National Bank.

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity

(Unaudited)

	Three Months Ended March 31, 2003
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
PREFERRED STOCK
Balance, December 31, 2002 and March 31, 2003	$—	—	—

COMMON STOCK
Balance, December 31, 2002	455	4,069	4,524
Purchases of common stock	—	(50)	(50)
Common stock issued for
Stock options and restricted stock	—	10	10
Acquisitions	—	—	—

Balance, March 31, 2003	455	4,029	4,484

PAID-IN CAPITAL
Balance, December 31, 2002	24,036	(5,966)	18,070
Purchases of common stock	—	(207)	(207)
Common stock issued for
Stock options and restricted stock	—	61	61
Acquisitions	158	(158)	—
Deferred compensation, net	—	(21)	(21)

Balance, March 31, 2003	24,194	(6,291)	17,903

RETAINED EARNINGS
Balance, December 31, 2002	4,163	3,186	7,349
Net income	997	30	1,027
Purchases of common stock	—	(244)	(244)
Changes incident to business combinations	—	—	—
Cash dividends	(500)	146	(354)

Balance, March 31, 2003	4,660	3,118	7,778

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2002	2,128	7	2,135
Net unrealized gain on debt and equity securities, net of reclassification adjustment and net unrealized gain on derivative financial instruments	(40)	7	(33)

Balance, March 31, 2003	2,088	14	2,102

Total Stockholders’ Equity March 31, 2003	$31,397	870	32,267

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity

(Unaudited)

	Three Months Ended March 31, 2002
(In millions)	FUNB (a)	WBNA (a)	Combined	Other Subsidiaries and Eliminations	Wachovia Consolidated
PREFERRED STOCK
Balance, December 31, 2001	$161	—	161	(144)	17
Changes incident to business combinations	(161)	—	(161)	161	—
Cash dividends	—	—	—	(6)	(6)

Balance, March 31, 2002	—	—	—	11	11

COMMON STOCK
Balance, December 31, 2001	455	53	508	4,031	4,539
Common stock issued for
Stock options and restricted stock	—	—	—	20	20

Balance, March 31, 2002	455	53	508	4,051	4,559

PAID-IN CAPITAL
Balance, December 31, 2001	13,302	13,345	26,647	(8,736)	17,911
Common stock issued for
Stock options and restricted stock	—	—	—	110	110
Acquisitions	160	—	160	(160)	—
Stock options issued in acquisition	—	46	46	(46)	—
Deferred compensation, net	—	—	—	(32)	(32)

Balance, March 31, 2002	13,462	13,391	26,853	(8,864)	17,989

RETAINED EARNINGS
Balance, December 31, 2001	1,847	210	2,057	3,494	5,551
Net income	708	253	961	(48)	913
Changes incident to business combinations	1	—	1	(1)	—
Cash dividends	(504)	(125)	(629)	301	(328)

Balance, March 31, 2002	2,052	338	2,390	3,746	6,136

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2001	368	63	431	6	437
Net unrealized gain on debt and equity securities, net of reclassification adjustment and net unrealized gain on derivative financial instruments	(274)	(34)	(308)	(39)	(347)

Balance, March 31, 2002	94	29	123	(33)	90

Total Stockholders’ Equity March 31, 2002	$16,063	13,811	29,874	(1,089)	28,785

(a)	“FUNB” refers to First Union National Bank, “WBNA” refers to the former Wachovia Bank, National Association.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity

	Year Ended December 31, 2002
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
PREFERRED STOCK
Balance, December 31, 2001	$161	(144)	17
Changes incident to business combinations	(161)	161	—
Cash dividends	—	(17)	(17)

Balance, December 31, 2002	—	—	—

COMMON STOCK
Balance, December 31, 2001	455	4,084	4,539
Purchases of common stock	—	(51)	(51)
Common stock issued for Stock options and restricted stock	—	31	31
Acquisitions	—	5	5

Balance, December 31, 2002	455	4,069	4,524

PAID-IN CAPITAL
Balance, December 31, 2001	13,302	4,609	17,911
Purchases of common stock	—	(210)	(210)
Common stock issued for Stock options and restricted stock	—	177	177
Acquisitions	10,734	(10,688)	46
Deferred compensation, net	—	146	146

Balance, December 31, 2002	24,036	(5,966)	18,070

RETAINED EARNINGS
Balance, December 31, 2001	1,847	3,704	5,551
Net income	3,489	90	3,579
Purchases of common stock	—	(413)	(413)
Changes incident to business combinations	206	(206)	—
Cash dividends	(1,379)	11	(1,368)

Balance, December 31, 2002	4,163	3,186	7,349

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2001	368	69	437
Net unrealized gain on debt and equity securities, net of reclassification adjustment and net unrealized gain on derivative financial instruments	1,760	(62)	1,698

Balance, December 31, 2002	2,128	7	2,135

Total Stockholders’ Equity December 31, 2002	$30,782	1,296	32,078

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity

	Year Ended December 31, 2001
(In millions)	FUNB(a)	WBNA(a)	Combined	Other Subsidiaries and Eliminations	Wachovia Consolidated
PREFERRED STOCK
Balance, December 31, 2000	$161	—	161	(161)	—
Preferred shares issued	—	—	—	23	23
Cash dividends	—	—	—	(6)	(6)

Balance, December 31, 2001	161	—	161	(144)	17

COMMON STOCK
Balance, December 31, 2000	455	51	506	2,761	3,267
Purchases of common stock	—	—	—	(103)	(103)
Common stock issued for Stock options and restricted stock	—	—	—	11	11
Dividend reinvestment plan	—	—	—	6	6
Acquisitions	—	—	—	1,358	1,358
Other	—	2	2	(2)	—

Balance, December 31, 2001	455	53	508	4,031	4,539

PAID-IN CAPITAL
Balance, December 31, 2000	13,306	2,305	15,611	(9,339)	6,272
Purchases of common stock	—	—	—	(124)	(124)
Common stock issued for Stock options and restricted stock	—	—	—	81	81
Dividend reinvestment plan	—	—	—	52	52
Acquisitions	—	—	—	11,453	11,453
Stock options issued in acquisition	—	—	—	187	187
Changes incident to business combinations	(4)	11,040	11,036	(11,036)	—
Deferred compensation, net	—	—	—	(10)	(10)

Balance, December 31, 2001	13,302	13,345	26,647	(8,736)	17,911

RETAINED EARNINGS
Balance, December 31, 2000	1,467	4,192	5,659	362	6,021
Net income	1,635	647	2,282	(663)	1,619
Purchases of common stock	—	—	—	(1,057)	(1,057)
Changes incident to business combinations	(5)	(4,629)	(4,634)	4,634	—
Cash dividends	(1,250)	—	(1,250)	218	(1,032)

Balance, December 31, 2001	1,847	210	2,057	3,494	5,551

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2000	(185)	31	(154)	(59)	(213)
Net unrealized gain on debt and equity securities, net of reclassification adjustment and net unrealized gain on derivative financial instruments	553	32	585	65	650

Balance, December 31, 2001	368	63	431	6	437

Total Stockholders’ Equity December 31, 2001	$16,133	13,671	29,804	(1,349)	28,455

(a)	“FUNB” refers to First Union National Bank, “WBNA” refers to the former Wachovia Bank, National Association.

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Changes in Stockholders’ Equity

	Year Ended December 31, 2000
(In millions)	FUNB(a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
PREFERRED STOCK
Balance, December 31, 1999 and December 31, 2000	$161	(161)	—

COMMON STOCK
Balance, December 31, 1999	455	2,839	3,294
Purchases of common stock	—	(63)	(63)
Common stock issued for
Stock options and restricted stock	—	23	23
Dividend reinvestment plan	—	9	9
Acquisitions	—	4	4

Balance, December 31, 2000	455	2,812	3,267

PAID-IN CAPITAL
Balance, December 31, 1999	13,306	(7,326)	5,980
Purchases of common stock	—	(79)	(79)
Common stock issued for
Stock options and restricted stock	—	131	131
Dividend reinvestment plan	—	68	68
Acquisitions	—	30	30
Deferred compensation, net	—	142	142

Balance, December 31, 2000	13,306	(7,034)	6,272

RETAINED EARNINGS
Balance, December 31, 1999	4,188	4,177	8,365
Net income	13	79	92
Purchases of common stock	—	(548)	(548)
Changes incident to business combinations	(234)	234	—
Cash dividends	(2,500)	612	(1,888)

Balance, December 31, 2000	1,467	4,554	6,021

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 1999	(975)	45	(930)
Net unrealized gain on debt and equity securities, net of reclassification adjustment	790	(73)	717

Balance, December 31, 2000	(185)	(28)	(213)

Total Stockholders’ Equity December 31, 2000	$15,204	143	15,347

(a)	“FUNB” refers to First Union National Bank.

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows

(Unaudited)

	Three Months Ended March 31, 2003
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$997	30	1,027
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	63	—	63
Provision for loan losses	203	21	224
Securitization gains	(106)	—	(106)
Gain on sale of mortgage servicing rights	(28)	—	(28)
Securities transactions	(50)	13	(37)
Depreciation and other intangible amortization	285	87	372
Trading account assets, net	280	(1,803)	(1,523)
Mortgage loans held for resale	565	—	565
Gain on sales of premises and equipment	9	1	10
Other assets, net	642	(2,321)	(1,679)
Trading account liabilities, net	(1,710)	(294)	(2,004)
Other liabilities, net	112	57	169

Net cash provided (used) by operating activities	1,262	(4,209)	(2,947)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	7,233	920	8,153
Maturities of securities	7,010	104	7,114
Purchases of securities	(12,628)	(183)	(12,811)
Origination of loans, net	(1,913)	435	(1,478)
Sales of premises and equipment	601	122	723
Purchases of premises and equipment	(1,747)	620	(1,127)
Goodwill and other intangible assets	(34)	14	(20)
Purchase of bank-owned separate account life insurance	(60)	—	(60)

Net cash provided (used) by investing activities	(1,538)	2,032	494

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Purchases of deposits, net	3,699	620	4,319
Securities sold under repurchase agreements and other short-term borrowings, net	2,497	1,142	3,639
Issuances of long-term debt	—	615	615
Payments of long-term debt	(300)	(773)	(1,073)
Issuances of common stock	—	(20)	(20)
Purchases of common stock	—	(501)	(501)
Cash dividends paid	(500)	146	(354)

Net cash provided by financing activities	5,396	1,229	6,625

Increase (decrease) in cash and cash equivalents	5,120	(948)	4,172
Cash and cash equivalents, beginning of year	17,278	7,658	24,936

Cash and cash equivalents, end of year	$22,398	6,710	29,108

NONCASH ITEMS
Transfer to other assets from loans, net	$183	—	183

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows

(Unaudited)

	Three Months Ended March 31, 2002
(In millions)	FUNB (a)	WBNA (a)	Combined	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$708	253	961	(48)	913
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	—	7	7	—	7
Provision for loan losses	318	9	327	12	339
Securitization gains	(93)	—	(93)	—	(93)
Gain on sale of mortgage servicing rights	—	—	—	(15)	(15)
Securities transactions	(18)	(4)	(22)	28	6
Depreciation and other intangible amortization	140	223	363	49	412
Trading account assets, net	891	135	1,026	(3,867)	(2,841)
Mortgage loans held for resale	736	—	736	130	866
(Gain) loss on sales of premises and equipment	1	—	1	1	2
Other assets, net	243	(491)	(248)	2,083	1,835
Trading account liabilities, net	(1,966)	(114)	(2,080)	904	(1,176)
Other liabilities, net	(551)	78	(473)	(2,271)	(2,744)

Net cash provided (used) by operating activities	409	96	505	(2,994)	(2,489)

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	7,850	1,936	9,786	(2,600)	7,186
Maturities of securities	325	650	975	2,736	3,711
Purchases of securities	(7,714)	(1,546)	(9,260)	(99)	(9,359)
Origination of loans, net	396	(2,127)	(1,731)	2,079	348
Sales of premises and equipment	19	17	36	5	41
Purchases of premises and equipment	(85)	—	(85)	(14)	(99)
Goodwill and other intangible assets	(2)	(106)	(108)	(4)	(112)
Purchase of bank-owned separate account life insurance	(46)	—	(46)	—	(46)

Net cash provided (used) by investing activities	743	(1,176)	(433)	2,103	1,670

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Purchases of deposits, net	(6,963)	643	(6,320)	(1,100)	(7,420)
Securities sold under repurchase agreements and other short-term borrowings, net	3,662	95	3,757	(1,583)	2,174
Issuances of long-term debt	—	—	—	188	188
Payments of long-term debt	—	(280)	(280)	(1,705)	(1,985)
Issuances of common stock	—	—	—	33	33
Cash dividends paid	(504)	(125)	(629)	295	(334)

Net cash provided (used) by financing activities	(3,805)	333	(3,472)	(3,872)	(7,344)

Decrease in cash and cash equivalents	(2,653)	(747)	(3,400)	(4,763)	(8,163)
Cash and cash equivalents, beginning of year	22,486	4,583	27,069	7,642	34,711

Cash and cash equivalents, end of year	$19,833	3,836	23,669	2,879	26,548

NONCASH ITEMS
Transfer to securities from loans	$858	—	858	—	858
Transfer to other assets from loans, net	$—	—	—	46	46

(a)	“FUNB” refers to First Union National Bank, “WBNA” refers to the former Wachovia Bank, National Association.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows

	Year Ended December 31, 2002
(In millions)	The Bank	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$3,489	90	3,579
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	60	(1)	59
Provision for loan losses	1,451	28	1,479
Securitization gains	(206)	(204)	(410)
Gain on sale of mortgage servicing rights	(5)	(60)	(65)
Securities transactions	(265)	96	(169)
Depreciation and other intangible amortization	1,258	353	1,611
Deferred income taxes	1,083	(15)	1,068
Trading account assets, net	(6,686)	(1,083)	(7,769)
Mortgage loans held for resale	(299)	—	(299)
(Gain) loss on sales of premises and equipment	17	(5)	12
Contribution to qualified pension plan	(703)	—	(703)
Other assets, net	(2,665)	4,434	1,769
Trading account liabilities, net	3,673	1,873	5,546
Other liabilities, net	1,371	(6,575)	(5,204)

Net cash provided (used) by operating activities	1,573	(1,069)	504

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	29,014	1,165	30,179
Maturities of securities	15,862	1,695	17,557
Purchases of securities	(52,763)	(3,773)	(56,536)
Origination of loans, net	(5,007)	1,819	(3,188)
Sales of premises and equipment	358	392	750
Purchases of premises and equipment	(723)	3	(720)
Goodwill and other intangible assets	(347)	193	(154)
Purchase of bank-owned separate account life insurance	(804)	—	(804)
Cash equivalents acquired, net of purchases of banking organizations	—	(81)	(81)

Net cash provided (used) by investing activities	(14,410)	1,413	(12,997)

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Purchases of deposits, net	3,796	269	4,065
Securities sold under repurchase agreements and other short-term borrowings, net	4,755	(2,047)	2,708
Issuances of long-term debt	5,518	—	5,518
Payments of long-term debt	(6,644)	(945)	(7,589)
Issuances of common stock	—	75	75
Purchases of common stock	—	(674)	(674)
Excess capital returned to Parent Company	(3,000)	3,000	—
Cash dividends paid	(1,379)	(6)	(1,385)

Net cash provided (used) by financing activities	3,046	(328)	2,718

Increase (decrease) in cash and cash equivalents	(9,791)	16	(9,775)
Cash and cash equivalents, beginning of year	27,069	7,642	34,711

Cash and cash equivalents, end of year	$17,278	7,658	24,936

CASH PAID FOR
Interest	$5,482	585	6,067
Income taxes	414	154	568
NONCASH ITEMS
Transfer to securities from loans	6,413	(2,246)	4,167
Transfer to securities from other assets	—	2,246	2,246
Transfer to other assets from loans, net	—	(1,553)	(1,553)
Issuance of common stock for purchase accounting merger	$—	51	51

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows

	Year Ended December 31, 2001
(In millions)	FUNB(a)	WBNA(a)	Combined	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$1,635	647	2,282	(663)	1,619
Adjustments to reconcile net income to net cash provided (used) by operating activities Cumulative effect of a change in accounting principle	3	—	3	(3)	—
Accretion and amortization of securities
discounts and premiums, net	177	—	177	1	178
Provision for loan losses	1,767	638	2,405	(458)	1,947
Securitization gains	(20)	—	(20)	(262)	(282)
(Gain) loss on sale of mortgage servicing rights	—	—	—	(86)	(86)
Securities transactions	(38)	(87)	(125)	192	67
Depreciation, goodwill and other amortization	1,363	575	1,938	(549)	1,389
Deferred income taxes	58	—	58	(22)	36
Trading account assets, net	(2,694)	(347)	(3,041)	219	(2,822)
Mortgage loans held for resale	(1,311)	—	(1,311)	—	(1,311)
(Gain) loss on sales of premises and equipment	11	(3)	8	(3)	5
Other assets, net	(1,383)	(23)	(1,406)	2,843	1,437
Trading account liabilities, net	5,640	308	5,948	(1,986)	3,962
Other liabilities, net	697	500	1,197	(49)	1,148

Net cash provided (used) by operating activities	5,905	2,208	8,113	(826)	7,287

INVESTING ACTIVITIES
Increase (decrease) in cash realized from Sales of securities	11,818	1,045	12,863	643	13,506
Maturities of securities	8,746	—	8,746	80	8,826
Purchases of securities	(15,990)	—	(15,990)	(2,639)	(18,629)
Origination of loans, net	1,599	4,873	6,472	(2,349)	4,123
Sales of premises and equipment	155	—	155	—	155
Purchases of premises and equipment	(1,068)	(408)	(1,476)	953	(523)
Goodwill and other intangible assets, net	(38)	(1,929)	(1,967)	1,852	(115)
Purchase of bank-owned separate account life insurance	(284)	—	(284)	—	(284)
Cash equivalents acquired, net of purchase acquisitions	—	—	—	3,591	3,591

Net cash provided by investing activities	4,938	3,581	8,519	2,131	10,650

FINANCING ACTIVITIES
Increase (decrease) in cash realized from Purchases (sales) of deposits, net	783	120	903	736	1,639
Securities sold under repurchase agreements and other short-term borrowings, net	(8,137)	(5,332)	(13,469)	10,300	(3,169)
Issuances of long-term debt	7,435	—	7,435	1,903	9,338
Payments of long-term debt	(6,457)	(320)	(6,777)	(6,299)	(13,076)
Issuances of preferred shares	—	—	—	23	23
Issuances of common stock	—	—	—	(44)	(44)
Purchases of common stock	—	—	—	(1,284)	(1,284)
Cash dividends paid	(1,250)	—	(1,250)	212	(1,038)

Net cash provided (used) by financing
activities	(7,626)	(5,532)	(13,158)	5,547	(7,611)

Increase in cash and cash equivalents	3,217	257	3,474	6,852	10,326
Cash and cash equivalents, beginning
of year	19,269	4,326	23,595	790	24,385

Cash and cash equivalents, end of year	$22,486	4,583	27,069	7,642	34,711

CASH PAID FOR
Interest	$7,609	1,778	9,387	(635)	8,752
Income taxes	672	—	672	—	672
NONCASH ITEMS
Transfer to securities from loans	3,025	—	3,025	—	3,025
Transfer to securities from other assets	908	—	908	—	908
Transfer to other assets from trading account assets	201	—	201	—	201
Transfer to other assets from loans, net	1,643	—	1,643	—	1,643
Issuance of common stock for purchase
accounting merger	$—	—	—	12,998	12,998

(a)	“FUNB” refers to First Union National Bank, “WBNA” refers to the former Wachovia Bank, National Association.

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

WACHOVIA CORPORATION AND SUBSIDIARIES

Supplementary Consolidating Statement of Cash Flows

	Year Ended December 31, 2000
(In millions)	FUNB(a)	Other Subsidiaries and Eliminations	Wachovia Consolidated
OPERATING ACTIVITIES
Net income	$13	79	92
Adjustments to reconcile net income to net cash provided (used) by operating activities
Cumulative effect of a change in accounting principle	46	—	46
Accretion and amortization of securities discounts and premiums, net	261	3	264
Provision for loan losses	1,057	679	1,736
Securitization gains	(265)	—	(265)
(Gain) loss on sale of mortgage servicing rights	—	2	2
Securities transactions	1,121	4	1,125
Depreciation, goodwill and other amortization	1,146	107	1,253
Goodwill impairments	1,754	—	1,754
Deferred income taxes	85	6	91
Trading account assets, net	(7,890)	1,206	(6,684)
Mortgage loans held for resale	381	—	381
(Gain) loss on sales of premises and equipment	(18)	—	(18)
(Gain) on sales of credit card and mortgage servicing portfolios	(969)	(39)	(1,008)
Other assets, net	8,112	(6,728)	1,384
Trading account liabilities, net	4,223	(317)	3,906
Other liabilities, net	1,498	2,340	3,838

Net cash provided (used) by operating activities	10,555	(2,658)	7,897

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	15,355	1,033	16,388
Maturities of securities	3,345	68	3,413
Purchases of securities	(7,386)	(975)	(8,361)
Origination of loans, net	(11,614)	2,280	(9,334)
Sales of premises and equipment	377	21	398
Purchases of premises and equipment	(865)	(19)	(884)
Goodwill and other intangible assets, net	177	(217)	(40)
Purchase of bank-owned separate account life insurance	(135)	—	(135)
Cash equivalents acquired, net of purchase acquisitions	—	3	3

Net cash provided (used) by investing activities	(746)	2,194	1,448

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Purchases (sales) of deposits, net	2,332	(711)	1,621
Securities sold under repurchase agreements and other short-term borrowings, net	(5,365)	(5,296)	(10,661)
Issuances of long-term debt	14,672	2,819	17,491
Payments of long-term debt	(12,949)	(713)	(13,662)
Issuances of preferred shares	—	—	—
Issuances of common stock	—	152	152
Purchases of common stock	—	(690)	(690)
Cash dividends paid	(2,500)	612	(1,888)

Net cash used by financing activities	(3,810)	(3,827)	(7,637)

Increase (decrease) in cash and cash equivalents	5,999	(4,291)	1,708
Cash and cash equivalents, beginning of year	13,270	9,407	22,677

Cash and cash equivalents, end of year	$19,269	5,116	24,385

CASH PAID FOR
Interest	$8,587	1,172	9,759
Income taxes	76	127	203
NONCASH ITEMS
Transfer to securities from loans	9,342	—	9,342
Transfer to other assets from securities	1,335	—	1,335
Transfer to other assets from loans, net	7,901	—	7,901
Issuance of common stock for purchase accounting merger	$—	34	34

(a)	“FUNB” refers to First Union National Bank.

See accompanying Independent Auditors’ Report on Supplementary Consolidating Financial Information.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including June 29, 2003 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

12,000,000

Series A Preferred Securities

Wachovia Preferred Funding Corp.

Wachovia Securities

A.G. Edwards & Sons, Inc.

Banc of America Securities LLC

Citigroup

Merrill Lynch & Co.

Morgan Stanley

Prudential Securities

UBS Warburg

Bear Stearns & Co. Inc.

Credit Suisse First Boston

Goldman, Sachs & Co.

JPMorgan

Lehman Brothers

RBC Dain Rauscher

U.S. Bancorp Piper Jaffray

Wells Fargo Investment Services, LLC

        June 4, 2003